As filed with the U.S. Securities and Exchange Commission on December 8, 2022.

Registration No. 333-266742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Felicitex Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	80-0815393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27 Strathmore Road

Natick, MA 01760

(919) 213-0025

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maria Vilenchik

Chief Executive Officer

27 Strathmore Road

Natick, MA 01760

(919) 213-0025

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Matthew W. Mamak, Esq. Alston & Bird LLP 90 Park Avenue New York, NY 10016 (212) 210-1256

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated DECEMBER 8, 2022

Felicitex Therapeutics Inc.

2,480,000 Units

Each Unit Consisting of One Share of Common Stock and Two Warrants Each to Purchase One Share of Common Stock

This is our initial public offering. We are offering 2,480,000 units, each unit consisting of one share of common stock, par value $0.0001 per share, and two warrants each to purchase one share of common stock. We estimate that the initial public offering price will be $6.25 per unit. Each share of common stock is being sold together with two warrants each to purchase one share of common stock. Each whole share exercisable pursuant to the warrants will have an exercise price per share equal to the initial public offering price. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The units will not be certificated. The shares of common stock and related warrants are immediately separable and will be issued separately but must be purchased together as a unit in this offering.

Currently, there is no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market, under the symbol “FLCT” and our warrants under the symbol “FLCTW.” The closing of this offering is contingent on the final approval of our Nasdaq listing application. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq.

Our key officers and directors will own approximately 59% of our outstanding common stock following this offering, or approximately 57% if the underwriters exercise the over-allotment option in full. As a result, they may have the ability to approve all matters submitted to our shareholders for approval.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our shares of common stock and the warrants (collectively, “securities”) involves a high degree of risk. See the section of this prospectus entitled “Risk Factors” beginning on page 10 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any state securities commission has approved or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Felicitex Therapeutics Inc. (2)	$	$

(1)	Does not include the following additional compensation payable to the underwriters: we have agreed to pay the representative of the underwriters Aegis Capital Corp. (“Aegis” or the “representative”) a non-accountable expense allowance equal to one percent (1%) of the total proceeds raised and to reimburse the underwriters for certain expenses incurred relating to this offering. In addition, we will issue to Aegis warrants to purchase in the aggregate the number of shares of our common stock equal to eight percent (8%) of the number of shares sold in this offering (excluding shares that may be issued under the over-allotment option). The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrants. See also “Underwriting” for a description of compensation and other items of value payable to the underwriters.
(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) underwriters’ over-allotment option (if any) we have granted to the underwriters as described below; (ii) warrants to be issued to the representative of the underwriters, or the representative’s warrants; or (iii) warrants that are included in the units.

We have granted a 45-day-option to the underwriters to purchase up to an additional 372,000 shares of our common stock and/or up to 744,000 over-allotment warrants (equal to 15% of the shares of common stock and warrants underlying the units sold in the offering) in any combination thereof, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts.

On the date that is 90 calendar days immediately following the initial issuance date of the warrants, the exercise price of all warrants purchased in this offering will adjust to be equal to the greater of (a) 50% of the Initial Exercise Price of the Warrants on the issuance date, that is, the reset floor price or (b) 100% of the lowest volume weighted average price per share occurring during the 90 calendar days following the issuance date of the warrants, or the Reset Price, provided that such value is less than the exercise price in effect on that date. The lowest Reset Price is $3.125, which is the same as the reset floor price, or $3.125, based on an assumed public offering price of $6.25 per unit, the midpoint of the price range of the units.

The Company may also choose to lower the exercise price of the warrants at its option at any time during the life of the warrants.

The underwriters are offering the units for sale on a firm commitment basis. The underwriters expect to deliver the units to the purchasers on or about             , 2022.

AEGIS CAPITAL CORP.

, 2022

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriter have authorized anyone to provide you with different information, and neither we nor the underwriter take responsibility for any other information others may give you. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of our units. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering, or the possession or distribution of this prospectus, in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of common stock and the distribution of this prospectus outside the United States.

Through and including               , 2022 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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Industry and Market Data

We are responsible for the information contained in this prospectus. This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus involve risks and uncertainties that are subject to change based on various factors, including the COVID-19 pandemic and those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

Trademarks and Tradenames

We own certain U.S. federal and/or unregistered trademarks. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols “®” and “™”, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their right thereto.

About this Prospectus

In this prospectus, unless the context suggests otherwise, references to “Felicitex Therapeutics,” “Felicitex,” the “Company,” “we,” “us” and “our” refer to Felicitex Therapeutics Inc., and its subsidiary UAB Felicitex Therapeutics, which is a variable interest entity, or VIE, organized as a Lithuanian limited liability company, and the term “common stock” refers to the common stock, par value $0.0001 per share, of Felicitex Therapeutics Inc., a Delaware corporation. The financial information included herein is presented in United States dollars, or U.S. Dollars, the functional currency of our company.

This prospectus describes the specific details regarding this offering, the terms and conditions of the securities being offered hereby, and the risks of investing in our securities. You should read this prospectus, any free writing prospectus and the additional information about us described in the section entitled “Where You Can Find More Information” before making your investment decision.

Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our securities. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our securities.

GLOSSARY OF PHARMACEUTICAL TERMS

The following is a glossary of certain pharmaceutical terms that are used in this prospectus.

acquired resistance mechanisms	Acquired resistance mechanisms occur when a particular microorganism obtains the ability to resist the activity of an antimicrobial agent, to which it was previously susceptible.
ALL	Acute lymphocytic leukemia is a type of cancer of the blood and bone marrow.
ADMET properties	The absorption, distribution, metabolism, excretion, and toxicity (ADMET) properties of chemicals.
Affordable Care Act	The Patient Protection and Affordable Care Act, as amended.
AKS	The federal Anti-Kickback Statute, a criminal law that prohibits the knowing and willful payment of “remuneration,” directly or indirectly, in cash or in kind, to induce or reward patient referrals or the generation of business involving any item or service payable by the Federal health care programs (e.g., drugs, supplies, or health care services for Medicare or Medicaid patients).
animal xenograft model	One of the most widely used models; these are mouse models involving the direct transfer of fresh human tumor samples into immunodeficient mice following surgical resection or other medical operations. Mouse xenograft animal models are used to assess the efficacy of medicines before they are tested in clinical trials.
anti-angiogenesis therapy	Therapy drugs that are treatments that stop tumors from growing their own blood vessels.
antibody drugs	Antibody drugs, as well as other biologicals, are usually designed to minimize undesired responses, by the immune system of the patient, against the drug.
bioavailable	The ability of a drug to be absorbed and used by the body.
biologic	Biologics, or biological medications, are developed from blood, proteins, viruses, and living organisms and are used to prevent, treat, and cure human disease.
biopharmaceutical	Any pharmaceutical drug product manufactured in, extracted from, or semi-synthesized from biological sources.
blood-brain-barrier	A semipermeable barrier formed by cells lining the blood capillaries that supply the brain and other parts of the central nervous system.
breakthrough therapy	Breakthrough Therapy designation is a process, granted by the FDA, designed to expedite the development and review of drugs that are intended to treat a serious condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapy on a clinically significant endpoint(s).
cancer	A disease in which abnormal cells divide uncontrollably and destroy body tissue.
cancer cell quiescence	Cellular quiescence (G0) is a sleep-like cellular state that allows cells to maintain the ability to re-enter and exit the proliferative cycle.
carcinogenicity	Ability or tendency to produce cancer.
cellular dormancy	Occurs when tumor cells reversibly exit the cell cycle but remain capable of re-initiating tumor growth.
cGMP	Current Good Manufacturing Processes, which are the standards mandated by the FDA to assure the proper design, monitoring and control of manufacturing processes and facilities in connection with the production of pharmaceuticals.
chemotherapy	The treatment of disease by the use of chemical substances, especially the treatment of cancer by cytotoxic and other drugs.

clinical trials	Clinical trials are a type of research that studies new tests and treatments and evaluates their effects on human health outcomes.
CMC	Chemistry, Manufacturing and Control, refers to the various procedures used to assess the physical and chemical characteristics of drug products, and to ensure their quality and consistency during manufacturing.
colorectal	Relating to or affecting the colon and the rectum.
compound	A chemical compound is a chemical substance composed of many identical molecules composed of atoms from more than one element held together by chemical bonds.
CROs	Contract Research Organizations, are organizations contracted by another company to take the lead in managing that company’s clinical trials and complex medical testing responsibilities.
deregulation of the cell cycle	The deregulation of the cell cycle is one of the hallmarks of cancer, where cell cycle proteins are mostly unregulated.
dormant cancer cells	Dormancy is a stage in cancer progression where the cells cease dividing but survive while waiting for appropriate environmental conditions to begin proliferation again.
DYRK	A dual specificity protein kinase. There are variations of DYRK: DYRK1A and DYRK1B.
EC	Ethics committees, or similar institutional mechanisms, assist in addressing ethical issues that arise in patient care and facilitate sound decision making that respects participants’ values, concerns, and interests.
Efficacy	The ability to produce a desired or intended result.
EGFR	An Epidermal Growth Factor Receptor, a receptor protein which spans the cell membrane so that one end of the protein remains inside the cell and the other end projects from the outer surface of the cell.
EMA	The European Medicines Agency is an agency of the European Union in charge of the evaluation and supervision of medicinal products.
FDA	The U.S. Food and Drug Administration.
First line therapies	A therapeutic approach that is often part of a standard set of treatments, such as surgery followed by chemotherapy and radiation. When used by itself, first-line therapy is the treatment accepted as the best therapy.
Generics	Generic medicines work in the same way and provide the same clinical benefit and risks as their brand-name counterparts.
Glioblastoma	A malignant tumor affecting the brain or spine.
GBM	Glioblastoma multiforme is the most aggressive of the gliomas, a collection of tumors arising from glia or their precursors within the central nervous system.
GCP	Good clinical practice (GCP) is an international ethical and scientific quality standard for designing, conducting, recording, and reporting trials that involve human subjects which governments can transpose into regulations for clinical trials involving human subjects.
GLP	Good Laboratory Practices (GLP) refer to a set of principles intended to ensure quality and integrity of non-clinical studies and the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, archived and reported.
Hematological	The branch of medicine that deals with the diagnosis and treatment of diseases of the blood and bone marrow.
Hematopoietic	Relating to or involved in the formation of blood cells.
Heterogeneous	Consisting of dissimilar or diverse ingredients or constituents.

HHS	The U.S. Department of Health and Human Services.
HIPAA	The Health Insurance Portability and Accountability Act of 1996, as amended.
HITECH	The Health Information Technology for Economic and Clinical Health Act of 2009.
Hormone therapy	Hormone therapy is a treatment that slows or stops the growth of breast and prostate cancers that use hormones to grow.
Hypoxia/hypoxic	A deficiency in the amount of oxygen reaching the tissues.
IMM	Referring to irreversible morbidity or mortality.
Immune-mediated diseases	Immune mediated diseases (IMIDs) are a group of autoimmune inflammatory disorders characterized by an alteration in cellular homeostasis.
Immune-oncology	Immuno-oncology is the study and development of treatments that take advantage of the body’s immune system to fight cancer.
In vitro	A process performed or taking place in a test tube, culture dish, or elsewhere outside a living organism.
In vivo	A process performed or taking place in a living organism.
IND	An Investigational New Drug Application (IND) is a request from a clinical study sponsor to obtain authorization from the Food and Drug Administration (FDA) to administer an investigational drug or biological product to humans.
Inhibitor(s)	A substance which slows down or prevents a particular chemical reaction or other process, or which reduces the activity of a particular reactant, catalyst, or enzyme.
IRB	The Institutional Review Board is an administrative body established to protect the rights and welfare of human research subjects recruited to participate in research activities conducted under the auspices of the institution with which it is affiliated. The IRB is tasked with reviewing clinical trial protocols and informed consent information for patients in clinical trials for the FDA.
IMM	Referring to irreversible morbidity or mortality.
Kinases	Any of the various enzymes that catalyze the transfer of phosphate groups from a high-energy phosphate-containing molecule (such as ATP) to a substrate.
KRAS	The Kirsten rat sarcoma virus.
Liquid tumors	Cancers present in body fluids (the blood and bone marrow), that are detectable by blood laboratory tests.
MAPK pathway	The mitogen-activated protein kinase (MAPK) pathway plays a role in the regulation of gene expression, cellular growth, and survival.
Mechanistic diversity	Relating to cellular signaling pathways that may be extremely different in normal healthy cells compared to cancerous cells.
Medicare	Medicare is a federal health insurance program for people 65 or older, as well as some younger people with disabilities or end-stage renal disease (ESRD).
Medicaid	Medicaid is a federal and state program that provides health coverage to millions of Americans, including eligible low-income adults, children, pregnant women, elderly adults, and people with disabilities.
MEK	Mitogen-activated protein kinase, or MEK, is a kinase enzyme that adds a phosphate group to mitogen (cells that a small bioactive protein or peptide that induces a cell to begin cell division) activated protein kinases.
Metabolic state	The metabolic state of a cell includes a balance between its energetic demands and its biosynthetic requirements to support cellular function.
Metabolism	The chemical processes that occur within a living organism to maintain life.

v

Metastasis	The development of secondary malignant growths at a distance from a primary site of cancer.
Microanatomical structure	Microanatomy, also called histology, is the microscopic study of tissue structure.
Mitosis	A type of cell division that results in two daughter cells each having the same number and kind of chromosomes as the parent nucleus, typical of ordinary tissue growth.
Mutant	A mutant is an organism or a new genetic character arising or resulting from an alteration of the DNA sequence of the genome or chromosome of an organism.
NDA	A new drug application to permit the sale and marketing of a new drug in the United States.
Neurological	Relating to the anatomy, functions, and organic disorders of nerves and the nervous system, including the brain, nerves found throughout the human body and the spinal cord.
Neuroscience	Any or all of the sciences, such as neurochemistry and experimental psychology, which deal with the structure or function of the nervous system and brain.
NHP	A non-human primate means any nonhuman member of the highest order of mammals including prosimians, monkeys, and apes.
NSCLC

Non-small cell lung cancer is a group of lung cancers that behave similarly, such as squamous cell carcinoma and adenocarcinoma. Symptoms of this cancer include a cough, shortness of breath, weight loss, or coughing up blood.

oncology	Oncology is the study of cancer.
orally	By means of or through the mouth.
orphan drug	A pharmaceutical intended for the treatment, prevention or diagnosis of a rare disease or condition, which is one that (1) affects less than 200,000 persons in the U.S; or (2) affects more than 200,000 persons in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for such disease or condition will be recovered from sales in the United States of such drug.
osteosarcoma	A type of bone cancer that begins in the cells that form bones.
ovarian	Relating to an ovary or the ovaries, a part of the female reproductive system.
pancreatic	Relating to the pancreas, the organ in the body that produces insulin.
PDUFA	The Prescription Drug User Fee Act.
PPACA	The Patient Protection and Affordable Health Care Act.
pharmacological quiescence	This relates to drugs keeping cells in a reversible state of non-dividing (G0) or temporarily preventing the cells from entering a state of cellular division.
Phase 1/2 development

Phase 1 studies are the initial introduction of an investigational drug in humans. Phase 1 studies are closely monitored and are used to gather information about how a drug interacts with the human body. In Phase 2 studies, researchers administer the drug to a group of patients, up to several hundred people, with the disease or condition for which the drug is being developed. Phase 2 studies are also used to determine the common short-term side effects and risks associated with the drug.

Phase 1b/2a trial

Phase 1b/2a trial means a human clinical trial of a product for any indication that (a) is intended for dose exploration, examination of pharmacological or clinical activity (including dose response, dose escalation, duration of effect or kinetic/dynamic relationship assessments) and preliminary determination of efficacy and safety in the target patient population, and (b) contains a sufficient number of well characterized and clinically uniform subjects for the applicable indication using a pre-specified and uniform dose.

Phase 3 clinical trial	Phase 3 trials are expanded controlled and uncontrolled trials in which researchers administer the drug to a group of patients, from several hundred to several thousand individuals, with the disease or condition for which the drug is being developed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. The study may last for multiple years.
phenotype	The set of observable characteristics of an individual resulting from the interaction of its genotype with the environment.
Physician Payments Sunshine Act	The Physician Payments Sunshine Act is a 2010 United States healthcare law that requires the disclosure of financial relationships between health care providers and pharmaceutical manufacturers.
PK	The physicochemical properties, the physical and chemical properties of a substance.

placebo effect	A beneficial effect produced by a placebo drug or treatment, which cannot be attributed to the properties of the placebo, itself, and must therefore be due to the patient’s belief in that treatment.
PLK1	Polo-like kinase 1, an enzyme that in humans is encoded by the PLK1 gene.
preclinical	A stage of research that begins before clinical trials.
proliferating cancer cell	A quickly dividing cancer cell that copies its DNA and divides into 2 cells.
prostate	The prostate is a walnut-sized gland in the male reproductive system.
radiation therapy	A cancer treatment that uses high doses of radiation to kill cancer cells and shrink tumors.
REMS	A Risk Evaluation and Mitigation Strategy (REMS) is a drug safety program that the FDA can require for certain medications with serious safety concerns to help ensure the benefits of the medication outweigh its risks.
second line therapies	Treatment for a disease or condition after the initial treatment (first-line treatment) has failed, stopped working, or has side effects that aren’t tolerated.
small molecules	Low molecular weight molecules that include lipids, monosaccharides, second messengers, other natural products and metabolites, as well as drugs.
solid tumors	Solid tumors contain abnormal and heterotypic cells that communicate through tight and gap junctions. Unlike liquid tumors, as the cells multiply, they form a “mass” called a solid tumor and usually do not contain pockets of fluid, pus, air, or other substances.
targeted drug therapy	A type of cancer treatment that uses drugs or other substances to precisely identify and attack certain types of cancer cells.
taxane family	Taxanes comprise some of the most widely used cancer chemotherapeutic agents. This drug family is commonly used to treat breast, prostate, and lung cancers.
third line therapies	A therapeutic approach adopted after the failure of the first- and second- line therapies.
third-party clinical investigators	A clinical investigator conducts research that contributes to generalizable knowledge while protecting the rights and welfare of human participants, but not related to the Company.
tissue	A group of cells that have similar structure and that function together as a unit.
toxicity	The degree to which a substance (a toxin or poison) can harm humans or animals.
toxicology	The branch of science concerned with the nature, effects, and detection of poisons.
transcription	Transcription is the process by which the information in a strand of DNA is copied into a new molecule of messenger RNA (mRNA).
translation	Translation refers to the process of creating proteins from an mRNA template.
tumor hypoxia	A situation where tumor cells have been deprived of oxygen.
tumor-targeted small molecules	A drug or series of drugs that target tumors.
Type I Diabetes	A chronic condition in which the pancreas produces little or no insulin.
vinca alkaloids	A set of anti-mitotic and anti-microtubule alkaloid agents originally derived from the periwinkle plant and other vinca plants.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a retroactive basis to reflect a reverse stock split of our outstanding common stock at a ratio of one-for-9.08 (1 for 9.08) which was implemented on August 22, 2022.

Our Company

Overview

We are a preclinical oncology drug development company focused on developing therapies targeting dormant and active cancer cells. We have designed and patented small molecules and related methods to selectively disrupt dormant cancer cells in a manner that is specific to the disease and tissue context. This approach is lethal to cancer cells that rely on deregulation of the cell cycle for survival and has been shown to lead to the reversal of acquired resistance mechanisms. Our drug candidates are intended to be effective across a broad range of solid tumors and hematological cancers. We target a high unmet need in large oncology markets including non-small cell lung cancer, or NSCLC, glioblastoma multiforme, or GBM, ovarian, prostate, colorectal, pancreatic cancers, and acute lymphoblastic leukemia, or ALL.

We have established what we believe to be a unique drug discovery platform, utilizing simultaneous identification of novel targets and corresponding specific small molecule inhibitors, that, we hope, will enable us to expand our drug candidate pipeline in a way that will be faster than possible with other current methodologies. We cannot guarantee, of course, that we will be successful in discovering or advancing new product candidates in a rapid manner, if at all. We have a strong IP position that is continuously growing, and we have a cost-effective development strategy drawing on a network of top-notch U.S.-based and international collaborators, each a recognized leader in their respective areas of expertise.

Our Opportunity

As an oncology drug development company, we are at the forefront of one of the most promising areas - dormant cancers. These cancers are responsible for resistance, metastasis, and recurrence. We are developing treatments that target both dormant and proliferating cancers to improve the effectiveness and long-term outcomes of treatments for the deadliest and most therapy resistant liquid and solid tumors: hematopoietic, ovarian, pancreatic, colorectal, osteosarcoma, glioblastoma, and lung.

A challenge for durable cancer treatment is the extreme mechanistic diversity and adaptive capacity of tumors within and among cancer patients. For any given drug, the benefit is increasingly limited by the subtype of disease and by the rapid emergence of drug resistance. Our goal is to deliver a broadly active and durable therapy by targeting vulnerabilities in dormant cancer cells. The therapeutic strategy is to use our molecules alone or in combinations with either marketed or clinical stage drugs, each combination representing a potential opportunity for partnering or licensing. The goal is to increase the patient response rate, quality of life and overall survival rate towards 100% and minimize the side effects and cost of treatments by reducing the overall amount of drug required and sequential rounds of treatments.

Our current internal pipeline development activities are focused on the small molecules inhibitors of the dual specificity tyrosine phosphorylation-regulated protein kinase, or DYRK, family of kinases. Our molecules pre-clinically have shown a high level of synergy with a spectrum of approved oncology therapeutics, including both drugs with significant patent protection (such as epidermal growth factor receptor, or EGFR, inhibitors, Kirsten rat sarcoma virus, or KRAS, inhibitors, mitogen-activated protein kinase, or MEK, inhibitors, and polo-like kinase 1, or PLK1, inhibitors), and drugs with expiring patent protection, specifically the taxane family and vinca alkaloids.

Our mechanism of action is unique. We believe that acquired resistance is a major issue for targeted therapies (mutant KRAS, MEK, EGFR inhibitors) including immuno-oncology agents, and that cancer cell dormancy is a key driver of developing acquired resistance and a pro-survival mechanism of cancer. In addition, DYRK1 kinase plays a major role in dormancy specific to cancer cells. Accordingly, we are developing small molecule inhibitors specific and selective for DYRK1 kinase. Our FX-9847 and FX-1610 product candidates inhibit tumor growth and metastasis in animal models.

Our Products and Services

To date, our business development efforts have consisted of working to discover and identify new therapeutic compounds through our own proprietary drug discovery platform and in collaboration with third parties, and in advancing what we believe to be the most promising of these compounds through preliminary characterization, validation and efficacy studies, both in vitro and in vivo. We have not obtained regulatory approval for any of our drug candidates and none has yet entered Phase I clinical trials.

We have created a pipeline of therapeutic compounds focused primarily on oncology indications of high unmet medical need. Our three most advanced product candidates are listed below:

●	FX-1610, a small molecule inhibitor of DYRK1A and DYRK1B kinases (not orally bioavailable), is our compound being developed for pediatric leukemia - Acute Lymphoblastic Leukemia (ALL), an orphan drug indication of high unmet medical need. We expect to file an Investigational New Drug, or IND, application for FX-1610 during the first half of 2023.

●	FX-7742 is our compound being developed for solid tumor indications including NSCLC and colorectal cancer with mutations in EGFR (such as T790M) and KRAS (such as G12C). We are targeting an IND submission for FX-7742 for NSCLC and/or other solid tumors with EGFR and KRAS mutations in the first half of 2023.

●	FX-9847 is our compound being developed for solid tumor indications as a back-up to FX-7742, if FX-7742 fails safety testing. We expect to file an IND for FX-9847 in the second half of 2023, if we replace FX-7742 with FX-9847, or otherwise in the first half of 2024 assuming the required funds are available for this IND at that time.

We are currently developing the chemistry, manufacturing and control (CMC) and formulation and qualifying the safety profiles of FX-1610, FX-7742 and FX-9847 to comply with current regulatory requirements. We are undertaking the characterization and validation of these product candidates prior to entering non-human primate (NHP) preclinical toxicology studies for further refining safety, formulation, dosing and scheduling regimen parameters in advance of a Phase 1b/2a trials in humans. Assuming completion of the work described immediately above and following the completion of pre-IND enabling studies which we would undertake assuming the successful completion of this offering (which we cannot guarantee), we expect to file INDs for FX-1610 and FX-7742 in the first half of 2023. If we need to substitute FX-9847 for FX-7742, if FX-7742 fails safety studies, we would expect to be ready to file an IND for FX-9847 in the fourth quarter of 2023.

In addition, we are working to expand our pipeline through the identification and development of new dormancy targets.

Our Competitive Strengths

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary drugs. Our unique knowledge, experience, and scientific resources focuses on a strategy that provides us with competitive advantages. Nevertheless, the market for oncology products is very competitive, changes rapidly, and welcomes the advent of new technology quickly.

We believe that we can be a leader in the discovery, development, and commercialization of cancer dormancy targeted drugs due to the following key strengths:

●	Therapies against dormant cancer cells. Our patented small molecules and related methods selectively disrupt cancer cells once they enter the dormant state in a manner that is specific to the disease and tissue context. Our drug candidates are intended to be effective across a broad range of solid tumors and liquid hematological cancers. We believe we can develop multiple profitable therapies based on the significant demand for such treatments.

●	Cost-effective and professional research, development and manufacturing strategy. Our network of top-notch U.S.-based and international collaborators, each a recognized leader in their respective areas of expertise, helps us reduce the initial costs related to, and accelerate the timeline towards, the development and deployment of medical breakthrough therapies.

●	Seasoned and accomplished management. Our management team members are leaders in drug discovery. Our officers have led drug discovery programs at Hoffman-La Roche and Memorial Sloan Kettering Cancer Center, authored more than 20 publications in peer reviewed journals, developed eight patents, have many years of pharmaceutical industry experience, and have experience collaborating with a broad array of biopharmaceutical companies. We also have more than two decades of business management experience in the pharmaceutical and biotechnology fields. Our board of directors and scientific advisors includes the Head of Developmental Therapeutics at Memorial Sloan-Kettering Cancer Center and Professor of Pharmacology, Cell Biology and Medicine at Cornell University Medical School, and all of our directors have more than 20 years of experience in the biotechnology/pharmaceutical industries. Our officers and directors have advanced medical and business degrees from leading world universities.

Our Growth Strategies

Our mission is to develop novel treatments for dormant cancers: targeting cancer resistance, metastasis, and relapse.

Our primary objective is to advance our pipeline and leverage our therapeutic platform to become a leader in the discovery, development, and commercialization of cancer dormancy targeted drugs. We intend to seek approval of our product candidates as first line cancer therapies to be used in combination with other first line cancer therapy drugs. The strategies of the Company to achieve this objective, while increasing value for our shareholders, will include the following steps:

●	Execute DYRK program advancement. Preparation is underway to submit an Investigational New Drug application, or IND, for FX-1610, for liquid tumor ALL indications, followed by FX-7742, for solid tumor oncology indications, both in 2023. If FX-7742 fails safety studies in animals, we intend to substitute FX-7742 with FX-9847, an advanced small molecule compound being developed for solid tumors indications although not orally bioavailable.

Our goal is to advance two discovery assets per year into preclinical development. Assuming we raise the maximum amount in this offering (an assumption which we cannot guarantee), we expect to have sufficient funds for approximately the next 20 to 24 months to advance two product candidates, FX-1610 and FX-7742 (or FX-9847), through the IND enabling stage and filing process up to Phase 1b/2a clinical studies. We expect that we will need additional funds to begin Phase 1b/2a clinical studies for FX-1610 and FX-7742 (or FX-9847), to advance our additional pipeline prospective product candidates into the pre-IND enabling stage in 2023 or 2024, and to begin to disclose additional discovery assets on an annual basis. There can be no assurances, however, that we will be able to raise these needed additional funds on terms acceptable to us, if at all.

●	Implement accelerated breakthrough therapy regulatory strategy. We believe that our assets are differentiated and represent potential breakthroughs in biopharmaceutical drug development. We will endeavor to seek breakthrough therapy designation (discussed below) for each of our drug candidates with regulatory agencies, which could potentially lead to accelerated clinical development timelines. In addition, we will be seeking orphan drug designation for our FX-1610 drug candidate for pediatric ALL, which is identified as an orphan disease by the FDA.

●	Pursue pipeline licensing opportunities. We are pursuing opportunities with leading biopharmaceutical companies for the development and commercialization of our pipeline assets.

●	Leverage research, collaboration and IP licensing agreements with leading institutions. We have, or have had, research and collaboration programs with several biotechnology companies. These collaborations allow us to accelerate our research program toward the discovery and development of breakthrough therapies based on the combined data and research resources of our program collaborators and our patented and potentially patentable cancer therapies. These companies include Ryvu, a Polish integrated drug research services company, and Équilibre Biopharmaceuticals, a New York-based breakthrough neurological therapeutics company. Our collaboration partners also include Memorial Sloan Kettering Cancer Center, one of the world’s premier cancer centers, and Whitehead Institute for Biomedical Research.

The success of our growth strategy will be contingent, among other things, on the successful completion of this offering and on our ability to raise additional funds in the future for the further advancement of the two product candidates, whose pre-IND enabling studies we expect to fund with the proceeds of this offering, and our other pipeline candidates. Considering our history of net losses, our accumulated deficit as of September 30, 2022 of $7,906,296 the fact that we have not, and will not in the foreseeable future, generate any revenues or operational cash flow and the fact that we will have to rely on our ability to raise additional capital to further the development of our product candidates and continue our business operations, we can provide no assurance that we will be successful in executing any of our growth strategies as listed above.

COVID-19 Pandemic

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. As a result, the COVID-19 pandemic may affect the operations of the FDA and other health authorities, including such authorities in Europe, which could result in delays of reviews and approvals. While there have been no specific notices of delay from federal or foreign government authorities, potential interruptions, delays, or changes to the operations of the FDA, or of any foreign authority with which we might interact, might impact the approval of any applications we plan and will need to file in the future.

As in many other industries, we believe that the COVID-19 pandemic has weakened many oncology drug development companies and their suppliers. We believe that we have fully complied with all state and local requirements relating to COVID-19. We have undertaken various measures in an effort to mitigate the spread of COVID-19, including encouraging employees to work remotely if possible. However, we have not developed any further COVID-19 contingency plans to address the potential challenges and risks presented by this pandemic. If we were to prepare such plans, there could be no assurance that they would be effective in mitigating the effects of the COVID-19 virus.

In addition, we are dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill our orders is critical to our business success. The COVID-19 pandemic has impacted and may continue to impact certain of our manufacturers and suppliers. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of contract manufacturers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us or our subcontractors to make further adjustments to our operations in order to comply with any such restrictions. We or our subcontractors may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees or employees of our subcontractors were to be tested positive for having COVID-19, which could require quarantine of some or all such employees or closure of our or their facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, the emergence of new strains of the virus and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

For a further discussion of the impact of the COVID-19 pandemic on our business, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Impact of COVID-19 Pandemic”.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act,”) which would occur if the market value of our securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Corporate Information

The Company was incorporated in the State of Delaware on May 4, 2012.

Our principal executive offices are located at 27 Strathmore Road, Natick, MA 01760 and our telephone number is (919) 213-0025. We maintain a website at https://www.felicitex.com/. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Shares being offered:	$15,500,000 of units (or $17,825,000 of units if the underwriters exercise the over-allotment option to purchase additional units in full), each unit consisting of one share of common stock and two warrants each to purchase one share of common stock at an exercise price equal to the initial public offering price, which will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares and warrants that are part of the units are immediately separable and will be issued separately in this offering.

Offering price:	We estimate that the initial public offering price will be $6.25 per share.

Common stock offered by us:	Up to 2,480,000 shares of common stock (estimated public offering price of $6.25 per unit).

Warrants offered by us:

Up to 4,960,000 warrants to purchase up to 4,960,000 shares of common stock. Each share of common stock is being sold together with two warrants each to purchase one share of common stock. Each whole share exercisable pursuant to the warrants will have an initial exercise price per share equal to the initial public offering price, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Warrants may be exercised only for a whole number of shares. The shares of common stock and warrants are immediately separable and will be issued separately but must be purchased together in this offering as units. This prospectus also relates to the offering of the shares issuable upon exercise of the warrants.

Subject to certain exemptions outlined in the warrants, for two years from the date of issuance of the warrants, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of its common stock or convertible security, at an effective price per share less than the exercise price of the warrants then in effect, or a dilutive issuance, the exercise price of the warrants shall be reduced to equal the effective price per share in such dilutive issuance; provided, however, that in no event shall the exercise price of the warrants be reduced to an exercise price lower than 50% of the public offering price per unit in this offering, or the floor price.

On the date that is 90 calendar days immediately following the initial issuance date of the warrants, the exercise price of the warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) the floor price and (b) 100% of the lowest volume weighted average price per share of our common stock occurring during the 90 calendar days following the issuance date of the warrants. The lowest Reset Price is the same as the floor price, or $3.125, which is 50% of the offering price, based on an estimated public offering price of $6.25 per unit.

The Company may also choose to lower the exercise price of the warrants at its option at any time during the life of the warrants.

Holders of warrants will have the right to participate in certain subsequent offerings available to our stockholders, subject to certain limits as described in the warrants.

Shares outstanding after the offering:	6,935,999 shares of common stock (or 7,307,999 shares if the underwriters exercise the over-allotment option in full).

Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares of common stock and/or warrants sold in the offering in any combination thereof, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts.

Representative’s warrants:	We have agreed to issue to the representative warrants to purchase a number of shares of common stock equal in the aggregate to 8% of the total number of shares issued in this offering (excluding shares that may be issued under the over-allotment option). The representative’s warrant will be exercisable at a per share exercise price equal to 125% of the public offering price per share of common stock sold in this offering. The representative’s warrant is exercisable at any time and from time to time, in whole or in part, during the four years and six months commencing six months after the closing of this offering and terminating on the fifth anniversary of the commencement date of sales in this offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of common stock issuable upon exercise of the representative’s warrant. See “Underwriting” for more information.

Use of proceeds:	We expect to receive net proceeds of approximately $13,327,000 from this offering (or approximately $15,372,750 if the underwriters exercise their over-allotment option in full), assuming an estimated initial public offering price of $6.25 per unit and no exercise of the underwriters’ over-allotment option, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds of this offering for research, product development, general and administrative expenses, and working capital and other corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our common stock and warrants.

Lock-up	We, all of our directors and officers and our shareholders holding at least 10% of the outstanding shares of our common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 12 months after the closing of this offering. See “Underwriting” for more information.

Proposed trading market and symbol	In connection with this offering, we have filed an application to list our shares of common stock under the symbol “FLCT” and our warrants under the symbol “FLCTW,” both on the Nasdaq Capital Market. We do not intend that the units trade and we will not apply for listing of the units on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the units will be limited. The closing of this offering is contingent upon the successful listing of our common stock and warrants on the Nasdaq Capital Market.

The number of shares of common stock outstanding immediately following this offering is based on 4,455,999 shares outstanding as of September 30, 2022, after giving effect to a reverse share split effected on August 22, 2022 at a ratio of 1-for-9.08 and excludes:

●	1,018,147 total shares of common stock issuable upon the exercise of options which we granted to our officers, directors, and employees under the 2012 Plan (as defined below).

●	96,117 total shares of common stock issuable upon the exercise of options which we granted to our officers, directors, and employees under the 2022 Plan (as defined below).

●	221,360 total shares of common stock issuable upon the conversion of a convertible promissory note which we issued to our Chairman;

●	729,874 additional shares of common stock that are reserved for issuance under the 2022 Plan;

●	123,735 shares of common stock issuable upon exercise of warrants issued to our Chairman;

●	up to 4,960,000 shares of common stock issuable upon exercise of warrants included in the units being offered in this offering;

●	up to 744,000 shares of common stock issuable upon the exercise of warrants that may be issued as a result of exercise of the representative’s over-allotment option;

●	up to 372,000 shares of common stock that may be issued as a result of exercise of the representative’s over-allotment option; and

●	up to 198,400 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data for the nine months ended September 30, 2022 and 2021 and fiscal years ended December 31, 2020 and 2021, are derived from our reviewed financial statements and our audited financial statements included elsewhere in this prospectus, respectively. All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Nine Months Ended September 30		Years Ended December 31,
Statement of Operations Data	2022	2021	2021	2020
Operating expenses	$1,543,109	$724,810	$1,409,691	$1,136,267
Operating loss	(1,543,109)	(724,810)	(1,409,691)	(1,136,267)
Other income (expense)	(303)	(83,850)	(219,348)	(117,901)
Net loss before provision for income tax	(1,543,412)	(808,660)	(1,629,039)	(1,254,168)
Income tax expense (benefit)	-	-	-	-
Net loss and comprehensive loss	(1,543,412)	(808,660)	(1,629,039)	(1,254,168)

Net loss per share attributable to the Company – basic and diluted	(0.35)	(0.18)	(0.39)	(0.22)

Weighted average common shares outstanding – basic and diluted	4,402,980	3,415,340	3,457,249	3,198,555

Balance Sheet Data	September 30, 2022	September 30, 2022, Pro Forma(1)	September 30, 2022 Pro Forma as Adjusted(2)	December 31, 2021
Cash	$ 20,699	$20,699	13,277,699	$10,362
Total current assets	55,699	55,699	13,312,699	10,362
Total assets	59,491	59,491	13,316,491	15,822
Total current liabilities	1,678,834	995,451	995,451	811,553
Total liabilities	1,678,834	995,451	995,451	811,553
Total deficit	(1,619,343)	(935,960)	12,321,040	(795,731)
Total liabilities and deficit	59,491	59,491	13,316,491	15,822

1.	on a pro forma basis to give effect to issuance of 221,360 shares of our common stock upon the conversion of outstanding loans provided by our Chairman.
2.

on a pro forma as adjusted basis to reflect the pro forma adjustments as described above and the sale of 2,480,000 shares by us in this offering at an estimated price to the public of $6.25 per share, resulting in net proceeds to us of $13,257,000 after deducting (i) underwriter commissions of $1,520,000 and (ii) our estimated other offering expenses of $723,000 (assuming no exercise of the over-allotment option).

Reverse Stock Split

On August 22, 2022, we implemented a one-for-nine and eight one-hundredths (1 for 9.08) reverse stock split of our outstanding common stock under Delaware law. As a result of the reverse stock split, the total of 40,460,420 issued and outstanding shares of our common stock prior to the reverse stock split was reduced to a total of 4,455,999, after rounding, issued and outstanding shares of our common stock. The purpose of the reverse stock split was to enhance our ability to achieve a share price for our shares of common stock consistent with the listing requirements of the Nasdaq Capital Market. The reverse stock split maintained our existing shareholders’ percentage ownership interests in our company.

Summary  of Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Limited Operating History and Our Financial Position

●	We are a preclinical oncology drug development company with a limited operating history. We have never generated any revenue from product sales and may never be profitable.

●	Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

●	We will require substantial funding to finance our operations, complete the development and any commercialization of our drug candidates and evaluate future drug candidates. If we are unable to raise funding when needed, we may be forced to delay, reduce or eliminate our product development programs or other operations.

Risks Related to Clinical Development and Commercialization of Our Product Candidates

●	Our product candidates and those of any collaborators will need to undergo preclinical and clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If preclinical or clinical trials of our or their product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA, the EMA and any other comparable regulatory authority, additional costs may be incurred or delays experienced in completing, the development of these product candidates, or their development may be abandoned.

●	We are very early in our development efforts and are substantially dependent on our lead, most advanced product candidates, FX-1610, a small molecule inhibitor in development for pediatric ALL, an orphan indication of high unmet medical need, and FX-7742, an orally bioavailable compound being developed for solid tumor indications, including non-small cell lung cancer, or NSCLC. If we are unable to advance our lead product candidates or any of our other product candidates through clinical development, obtain regulatory approval and ultimately commercialize our lead product candidates or any of our other product candidates, or experience significant delays in doing so, our business will be materially harmed.

●	Clinical drug development is a lengthy, expensive and uncertain process. The results of preclinical studies and early clinical trials are not always predictive of future results. Any drug candidate that we advance into clinical trials may not achieve favorable results in later clinical trials, if any, or receive marketing approval.

●	We have no experience as a company in conducting clinical trials.

●	If clinical trials of our drug candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or similar regulatory authorities outside the United States or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

●	Difficulty in enrolling patients could delay or prevent clinical trials of our product candidates. We may find it difficult to enroll patients in our clinical trials for FX-1610 and FX-7742 with pediatric leukemia - Acute Lymphoblastic Leukemia or non-small cell lung cancer and colorectal cancer, respectively, the types of cancers that FX-1610 and FX-7742 are designed to target.

●	Serious adverse events, undesirable side effects or toxicities, or other unexpected properties of our drug candidates could limit the commercial potential of such drug candidates.

●	The market opportunities for our product candidates may be relatively small as it will be limited to those patients who are ineligible for or have failed prior treatments and our estimates of the prevalence of our target patient populations may be inaccurate.

Risks Related to Manufacturing, Supply, and Our Relationships with Third Parties

●	We expect to depend on collaborations with third parties for certain research, development and commercialization activities, and if any such collaborations are not successful, it may harm our business and prospects.

●	We expect to rely on third parties to conduct, supervise and monitor our clinical trials and some aspects of our research and preclinical testing, and if those third parties do not successfully carry out their contractual duties, comply with regulatory requirements, or otherwise perform in a satisfactory manner, we may not be able to obtain regulatory approval or commercialize product candidates, or such approval or commercialization may be delayed, and our business may be substantially harmed.

●	Manufacturing our product candidates is complex and we may encounter difficulties in production. If we encounter such difficulties, our ability to provide supply of our product candidates for preclinical studies and clinical trials or for commercial purposes could be delayed or stopped.

●	We, or our third-party manufacturers, may be unable to successfully scale-up the manufacturing process for our drug candidates to provide sufficient quality and quantity, which would delay or prevent us from conducting clinical trials, developing our drug candidates and commercializing our drugs.

Risk Related to Sales, Marketing, and Competition

●	We currently have no marketing and sales organization and have no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if approved, we may not be able to generate product revenue.

●	Even if we obtain FDA approval of any of our drug candidates, we may never obtain approval or commercialize such products outside of the United States, which would limit our ability to realize their full market potential.

●	We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

Risks Related to Our Business Operations

●	We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

●	We expect to expand our development, regulatory and operational capabilities and, as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

●	Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

Risks Related to Our Intellectual Property

●	If we are unable to obtain and maintain sufficient intellectual property protection for our drug candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be adversely affected.

●	Issued patents covering our products and product candidates could be found invalid or unenforceable if challenged in court or in administrative proceedings. We may not be able to protect our trade secrets in court.

●	We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

●	Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

●	Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes thereto and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before you make an investment decision. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and prospects. As a result, the market price of our securities could decline, and you may lose all or part of your investment in our securities.

Risks related to Our Limited Operating History and Our Financial Position

We are a preclinical oncology drug development company with a limited operating history. We have never generated any revenue from product sales and may never be profitable.

We are developing small molecule drugs for the treatment of unmet medical needs in immune-mediated diseases. We are developing therapies targeting dormant and active cancer cells. We have a limited operating history that may make it difficult to evaluate the success of our business to date and to assess our future viability. In addition, oncology drug development is a highly speculative undertaking and involves a substantial degree of risk. Our operations have been limited to organizing and staffing our company, business planning, raising capital, identifying potential drug candidates, establishing licensing and partnering arrangements, undertaking various research and conducting preclinical studies.

We have not generated any revenue from product sales and have incurred cumulative net losses since we commenced operations. For the fiscal quarters ended September 30, 2022 and September 30, 2021, we recorded net losses of $1,543,412 and $808,660, respectively. As of September 30, 2022, we had an accumulated deficit of $7,906,296. We expect that it will be several years, if ever, before we have a drug candidate ready for commercialization. We expect to incur increasing levels of operating expenses, and continue to incur net operating losses, for the foreseeable future as we seek to advance our drug candidates. The net operating losses that we incur may fluctuate significantly from quarter to quarter and year to year.

To become and remain profitable, we must develop and eventually commercialize a product with significant product revenue. This will require us to be successful in a range of challenging activities, including, but not limited to:

●	continuing our research and development efforts and submit investigational new drug applications, or INDs, for our lead product candidates;

●	initiating and conducting the required preclinical studies and clinical trials of our current and future drug candidates;

●	submitting applications for and obtaining marketing approval for these drug candidates;

●	researching and discovering new drug candidates;

●	establishing a new sales and marketing presence for, or entering into a collaboration with respect to the sales and marketing of, these drug candidates;

●	establishing effective pricing, third-party coverage and reimbursement programs;

●	manufacturing, marketing and selling products for which we may obtain marketing approval and satisfying any post-marketing regulatory requirements;

●	entering into and maintaining successful collaborations with our strategic partners or future partners;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

●	implementing operational, financial and management systems and appropriate controls; and

●	attracting, hiring and retaining additional administrative, clinical, regulatory and scientific personnel.

These challenging activities will increase our operating expenses substantially. We may never succeed in these activities and, even if we succeed in commercializing one or more of our drug candidates, we may never generate revenues that are significant or large enough to achieve profitability. In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown challenges. Because of these numerous risks and uncertainties, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to generate product revenues or achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we will continue to incur substantial research and development and other expenditures to develop and market additional drug candidates. Our failure to become and remain profitable could decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

We have incurred recurring losses and negative cash flows from operations activities since inception and we expect to generate losses and negative cash flows from operations for the foreseeable future primarily due to research and development costs for our potential product candidates. As of September 30, 2022, we had cash of $20,699 and stockholders’ deficit of $(1,619,343). We believe our cash on September 30, 2022 is insufficient to fund our projected operations, but we have received a commitment to fund from our principal investor through December 31, 2022, or until such time the Company successfully raises capital from other investors, whichever occurs first. Substantial additional financing will be needed by us to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated and combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated and combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will require additional capital in the future through equity or debt financings, partnerships, collaborations, or other sources to carry out our planned development activities. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received. Various internal and external factors will affect whether and when our product candidates become approved for marketing and successful commercialization. The regulatory approval and market acceptance of our products candidates, length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the approval process will materially affect our financial condition and future operations.

Operations since inception have consisted primarily of organizing our company, securing financing, developing our technologies through performing research and development and conducting preclinical studies. We face risks associated with companies whose products are in development. These risks include the need for additional financing to complete our research and development, achieving our research and development objectives, defending our intellectual property rights, recruiting, and retaining skilled personnel, and dependence on key members of management.

Our ability to continue as a going concern is dependent on our ability to raise additional equity or debt capital. Should we be unable to raise sufficient additional capital, we may be required to undertake cost-cutting measures including delaying or discontinuing certain preclinical activities.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our preclinical and future clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials. These factors among others create a substantial doubt about our ability to continue as a going concern.

While the potential economic impact brought by, and the duration of, COVID-19, discussed further below, may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

We will require substantial funding to finance our operations, complete the development and any commercialization of our drug candidates and evaluate future drug candidates. If we are unable to raise funding when needed, we may be forced to delay, reduce or eliminate our product development programs or other operations.

We expect our expenses to increase in parallel with our ongoing activities, particularly as we continue our discovery and preclinical development activities to identify new product candidates and initiate clinical trials of, and seek marketing approval for, our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, upon the closing of this offering, we expect to incur significant additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. However, we have estimated our current additional funding needs based on assumptions that may prove to be wrong. Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. We cannot be certain that additional funding will be available on acceptable terms, or at all. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of public or private equity offerings, debt financings, governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our discovery and preclinical development programs or any future commercialization efforts.

As of September 30, 2022, our cash totaled $20,699. We believe that, based upon our current operating plan, our existing capital resources, together with the net proceeds from this offering will be sufficient to fund our anticipated operations for the next 20 to 24 months, including the Phase 1/2 development of FX-1610 and FX-7742. Our future capital requirements will depend on many factors, including:

●	the scope, progress, results and costs of discovery, preclinical development and clinical trials for our product candidates;

●	the extent to which we enter into collaboration arrangements with regard to product discovery or acquire or in-license products or technologies;

●	our ability to establish discovery collaborations on favorable terms, if at all;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the costs of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval; and

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, enforcing and protecting our intellectual property rights and defending intellectual property-related claims.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or cause us to relinquish valuable rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements or monetization transactions. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Any indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing shareholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships and alliances, licensing arrangements or monetization transactions with third parties, we may have to relinquish valuable rights to our technologies, or our product candidates, or grant licenses on terms unfavorable to us. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Failure to achieve and maintain effective internal controls could adversely affect our business and price of our securities.

Effective internal controls are necessary for us to provide reliable financial reports. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to the consolidated and combined financial statement preparation and presentation. While we continue to evaluate our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate internal control over financial reporting in the future. If we fail to maintain the adequacy of our internal controls or if we or our independent registered public accounting firm were to discover material weaknesses in our internal controls, as such standards are modified, supplemented or amended, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause us to be unable to produce reliable financial reports or prevent fraud. This may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our securities.

Risks Related to Clinical Development and Commercialization of Our Product Candidates

Our product candidates and those of any collaborators will need to undergo preclinical and clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If preclinical or clinical trials of our or their product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA, the EMA and any other comparable regulatory authority, additional costs may be incurred or delays experienced in completing the development of these product candidates, or their development may be abandoned.

The FDA in the United States, the EMA in the European Union and the European Economic Area, and other comparable regulatory authorities in other jurisdictions must approve new product candidates before they can be marketed, promoted or sold in those territories. We have not previously submitted an IND to the FDA or similar drug approval filings to comparable foreign regulatory authorities for any of our product candidates. We must provide these regulatory authorities with data from preclinical studies and clinical trials that demonstrate that our product candidates are safe and effective for a specific indication before they can be approved for commercial distribution. We cannot be certain that our clinical trials for our product candidates will be successful or that any of our product candidates will receive approval from the FDA, the EMA or any other comparable regulatory authority.

Preclinical studies and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. It may take several years and require significant expenditures to complete the preclinical studies and clinical trials necessary to commercialize a product candidate, and delays or failure are inherently unpredictable and can occur at any stage. We may also be required to conduct additional clinical trials or other testing of our product candidates beyond the trials and testing that we contemplate, which may lead to us incurring additional unplanned costs or result in delays in clinical development. In addition, we may be required to redesign or otherwise modify our plans with respect to an ongoing or planned clinical trial and changing the design of a clinical trial can be expensive and time consuming. An unfavorable outcome in one or more trials would be a major setback for our product candidates and for us. An unfavorable outcome in one or more trials may require us to delay, reduce the scope of or eliminate one or more product development programs, which could have a material adverse effect on our business, financial position, results of operations and future growth prospects.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing approval for our product candidates. The FDA, EMA or any other comparable regulatory authority may disagree with our clinical trial design and our interpretation of data from clinical trials or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

In connection with clinical trials of our product candidates, we face a number of risks, including risks that:

●	a product candidate is ineffective or inferior to existing approved products for the same indications;

●	a product candidate causes or is associated with unacceptable toxicity or has unacceptable side effects;

●	patients may die or suffer adverse effects for reasons that may or may not be related to the product candidate being tested;

●	the results may not confirm the positive results of earlier trials;

●	the results may not meet the level of statistical significance required by the FDA, the EMA or other relevant regulatory agencies to establish the safety and efficacy of our product candidates for continued trial or marketing approval; and

●	our collaborators may be unable or unwilling to perform under their contracts.

Furthermore, we sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies, clinical trials, the submission of regulatory filings or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, the receipt of marketing approval or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions, which may cause the timing of achievement of the milestones to vary considerably from our estimates. If we fail to achieve milestones in the timeframes we expect, the commercialization of our product candidates may be delayed, we may not be entitled to receive certain contractual payments, which could have a material adverse effect on our business, financial position, results of operations and future growth prospects.

We are very early in our development efforts and are substantially dependent on our most advanced, lead product candidates, FX-1610, our non-orally bioavailable small molecule inhibitor in development for pediatric ALL, and FX-7742, our orally bioavailable compound being developed for solid tumor indications, including non-small tumors. If we are unable to advance our lead product candidates or any of our other product candidates through clinical development, obtain regulatory approval and ultimately commercialize our lead product candidates or any of our other product candidates, or experience significant delays in doing so, our business will be materially harmed.

We are very early in our development efforts. All of our product candidates are still in preclinical development and have never been tested in human subjects. Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful clinical development and eventual commercialization of our FX-1610 and FX-7742 product candidates and one or more of our other product candidates. In addition, our drug development programs contemplate the development of companion diagnostics, which are assays or tests to identify an appropriate patient population. The success of our product candidates will depend on several factors, including the following:

●	successful completion of preclinical studies (specifically non-rodent animal toxicity);

●	approval of INDs for our planned clinical trials or future clinical trials;

●	successful initiation of clinical trials;

●	successful patient enrollment in and completion of clinical trials;

●	safety, tolerability and efficacy profiles for our product candidates that are satisfactory to the FDA or any foreign regulatory authority for marketing approval;

●	receipt of marketing approvals for our product candidates and any companion diagnostics from applicable regulatory authorities;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

●	making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our product candidates, if any product candidates are approved;

●	establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

●	acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

●	effectively competing with other cancer therapies;

●	obtaining and maintaining third-party coverage and adequate reimbursement; and

●	maintaining a continued acceptable safety profile of our products following approval.

There is no guarantee that the results obtained in current preclinical studies of FX-1610 and FX-7742 will be sufficient to obtain regulatory approval or marketing authorization for such product candidates. Negative results in the development of our lead product candidates may also impact our ability to obtain regulatory approval for our other product candidates, either at all or within anticipated timeframes because, although other product candidates may target different indications, there are certain similarities in the underlying technology platform for all of our product candidates. Accordingly, a failure in any one program may affect the ability to obtain regulatory approval to continue or conduct clinical programs for other product candidates

In addition, because we have limited financial and personnel resources and are placing significant focus on the development of our lead product candidates, we may forgo or delay pursuit of opportunities with other future product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and other future product candidates for specific indications may not yield any commercially viable future product candidates. If we do not accurately evaluate the commercial potential or target market for a particular future product candidate, we may relinquish valuable rights to those future product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.

Clinical drug development is a lengthy, expensive and uncertain process. The results of preclinical studies and early clinical trials are not always predictive of future results. Any drug candidate that we advance into clinical trials may not achieve favorable results in later clinical trials, if any, or receive marketing approval.

The research and development of drugs is an extremely risky industry. Only a small percentage of drug candidates that enter the development process ever receive marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive and can take many years to complete, and its outcome is uncertain.

The results of preclinical studies and completed clinical trials are not necessarily predictive of future results, and our current drug candidates may not be further developed or have favorable results in later studies or trials. Clinical trial failure may result from a multitude of factors including, but not limited to, flaws in study design, dose selection, placebo effect, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits. As such, failure in clinical trials can occur at any stage of testing. A number of companies in the biopharmaceutical industry have suffered setbacks in the advancement of their drug candidates into later stage clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding results in earlier preclinical studies or clinical trials. Based upon negative or inconclusive results, we may decide, or regulatory authorities may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from preclinical trials and clinical trials are susceptible to varying interpretations, and regulatory authorities may not interpret our data as favorably as we do, which may further delay, limit, or prevent development efforts, clinical trials or marketing approval. Furthermore, as more competing drug candidates within a particular class of drugs proceed through clinical development to regulatory review and approval, the amount and type of clinical data that may be required by regulatory authorities may increase or change.

We currently have two lead drug candidates in preclinical development, and their risk of failure is high. We are unable to predict if these drug candidates or any of our future drug candidates that advance into clinical trials will prove safe or effective in humans or will obtain marketing approval.

If we are unable to complete preclinical studies or clinical trials of current or future drug candidates, due to safety concerns, or if the results of these trials are not sufficient to convince regulatory authorities of their safety or efficacy, we will not be able to obtain marketing approval for commercialization. Even if we are able to obtain marketing approval for any of our drug candidates, those approvals may be for indications or dose levels that deviate from our desired approach or may contain other limitations that would adversely affect our ability to generate revenue from sales of those products. Additionally, patent rights are of limited duration, and patents protecting such drug candidates might expire before, or soon after, we obtain marketing approval leaving us open to competition from biosimilar or generic products. Moreover, if we are not able to differentiate our product against other approved products within the same class of drugs, or if any of the other circumstances described above occur, our business would be harmed and our ability to generate revenue from that class of drugs would be severely impaired.

Difficulty in enrolling patients could delay or prevent clinical trials of our product candidates. We may find it difficult to enroll patients in our clinical trials for FX-1610 and FX-7742 with pediatric leukemia - Acute Lymphoblastic Leukemia or non-small cell lung cancer and colorectal cancer, respectively, the types of cancers that FX-1610 and FX-7742 are designed to target.

Identifying and qualifying patients to participate in clinical studies of our product candidates is critical to our success. The timing of completion of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States.

In addition to the potentially small populations, the eligibility criteria of our planned clinical trials will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure to assure their disease is either severe enough or not too advanced to include them in a study. Additionally, the process of finding and diagnosing patients may prove costly. We also may not be able to identify, recruit and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, the proximity and availability of clinical study sites for prospective patients, and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential products may be delayed.

The enrollment of patients further depends on many factors, including:

●	the proximity of patients to clinical trial sites;

●	the design of the clinical trial;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	our ability to obtain and maintain patient consents;

●	reporting of the preliminary results of any of our clinical trials; and

●	the risk that patients enrolled in clinical trials will drop out of the clinical trials before clinical trial completion.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our clinical trials may instead opt to enroll in a clinical trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment and because most of our product candidates have not been tested in humans before, potential patients and their doctors may be inclined to use conventional therapies, rather than enroll patients in any future clinical trial.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented.

We have no experience as a company in conducting clinical trials.

We have no experience as a company in conducting clinical trials. In part because of this lack of experience, we cannot be certain that our ongoing preclinical studies will be completed on time or if the planned preclinical studies and clinical trials will begin or be completed on time, if at all. Large-scale clinical trials would require significant additional financial and management resources and reliance on third-party clinical investigators, contract research organizations, or CROs, and consultants. Relying on third-party clinical investigators, CROs and consultants may force us to encounter delays that are outside of our control. We may be unable to identify and contract with sufficient investigators, CROs and consultants on a timely basis or at all.

If clinical trials of our drug candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or similar regulatory authorities outside the United States or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

Before obtaining regulatory approvals for the commercial sale of our product candidates, including FX-1610 and FX-7742, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that our product candidates are both safe and effective for use in each target indication. Preclinical and clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the preclinical study and clinical trial processes, and, because our product candidates are in an early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products.

The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Although product candidates may demonstrate promising results in preclinical studies and early clinical trials, they may not prove to be effective in subsequent clinical trials. For example, testing on animals occurs under different conditions than testing in humans and therefore, the results of animal studies may not accurately predict human experience. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through preclinical studies and clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety, potency, purity and efficacy profile despite having progressed through preclinical studies and initial clinical trials. Likewise, early, smaller-scale clinical trials may not be predictive of eventual safety or effectiveness in large-scale pivotal clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of potency or efficacy, insufficient durability of potency or efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence preclinical studies and clinical trials are never approved as products.

Any preclinical studies or clinical trials that we may conduct may not demonstrate the safety, potency, purity and efficacy necessary to obtain regulatory approval to market our product candidates. If the results of our ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety, potency, purity and efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be prevented or delayed in obtaining marketing approval for such product candidates. In some instances, there can be significant variability in safety, potency, purity or efficacy results between different preclinical studies and clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. As is the case with all oncology drugs, it is likely that there may be side effects associated with their use. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. Drug-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

The design or our execution of clinical trials may not support regulatory approval.

The design or execution of a clinical trial can determine whether its results will support regulatory approval and flaws in the design or execution of a clinical trial may not become apparent until the clinical trial is well advanced or completed. In some instances, there can be significant variability in safety or efficacy results between different trials of the same drug candidate due to numerous factors, including changes or variations in trial protocols, differences in size and type of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our drug candidates.

Further, the FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and in determining when or whether regulatory approval will be obtained for any of our drug candidates. Our drug candidates may not be approved even if they achieve their primary endpoints in current or future Phase 3 clinical trials or registration trials. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of data from preclinical studies and clinical trials or may have divergent requirements for our trials or approval. In addition, any of these regulatory authorities may change requirements for the approval of a drug candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 clinical trial that has the potential to result in FDA or other regulatory authorities’ approvals. In addition, any of these regulatory authorities may also approve a drug candidate for fewer or more limited dose levels or indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. The FDA or other non-U.S. regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of our drug candidates, if approved. Failure to successfully obtain regulatory approval could have a material adverse impact on our business and financial performance.

Serious adverse events, undesirable side effects or toxicities, or other unexpected properties of our drug candidates could limit the commercial potential of such drug candidates.

Further, our product candidates could cause undesirable side effects in clinical trials related to on-target toxicity. If any serious adverse events, unacceptable levels of toxicity, undesirable side effects or unexpected characteristics may emerge, it could cause us to abandon these drug candidates or limit their development to more narrow uses, lower dose levels or subpopulations in which the serious adverse events, unacceptable levels of toxicity, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk/benefit perspective.

Even if our drug candidates initially show promise in early clinical trials, the side effects of drugs are frequently only detectable after they are tested in large Phase 3 clinical trials or, in some cases, after they are made available to patients on a commercial scale after approval. Sometimes, it can be difficult to determine if the serious adverse or unexpected side effects were caused by the drug candidate or another factor, especially in subjects who may suffer from other medical conditions and may be taking other medications. Regulatory authorities may draw different conclusions or require additional testing to confirm any such determination.

If serious adverse or unexpected side effects are identified during development and are determined to be attributable to or result from our drug candidates, we may be required to discontinue the development program, or the regulatory authorities may refuse to approve the drug candidates. Drug-related side effects could also affect subject recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects.

In addition, if one or more of our drug candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approvals of such product;

●	regulatory authorities may require additional warnings on the label;

●	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients, to enter into a risk evaluation and mitigation strategy, or REMS, or to compile a patient database;

●	we could face litigation and be held liable for harm caused to patients; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the drug candidate, if approved, and could harm our business, results of operations and prospects.

We may announce preliminary, interim or top-line data from our clinical trials that may change as more patient data become available, and as the data is subject to typical audit procedures that could result in material changes in the final data.

From time to time, we may announce preliminary, interim or top-line data from our clinical trials. Preliminary, interim and top-line data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change from the preliminary data as patient enrollment continues, enrolled patients continue to progress through the trial, and more patient data become available. Preliminary, interim and top-line data also remain subject to typical audit procedures that may result in the final audited data being materially different from the preliminary data we previously announced. As a result, preliminary, interim and top-line data should be viewed with caution until the final data are available. Adverse differences between preliminary, interim or top-line data and final data could impact the regulatory approval of, and significantly harm the prospects of, any drug candidate that is impacted by the applicable data.

The market opportunities for our product candidates may be relatively small as it may be limited to those patients who are ineligible for or have failed prior treatments and our estimates of the prevalence of our target patient populations may be inaccurate.

Cancer therapies are sometimes characterized as first line, second line, or third line, and the FDA often approves new therapies initially only for a particular line of use. When cancer is detected early enough, first line therapy is sometimes adequate to cure the cancer or prolong life without a cure. Whenever first line therapy, usually chemotherapy, antibody drugs, tumor-targeted small molecules, hormone therapy, radiation therapy, surgery, or a combination of these, proves unsuccessful, second line therapy may be administered. Second line therapies often consist of more chemotherapy, radiation, antibody drugs, tumor-targeted small molecules, or a combination of these. Third line therapies can include chemotherapy, antibody drugs and small molecule tumor-targeted therapies, more invasive forms of surgery and new technologies. We intend to seek approval of our product candidates that prove to be sufficiently safe and beneficial, if any, in most instances as a first line therapy for use in patients with one of the types of cancers that our several product candidates address, including acute lymphoblastic leukemia, non-small cell lung cancer, GBM, ovarian, prostate, colorectal, and pancreatic cancers. There is no guarantee that any of our product candidates would be approved for a first line of therapy.

Our projections of both the number of people who have the cancers we are targeting, as well as the subset of people with these cancers in a position to receive a particular line of therapy and who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new therapies may change the estimated incidence or prevalence of the cancers that we are targeting. Consequently, even if our product candidates are approved for a first line of therapy, the number of patients that may be eligible for treatment with our product candidates may turn out to be much lower than expected. In addition, we have not yet conducted market research to determine how treating physicians would expect to prescribe a product that is approved for multiple tumor types if there are different lines of approved therapies for each such tumor type.

Industry and other market data that may be used in our prospectus or in periodic reports that we may in the future file with the SEC and our other materials, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This prospectus, and periodic reports that we may in the future file with the SEC, includes or may include or refer to statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we may have undertaken ourselves regarding the market potential for our product candidates. Although we believe that such information has been, and will be, obtained from reliable sources, the sources of such data do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we do not independently verify such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect or inaccurate and may cause actual results and market viability information to differ materially from that presented in this prospectus or any such report or other materials that we may prepare.

We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our drug candidates.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our drug candidates, including:

●	regulatory authorities or institutional review boards or ethics committees, or IRBs or ECs, may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site or we may fail to reach a consensus with regulatory authorities on trial design;

●	regulatory authorities in jurisdictions in which we seek to conduct clinical trials may differ from each other on our trial design, and it may be difficult or impossible to satisfy all such authorities with one approach;

●	we may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different contract research organizations, or CROs, and trial sites;

●	clinical trials of our drug candidates may produce negative or inconclusive results, and we may decide, or regulatory authorities may require us, to conduct additional clinical trials or abandon product development programs;

●	number of patients required for clinical trials of our drug candidates may be larger than we anticipate;

●	enrollment in our clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	we may need to effect changes to clinical trial protocols based on feedback from regulatory authorities, ECs, IRBs, or clinical site requirements;

●	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

●	we might have to suspend or terminate clinical trials of our drug candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulatory authorities or IRBs may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

●	the cost of clinical trials of our drug candidates may be greater than we anticipate, and we may lack adequate funding to continue one or more clinical trials;

●	the supply or quality of our drug candidates or other materials necessary to conduct clinical trials of our drug candidates may be insufficient or inadequate;

●	third-party clinical investigators may lose the licenses or permits necessary to perform our clinical trials, or not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices, or GCP, or other regulatory requirements;

●	third-party contract manufacturing organizations may lose licenses due to their failure to comply with good manufacturing practices, or GMP, or failing to satisfy inspection requirements;

●	third-party vendors, such as laboratories, used by us, may fail to follow quality guidelines or otherwise lose their ability to perform functions for which we rely on them;

●	our drug candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulatory authorities or institutional review boards to suspend or terminate the trials; and

●	occurrence of serious adverse events in trials of the same class of agents conducted by other companies.

Delays in the regulatory process are part of drug discovery, and the FDA may issue clinical holds. We have experienced delays in the past and may experience such delays in the future. In the event of a delay, we work closely and collaboratively with the regulatory authority to address their concerns.

If we are required to conduct additional clinical trials or other testing of our drug candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our drug candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

●	be delayed in obtaining marketing approval for our drug candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications, dosages or patient populations that are not as broad as intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing requirements; or

●	have the medicine removed from the market after obtaining marketing approval.

Product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any clinical trials will begin as planned, will need to be amended or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our drug candidates, could allow our competitors to bring products to market before we do, and could impair our ability to successfully commercialize our drug candidates, if approved, any of which may harm our business and results of operations. In addition, many of the factors that cause, or lead to a delay in the commencement or completion of, clinical trials may also ultimately lead to termination or suspension of a clinical trial. Any of these occurrences may harm our business, financial condition and prospects significantly. Any termination of any clinical trial of our drug candidates will harm our commercial prospects and our ability to generate revenues.

Even if we receive marketing approval, we may not be able to successfully commercialize our drug candidates due to unfavorable pricing regulations or third-party coverage and reimbursement policies, which could make it difficult for us to sell our drug candidates profitably.

Obtaining coverage and reimbursement approval for a product from a third-party payor, including governmental healthcare programs such as Medicare and Medicaid, private health insurers, managed care organizations, and other third-party payors, is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of such product to the payor. There may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses, and in some countries, we may lose eligibility for coverage even after obtaining it. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors, by any future laws limiting drug prices and by any future relaxation of laws that presently restrict imports of product from countries where they may be sold at lower prices than in the United States.

Additionally, coverage and reimbursement policies for drug products can differ significantly from payor to payor as there is no uniform policy of coverage and reimbursement for drug products among third party payors in the United States. While third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, they also have their own methods and approval process apart from Medicare determinations. There may be significant delays in obtaining coverage and reimbursement as the process of determining coverage and reimbursement is often time consuming and costly which will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. It is difficult to predict at this time what government authorities and third-party payors will decide with respect to coverage and reimbursement for our drug products.

We cannot be sure that reimbursement will be available for any product that we commercialize and, if coverage and reimbursement are available, what the level of reimbursement will be. Obtaining  favorable reimbursement from payors of our products may be particularly challenging because of the higher prices often associated with branded therapeutics and therapeutics administered under the supervision of a physician. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

We may not be able to obtain or maintain orphan drug designations or exclusivity for our drug candidates, which could limit the potential profitability of our drug candidates, if approved.

Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, the FDA may designate a drug as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or if it affects more than 200,000, there is no reasonable expectation that sales of the drug in the United States will be sufficient to offset the costs of developing and making the drug available in the United States. Generally, if a drug with an orphan drug designation subsequently receives the first marketing approval for an indication for which it receives the designation, then the drug is eligible for a seven-year period of marketing exclusivity during which the FDA may not approve another marketing application for the same drug for the same indication, except in limited circumstances, such as if a subsequent application demonstrates that its product is clinically superior. During an orphan drug’s exclusivity period, however, competitors may receive approval for drugs with different active moieties for the same indication as the approved orphan drug, or for drugs with the same active moiety as the approved orphan drug, but for different indications. Orphan drug exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for a drug with the same active moiety intended for the same indication before we do, unless we are able to demonstrate that grounds for withdrawal of the orphan drug exclusivity exist or that our product is clinically superior. Further, if a designated orphan drug receives marketing approval for an indication broader than the rare disease or condition for which it received orphan drug designation, it may not be entitled to exclusivity. For purposes of small molecule drugs, the FDA defines “same drug” as a drug that contains the same active moiety and is intended for the same use as the drug in question. A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan drug designation.

Obtaining orphan drug designations is important to our business strategy; however, obtaining an orphan drug designation can be difficult, and we may not be successful in doing so. Even if we were to obtain orphan drug designation for a drug candidate, we may not obtain orphan exclusivity, and any such exclusivity, if attained, may not effectively protect the drug from the competition of different drugs for the same condition, which could be approved during the exclusivity period. Additionally, after an orphan drug is approved, the FDA could subsequently approve another application for the same drug for the same indication if the FDA concludes that the later drug is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusive marketing rights in the United States also may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. The failure to obtain an orphan drug designation for any drug candidates we may develop, the inability to maintain that designation for the duration of the applicable period, or the inability to obtain or maintain orphan drug exclusivity could reduce our ability to make sufficient sales of the applicable drug candidate to balance our expenses incurred to develop it, which would have a negative impact on our operational results and financial condition.

Risks Related to Manufacturing, Supply, and Our Relationships with Third Parties

We expect to depend on collaborations with third parties for certain research, development and commercialization activities, and if any such collaborations are not successful, it may harm our business and prospects.

Working with collaborators poses several significant risks, including the following:

●	limited availability of resource allocation and other developmental decisions made by our collaborators about the product candidates or technologies that we seek to develop with them may result in the delay or termination of research programs, studies or trials, repetition of or initiation of new studies or trials or provision of insufficient funding or resources for the completion of studies or trials or the successful marketing and distribution of any product candidates that may receive approval;

●	collaborators could independently develop, or develop with third parties, product candidates or technologies that compete directly or indirectly with our product candidates or technologies if the collaborators believe that competitive products or technologies are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	collaborators may not properly obtain, maintain, enforce or defend our intellectual property or proprietary rights or may use our proprietary information in such a way that could jeopardize or invalidate our proprietary information or expose us to potential litigation; and

●	disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization activities or that result in costly litigation or arbitration that diverts management attention and resources.

Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. If our collaborations do not result in the successful development and commercialization of product candidates or technologies, or if one of our collaborators terminates its agreement with us, we may not receive any future funding or milestone or royalty payments under the collaboration.

If we do not receive the funding we expect under these agreements, our development of product candidates or technologies could be delayed, and we may need additional resources to develop such product candidates or technologies. In addition, if one of our collaborators terminates its agreement with us, we may find it more difficult to find a suitable replacement collaborator or attract new collaborators and may need to raise additional capital to pursue further development or commercialization of the applicable product candidates or technologies.

These events could delay development programs and negatively impact the perception of our company in business and financial communities. Failure to develop or maintain relationships with any current collaborators could result in the loss of opportunity to work with that collaborator or reputational damage that could impact our relationships with other collaborators in the relatively small industry communities in which we operate.

Moreover, all of the risks relating to product development, regulatory approval and commercialization described in this prospectus apply to the activities of our collaborators. If our existing collaboration agreements or any collaborative or strategic relationships we may establish in the future are not effective and successful, it may damage our reputation and business prospects, delay or prevent the development and commercialization of product candidates and inhibit or preclude our ability to realize any revenues.

We expect to rely on third parties to conduct, supervise and monitor our clinical trials and some aspects of our research and preclinical testing, and if those third parties do not successfully carry out their contractual duties, comply with regulatory requirements, or otherwise perform in a satisfactory manner, we may not be able to obtain regulatory approval or commercialize product candidates, or such approval or commercialization may be delayed, and our business may be substantially harmed.

We expect to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as contract research organizations, or CROs, to conduct preclinical studies and future clinical trials for our product candidates. Nevertheless, we will be responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on such third parties will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with regulations, commonly referred to as good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected.

Although we intend to design the trials for our product candidates either alone or with collaborators, third parties may conduct all of the trials. As a result, many important aspects of our research and development programs, including their conduct and timing, will be outside of our direct control. Our reliance on third parties to conduct future studies and trials will also result in less direct control over the management of data developed through studies and trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes and difficulties in coordinating activities. Such third parties may have staffing difficulties, fail to comply with contractual obligations, experience regulatory compliance issues, undergo changes in priorities, become financially distressed or form relationships with other entities, some of which may be our competitors.

We also face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs or other third parties, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. For any violations of laws and regulations during the conduct of our preclinical studies and future clinical trials, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

If we, our collaborators, our CROs or other third parties fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We also are required to register certain ongoing clinical trials and post the results of such completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

If our CROs or other third parties do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reasons, trials for product candidates may be extended, delayed or terminated, and we or our collaborators may not be able to obtain regulatory approval for, or successfully commercialize, any product candidate that we develop. If we are required to repeat, extend the duration of or increase the size of any trials we conduct, it could significantly delay commercialization and require significantly greater expenditures.

As a result of any of these factors, our financial results and the commercial prospects for any product candidate that we or our collaborators may develop would be harmed, our costs could increase and our ability to generate revenues could be delayed.

If we are unable to obtain sufficient quantities of raw materials and supplies, at acceptable prices and on a timely basis, it could harm our business.

We are dependent on third parties for the supply of various materials and the manufacture of product supplies that are necessary to produce our product candidates. The supply of these materials could be reduced or interrupted at any time. In such case, identifying and engaging an alternative supplier or manufacturer could result in delay, and we may not be able to find other acceptable suppliers or manufacturers on acceptable terms, or at all.

Changing suppliers or manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. If we change suppliers or manufacturers for commercial production, applicable regulatory agencies may require us to conduct additional studies or trials. If key suppliers or manufacturers are lost, or if the supply of the materials is diminished or discontinued, we or our collaborators may not be able to develop, manufacture and market product candidates in a timely and competitive manner, or at all. If any of our product candidates receives approval, we will likely need to seek alternative sources of supply of raw materials or manufactured product supplies and there can be no assurance that we will be able to establish such relationships to provide such supplies on commercially reasonable terms or at acceptable quality levels, if at all.

If we are unable to identify and procure additional sources of supply that fit our required needs, we could face substantial delays or incur additional costs in procuring such materials.

We will rely on third parties to manufacture our clinical product supplies, and we may rely on third parties to produce and process our product candidates, if approved.

We do not currently own any facility that may be used as our clinical scale manufacturing facility and expect to rely on outside vendors to manufacture supplies of our product candidates. We will need to negotiate and maintain contractual arrangements with these outside vendors for the supply of our product candidates and we may not be able to do so on favorable terms. We have not yet caused any product candidates to be manufactured on a commercial scale and may not be able to do so for any of our product candidates.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA or other foreign regulatory authorities following inspections that will be conducted after we submit an application to the FDA or other foreign regulatory authorities. We may not control the manufacturing process of, and may be completely dependent on, our contract manufacturing partners for compliance with cGMPs and any other regulatory requirements of the FDA or other regulatory authorities for the manufacture of our product candidates. Beyond periodic audits, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any approval in the future, we may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs and significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Similarly, if any third-party manufacturers on which we will rely fail to manufacture quantities of our product candidates at quality levels necessary to meet regulatory requirements and at a scale sufficient to meet anticipated demand at a cost that allows us to achieve profitability, our business, financial condition and prospects could be materially and adversely affected.

Manufacturing our product candidates is complex and we may encounter difficulties in production. If we encounter such difficulties, our ability to provide supply of our product candidates for preclinical studies and clinical trials or for commercial purposes could be delayed or stopped.

The process of manufacturing of our product candidates is complex and highly regulated. We rely on third parties for the manufacture of our product candidates. These third-party manufacturers may incorporate their own proprietary processes into our product candidate manufacturing processes. We have limited control and oversight of a third party’s proprietary process, and a third party may elect to modify its process without our consent or knowledge. These modifications could negatively impact our manufacturing, including product loss or failure that requires additional manufacturing runs or a change in manufacturer, both of which could significantly increase the cost of and significantly delay the manufacture of our product candidates.

As our product candidates progress through preclinical studies and clinical trials towards approval and commercialization, it is expected that various aspects of the manufacturing process will be altered in an effort to optimize processes and results. Such changes may require amendments to be made to regulatory applications which may further delay the timeframes under which modified manufacturing processes can be used for any of our product candidates and additional bridging studies or trials may be required.

We do not have our own clinical-scale manufacturing facility and are currently reliant on a limited number of manufacturers for our product candidates. These third-party manufacturing providers may not be able to provide adequate resources or capacity to meet our needs.

We or our contract manufacturers must supply all necessary documentation in support of an NDA on a timely basis and must adhere to the FDA’s cGMP regulations enforced by the FDA through its facility evaluation and inspection program. Comparable foreign regulatory authorities may require compliance with similar requirements. The facilities and quality systems of our third-party manufacturers must pass a pre-approval inspection for compliance with the applicable regulations as a condition of marketing approval of our drug candidates. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturers for compliance with cGMP regulations.

In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on a timely basis or on acceptable terms, if at all. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. In some cases, the technical skills or technology required to manufacture our drug candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our drug candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop drug candidates in a timely manner or within budget.

Our, or a third party’s, failure to execute on our manufacturing requirements, or to do so on commercially reasonable terms and comply with cGMP could adversely affect our business in a number of ways, including but not limited to:

●	an inability to initiate or continue clinical trials of our drug candidates under development;

●	delay in submitting regulatory applications, or receiving marketing approvals, for our drug candidates;

●	loss of the cooperation of an existing or future collaborator;

●	subjecting third-party manufacturing facilities or our manufacturing facilities to additional inspections by regulatory authorities;

●	economic loss and additional costs resulting from starting materials, intermediates, API or drug product that cannot be used in clinical trials or for other purposes;

●	requirements to cease development or to recall batches of our drug candidates; and

●	in the event of approval to market and commercialize our drug candidates, an inability to meet commercial demands for our product or any other future drug candidates.

We, or our third-party manufacturers, may be unable to successfully scale-up the manufacturing process for our drug candidates to provide sufficient quality and quantity, which would delay or prevent us from conducting clinical trials, developing our drug candidates and commercializing our drugs.

In order to conduct clinical trials of our drug candidates or commercialize our drugs, we will need to manufacture them in large quantities. We, or our third-party manufacturers, may be unable to successfully increase the manufacturing capacity for any of our drug candidates in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we or our third-party manufacturers are unable to successfully scale up the manufacture of our drug candidates in sufficient quality and quantity, the development, testing and clinical trials of that drug candidate may be delayed or become infeasible, and marketing approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

Existing or changes in methods of drug candidate manufacturing or formulation may result in additional costs or delays.

As drug candidates progress through preclinical to clinical-stage trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our drug candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our drug candidates or jeopardize our ability to commercialize our drug candidates and generate any revenue.

If we are not able to establish collaborations on commercially reasonable terms, we may have to alter our research, development and commercialization plans.

Our research and product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses, and we expect that we will continue to seek collaborative arrangements for the development and potential commercialization of current and future product candidates or the development of ancillary technologies.

We face significant competition in establishing relationships with appropriate collaborators. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include, among other things and as applicable for the type of potential product or technology, an assessment of the opportunities and risks of our technology, the design or results of studies or trials, the likelihood of approval, if necessary, by the USDA, the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products and technologies and industry and market conditions generally.

Collaborations are complex and time-consuming to negotiate and document. We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we do enter into additional collaboration agreements, the negotiated terms may force us to relinquish rights that diminish our potential profitability from development and commercialization of the subject product candidates or others. If we are unable to enter into additional collaboration agreements, we may have to curtail the research and development of the product candidate or technology for which we are seeking to collaborate, reduce or delay research and development programs, delay potential commercialization timelines, reduce the scope of any sales or marketing activities or undertake research, development or commercialization activities at our own expense.

Our employees, clinical trial investigators, CROs, consultants, vendors and any potential commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, clinical trial investigators, CROs, consultants, vendors and potential commercial partners. Misconduct by these parties could include failures to comply with (i) FDA laws and regulations or those of comparable foreign regulatory authorities, including those laws that require the reporting of true, complete and accurate information, (ii) manufacturing standards, (iii) laws and regulations in the United States and abroad relating to data privacy and security, fraud and abuse, government price reporting, transparency reporting requirements, and healthcare laws and regulations in the United States and abroad, (iv) laws that require the true, complete and accurate reporting of financial information or data, or (v) insider trading laws. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation.

We have adopted a code of conduct applicable to all of our employees, as well as an insider trading policy, disclosure program and other applicable policies and procedures, but it is not always possible to identify and deter employee misconduct. Although we take measures to protect against misconduct, the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant adverse impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, imprisonment, integrity oversight and reporting requirements, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations. In addition, our employees, consultants, vendors and other third parties involved in our business could engage in conduct or activities that could generate negative publicity or social media attention or have other adverse consequences to our business. As a result of the rapid spread of information online, even activities that are unrelated to our business operations could have a negative impact on our reputation by virtue of our association with such individuals or entities, which could further harm our reputation.

Risks Related to Sales, Marketing, and Competition

We currently have no marketing and sales organization and have no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if approved, we may not be able to generate product revenue.

We currently have no sales, marketing or distribution capabilities and have no experience in marketing products. We may determine to develop an in-house marketing organization and sales force for at least one of our product candidates, which would require significant capital expenditures, management resources and time. In order to establish our own sales and marketing capabilities, we would have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

In any case, for at least two of our product candidates, we intend to pursue arrangements with third-party sales, marketing, and distribution collaborators regarding the sales and marketing of our products, if approved. However, there can be no assurance that we will be able to establish or maintain such arrangements on favorable terms or at all, or if we are able to do so, that these third-party arrangements will provide effective sales forces or marketing and distribution capabilities. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates.

There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas.

Furthermore, there are risks involved with both establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a drug candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Even if we obtain FDA approval of any of our drug candidates, we may never obtain approval or commercialize such products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any drug candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining commercial approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our ability to realize the full market potential of our products will be harmed.

Even if we obtain regulatory approval of our product candidates, the products may not gain market acceptance among physicians, patients, hospitals, cancer treatment centers and others in the medical community.

Various factors will influence whether our product candidates are accepted in the market, including:

●	the clinical indications for which our product candidates are licensed;

●	physicians, hospitals, cancer treatment centers and patients considering our product candidates as a safe and effective treatment;

●	the potential and perceived advantages of our product candidates over alternative treatments;

●	our ability to demonstrate the advantages of our product candidates over other cancer medicines;

●	the prevalence and severity of any side effects;

●	product labeling or product insert requirements of the FDA or other regulatory authorities;

●	limitations or warnings contained in the labeling approved by the FDA;

●	the timing of market introduction of our product candidates as well as competitive products;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate coverage, reimbursement and pricing by third-party payors and government authorities;

●	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors and government authorities;

●	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

●	the effectiveness of our sales and marketing efforts.

If our product candidates are licensed but fail to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, we will not be able to generate significant revenue.

Even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The oncology drug and pharmaceutical industries utilize rapidly advancing technologies and are characterized by intense competition. While we believe that our scientific knowledge, platform technology and development expertise provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceuticals, specialty pharmaceuticals and biotechnology companies, academic institutions and government agencies, and public and private research institutes that conduct research, development, manufacturing and commercialization. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, regulatory approvals and product marketing than we do. Our competitors may compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do.

Product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Specifically with respect to FX-1610 and FX-7742, we expect competition from at least one other early-stage pharmaceutical company similarly targeting dormant cancer cells.

If our candidates, including FX-1610 and FX-7742, are approved for the indications for which we are currently planning clinical trials, they will likely compete with the competitor drugs mentioned above and with other drugs that are currently in development. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety and convenience of our products. Our competitors may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our products. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. If we are not successful in developing, commercializing and achieving higher levels of reimbursement than our competitors, we will not be able to compete against them and our business would be harmed.

Risks Related to Our Business Operations

Market disruptions, supply-chain disruptions, geopolitical conflicts, including acts of war, macroeconomic events, and inflation, could create market volatility that negatively impact our business and operations.

Various social and political tensions in the United States and around the world may contribute to increased market volatility, may have long-term effects on the U.S. and worldwide markets and may cause further economic uncertainties in the United States and worldwide.

The occurrence of events similar to those in recent years, such as localized wars, instability, new and ongoing pandemics (such as COVID-19), epidemics or outbreaks of infectious diseases in certain parts of the world, natural/environmental disasters, supply-chain disruptions, terrorist attacks in the United States and around the world, social and political discord, increasingly strained relations between the United States and a number of foreign countries, new and continued political unrest in various countries, continued changes in the balance of political power among and within the branches of the U.S. Government, government shutdowns, among others, may result in market volatility, may have long term effects on the U.S. and worldwide financial markets, and may cause further economic uncertainties in the United States and worldwide, all of which could make it more difficult for us to raise capital in this offering or otherwise and to continue our product candidate development efforts in an efficient and timely fashion.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus on a limited number of research programs and product candidates and on specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future discovery and preclinical development programs and product candidates for specific indications may not yield any commercially viable products.

We expect to expand our development, regulatory and operational capabilities and, as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of September 30, 2022, we had 2 full-time employees and 1 part-time employee. As we advance our research and development programs and begin to operate as a public company, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical development, quality, regulatory affairs and, if any of our drug candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must:

●	identify, recruit, integrate, maintain and motivate additional qualified personnel;

●	manage our development efforts effectively, including the initiation and conduct of clinical trials for our drug candidates, both as monotherapy and in combination with other intra-portfolio drug candidates; and

●	improve our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to develop, manufacture and commercialize our drug candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert financial and other resources, and a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

We are highly dependent on the services of Dr. Maria Vilenchik, who serves as our Chief Executive Officer, Dr. Michael Frid, who serves as our Head of Preclinical Pharmacology, and Marc Duey, who serves as our Chairman of the Board. We have entered into an employment agreement only with Dr. Vilenchik, although it is not for a specific term and she may terminate her employment with us at any time, though we are not aware of any present intention of Dr. Vilenchik to leave us.

Our industry has experienced a high rate of turnover in recent years. Our ability to compete in the highly competitive biopharmaceuticals industry depends upon our ability to attract, retain and motivate highly skilled and experienced personnel with scientific, medical, regulatory, manufacturing and management skills and experience. We conduct our operations in the Boston Area, a region that is home to many other pharmaceutical companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. We may not be able to attract or retain qualified personnel in the future due to the intense competition for a limited number of qualified personnel among biopharmaceutical companies. Many of the other biopharmaceutical companies against which we compete have greater financial and other resources, different risk profiles and a longer history in the industry than we do. Our competitors may provide higher compensation, more diverse opportunities and/or better opportunities for career advancement. Any or all of these competing factors may limit our ability to continue to attract and retain high quality personnel, which could negatively affect our ability to successfully develop and commercialize our drug candidates and to grow our business and operations as currently contemplated.

Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory requirements and other risks and uncertainties.

Our future profitability may depend, in part, on our ability to commercialize our drug candidates in foreign markets for which we may rely on collaboration with third parties. We are not permitted to market or promote any of our drug candidates before we receive marketing approval from the applicable regulatory authority in that foreign market, and we may never receive such marketing approval for any of our drug candidates. To obtain marketing approval in many foreign countries, we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our drug candidates, and we cannot predict success in these jurisdictions. If we obtain approval of our drug candidates and ultimately commercialize our drug candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain reimbursement for our drug candidates in foreign markets;

●	our inability to directly control commercial activities because we are relying on third parties;

●	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language or cultural barriers for technical training;

●	reduced protection of intellectual property rights in some foreign countries;

●	the existence of additional potentially relevant third-party intellectual property rights;

●	foreign currency exchange rate fluctuations; and

●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Our internal information technology systems, or those of our third-party CROs or other contractors or consultants, may fail or suffer security breaches, loss or leakage of data, and other disruptions, which could potentially expose us to liability or otherwise adversely affecting our business.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality, integrity and availability of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party contractors who have access to our confidential information.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our third-party CROs and other contractors and consultants are potentially vulnerable to breakdown or other damage or service interruptions, system malfunctions, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity, privacy and availability of information), which may compromise our system infrastructure or lead to unauthorized or inappropriate use or disclosure of our confidential information. In addition, as our trials advance in locations across the world, our employees or other parties we work with may be required to travel or send data across international borders with increasing frequency, which may increase our exposure to cyberattacks and other information security incidents or interruptions. To the extent that any of these incidents were to result in a loss of, or damage to, our data or applications, or inappropriate use or disclosure of confidential or proprietary information, we could incur liability and reputational damage and the further development and commercialization of our drug candidates could be delayed. Even the perception that such an incident has occurred could harm our reputation and our business.

While to our knowledge we have not experienced any such system failure, accident or security breach to date, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. For example, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs and the development of our drug candidates could be delayed. In addition, the loss of clinical trial data for our drug candidates could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. Furthermore, significant disruptions of our internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information), which could result in financial, legal, business and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding our clinical trial subjects or employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for any of our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

We expect the cost of our product candidates to be substantial, when and if they achieve market approval. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by private payors, such as private health coverage insurers, health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health care programs, such as Medicare and Medicaid. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If reimbursement is not available, or is available only at limited levels, we may not be able to successfully commercialize our product candidates, even if approved. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about coverage and reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as the CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors tend to follow CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to coverage and reimbursement for novel products such as ours, as there is no body of established practices and precedents for these new products. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is: (1) a covered benefit under its health plan; (2) safe, effective and medically necessary; (3) appropriate for the specific patient; (4) cost-effective; and (5) neither experimental nor investigational. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the approved drugs for a particular indication.

Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates. Patients are unlikely to use our product candidates unless coverage is provided, and reimbursement is adequate to cover a significant portion of the cost of our product candidates. Because our product candidates may have a higher cost of goods than conventional therapies, and may require long-term follow-up evaluations, the risk that coverage and reimbursement rates may be inadequate for us to achieve profitability may be greater. There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.

Outside the United States, certain countries, including a number of member states of the European Union, set prices and reimbursement for pharmaceutical products, or medicinal products, as they are commonly referred to in the European Union. These countries have broad discretion in setting prices, and we cannot be sure that such prices and reimbursement will be acceptable to us or our collaborators. If the regulatory authorities in these jurisdictions set prices or reimbursement levels that are not commercially attractive for us or our collaborators, our revenues from sales by us or our collaborators, and the potential profitability of our drug products, in those countries would be negatively affected. An increasing number of countries are taking initiatives to attempt to reduce large budget deficits by focusing cost-cutting efforts on pharmaceuticals for their state-run health care systems. These international price control efforts have impacted all regions of the world but have been most drastic in the European Union. Additionally, some countries require approval of the sale price of a product before it can be lawfully marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some countries, we, or any collaborators, may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. As a result, we might obtain marketing approval for a product in a particular country, but then may experience delays in the reimbursement approval of our product or be subject to price regulations that would delay our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of the product in that particular country.

The downward pressure on healthcare costs in general, particularly prescription drugs and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed.

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, property and workers’ compensation, and we are in the process of acquiring directors’ and officers’ insurance. Our insurance is expensive, and we do not know if we will be able to maintain existing insurance with adequate levels of coverage. Our insurance policies contain exclusions that may apply to our risks. Some risks may not be insurable on commercially reasonable terms, or at all. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

Business or economic disruptions or global health concerns could seriously harm our development efforts and increase our costs and expenses.

Broad-based business or economic disruptions could adversely affect our ongoing or planned research and development activities. For example, in December 2019, an outbreak of a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease (COVID-19) was reported to have surfaced in Wuhan, China, and has since spread to other regions and countries worldwide. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Almost all U.S. states and many local jurisdictions issued “shelter-in-place” orders, quarantines, executive orders and similar government orders, restrictions, and recommendations for their residents to control the spread of COVID-19. Such orders, restrictions and recommendations, and the perception that additional orders, restrictions or recommendations could occur, have resulted in widespread closures of businesses not deemed “essential,” work stoppages, slowdowns and delays, work-from-home policies, travel restrictions and cancellation of events, as well as volatility in stock prices, among other effects. There is a risk that government actions will not be effective at containing COVID-19 or other infectious diseases, and that government actions, including the orders and restrictions described above, that are intended to contain the spread of COVID-19 will have a devastating negative impact on the world economy at large, in which case the risks to our operating results and financial condition described herein would be elevated significantly.

The continued spread of COVID-19 or other global health matters, has impacted and may continue to impact our target patient populations as well as the hospitals and clinical sites in which we conduct any of our clinical trials, which could lead to delays in completing enrollment of our clinical trials. For instance, the COVID-19 outbreak may continue to impair our ability to recruit and retain patients and engage principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography or due to prioritization of hospital resources toward the outbreak and restrictions on travel. Furthermore, some patients may be unwilling to enroll in our trials or be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services. COVID-19 already has affected and may further negatively affect the operations of third-party contract research organizations that we rely upon to carry out our discovery work, clinical trials or the operations of our third-party manufacturers, which could result in delays or disruptions in the supply of our product candidates and the conduct of experiments and studies. Any negative impact COVID-19 has to patient enrollment or treatment or the timing and execution of our preclinical studies or clinical trials could cause costly delays to our development programs, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses and have a material adverse effect on our business and financial results. COVID-19 has also caused, and may continue to cause for an extended period, volatility in the global financial markets and threatened a slowdown in the global economy, which would reduce our ability to access capital and could negatively affect our liquidity.

While our lab-based employees have returned to our labs with enhanced safety measures, our office-based employees continue to work primarily from home, and we expect this to continue for an extended period. Furthermore, there has been a resurgence of COVID-19 cases, which could prompt a reinstatement of “shelter-in-place” orders and restrictions at the state and local levels impacting our reentry to the workplace and causing hospital and clinical sites to suspend our clinical trials or could deter patients from continuing to participate in our trials.

Three vaccines for COVID-19 were granted Emergency Use Authorization by the FDA in late 2020 and early 2021, and two were granted full authorization as of early January 2022. More are likely to be authorized in the coming months. The resultant demand for vaccines and potential for manufacturing facilities and materials to be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, may make it more difficult to obtain materials or manufacturing slots for the products needed for our clinical trials, which could lead to delays in these trials.

The global outbreak of COVID-19 continues to rapidly evolve. The extent to which COVID-19 impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions taken in the United States and other countries to contain COVID-19 or treat its impact, among others. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, clinical trial sites, service providers, regulators and other third parties with whom we conduct business, were to experience prolonged business shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain sufficient intellectual property protection for our drug candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our drug candidates and research programs. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel discoveries and technologies that are important to our business. We own, or have licensed exclusive rights in, numerous patents, we have certain patent applications pending, and we may seek additional patents in the future, in the United States and in other countries. Our pending and future patent applications may not result in patents being issued which protect our drug candidates or their intended uses or which effectively prevent others from commercializing competitive technologies, products or drug candidates.

Obtaining and enforcing patents is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications or maintain and/or enforce patents that may issue based on our patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development results before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such results before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

The patent position of pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation, resulting in court decisions, including Supreme Court decisions, which increase uncertainties as to the ability to enforce patent rights in the future. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, or vice versa.

Further, we may not be aware of all third-party intellectual property rights potentially relating to our drug candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our freedom to operate, is highly uncertain. Patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our patents or pending patent applications may be challenged in the courts or patent offices in the United States and abroad. For example, we may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office, or become involved in post-grant review procedures, oppositions, derivations, reexaminations or inter partes review proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

Issued patents covering our products and product candidates could be found invalid or unenforceable if challenged in court or in administrative proceedings. We may not be able to protect our trade secrets in court.

If we initiate legal proceedings against a third-party to enforce a patent covering one of our products or product candidates, should such a patent issue, the defendant could counterclaim that the patent covering our product or product candidate is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non- enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review and equivalent proceedings in foreign jurisdictions. An adverse determination in any of the foregoing proceedings could result in the revocation or cancellation of, or amendment to, our patents in such a way that they no longer cover our products or product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which the patent examiner and we were unaware during prosecution. If a defendant or third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on one or more of our products and product candidates. Such a loss of patent protection could have a material adverse impact on our business.

In addition, our trade secrets may otherwise become known or be independently discovered by competitors. Competitors and other third parties could purchase our products and product candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe, misappropriate or otherwise violate our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected or sufficient to provide an advantage over our competitors, our competitive position could be adversely affected, as could our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets.

We may be subject to claims challenging the inventorship or ownership of the patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an ownership interest in the patents and intellectual property that we own or that we may own or license in the future. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own or such assignments may not be self-executing or may be breached. We could be subject to ownership disputes arising, for example, from conflicting obligations of employees, consultants or others who are involved in developing our products or product candidates. Litigation may be necessary to defend against any claims challenging inventorship or ownership. If we fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, results of operations and financial condition.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to manufacture our product candidates, and because we collaborate with various organizations and academic institutions on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets.

Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non- compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non- compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. The terms of one or more licenses that we enter into the future may not provide us with the ability to maintain or prosecute patents in the portfolio and must therefore rely on third parties to do so.

If we fail to comply with our obligations in our intellectual property licenses from third parties, we could lose license rights that are important to our business.

We are a party to intellectual property license agreements, and we may enter into additional license agreements in the future. Our existing license agreements impose, and we expect that our future license agreements will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, our current and future licensors may have the right to reduce the scope of our rights or terminate these agreements, in which event we may not be able to develop and market any product that is covered by these agreements and would adversely impact our existing collaboration agreements under which we have sublicensed such rights. Termination of this license for failure to comply with such obligations or for other reasons, or reduction or elimination of our licensed rights under it or any other license, may result in our having to negotiate new or reinstated licenses on less favorable terms or our not having sufficient intellectual property rights to operate our business. The occurrence of such events could materially harm our business and financial condition.

The risks described elsewhere pertaining to our intellectual property rights also apply to the intellectual property rights that we in-license, and any failure by us or our licensors to obtain, maintain, defend and enforce these rights could have a material adverse effect on our business. In some cases, we do not have control over the prosecution, maintenance or enforcement of the patents that we license, and may not have sufficient ability to provide input into the patent prosecution, maintenance and defense process with respect to such patents, and our licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain, defend and enforce the licensed patents.

We may rely on trade secret and proprietary know-how which can be difficult to trace and enforce and, if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and drug candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Elements of our drug candidates, including processes for their preparation and manufacture, may involve proprietary know-how, information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how to be our primary intellectual property. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

Trade secrets and know-how can be difficult to protect. We require our employees to enter into written employment agreements containing provisions of confidentiality and obligations to assign to us any inventions generated in the course of their employment. We and any third parties with whom we may, in the future, share facilities with, will enter into written agreements that include confidentiality and intellectual property obligations to protect each party’s property, potential trade secrets, proprietary know-how, and information. We further seek to protect our potential trade secrets, proprietary know-how, and information in part, by entering into non-disclosure and confidentiality agreements with parties who are given access to them, such as our corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. Despite these efforts, we cannot ensure that these agreements will provide adequate protection for our trade secrets, know-how or other proprietary information, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed.

To the extent that consultants, contractors, collaborators or employees apply technological information independently developed by them or by others to our drug candidates, disputes may arise as to the proprietary rights in such information, which may not be resolved in our favor. With our consultants, contractors, outside scientific collaborators, and employees who work with our confidential and proprietary technologies, we enter into agreements that typically include invention assignment obligations. However, these consultants, contractors, collaborators, and employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies.

In the future, we may need to obtain additional licenses of third-party technology that may not be available to us or are available only on commercially unreasonable terms, and which may cause us to operate our business in a more costly or otherwise adverse manner that was not anticipated.

From time to time, we may be required to license technology from additional third parties to further develop or commercialize our drug candidates. Should we be required to obtain licenses to any third-party technology, including any such patents required to manufacture, use or sell our drug candidates, such licenses may not be available to us on commercially reasonable terms, or at all. The inability to obtain any third-party license required to develop or commercialize any of our drug candidates could cause us to abandon any related efforts, which could seriously harm our business and operations.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent which might adversely affect our ability to develop and market our products.

We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our drug candidates in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. In addition, because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents upon which our drug candidates may infringe. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our drug candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to make drug candidates that are similar to ours but that are not covered by the claims of the patents that we own or have exclusively licensed;

●	we or our licensors or future collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

●	we or our licensors or future collaborators might not have been the first to file patent applications covering certain of our inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	it is possible that our pending patent applications will not lead to issued patents;

●	issued patents that we own or have exclusively licensed may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our drug candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our drug candidates without infringing the intellectual property and other proprietary rights of third parties. Third parties may allege that we have infringed or misappropriated their intellectual property. Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and, even if resolved in our favor, is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common stock. Such litigation or proceedings could substantially increase our operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our drug candidates. Third parties may assert infringement claims against us based on existing or future intellectual property rights. The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our drug candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity may be difficult. For example, in the United States, proving invalidity in court requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management, legal and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on our business and operations. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

If we are found to infringe a third party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing drug candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing drug candidate. However, we may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our drug candidates, force us to cease some of our business operations, or require substantial investment and/or time to alter our products, processes, methods, or other technologies, all of which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may become involved in lawsuits to defend or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights. Even if we detect such infringement or misappropriation, to counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management, legal and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could materially adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, we cannot assure you that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management, legal and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patents, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

We may not be able to protect our intellectual property rights throughout the world.

Patents are of national or regional effect, and filing, prosecuting and defending patents on all of our drug candidates throughout the world would be prohibitively expensive. As such, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Further, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. In addition, certain developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors and licensees may have limited remedies if patents are infringed or if we or our licensors or licensees are compelled to grant a license to a third party, which could diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our drug candidates.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the Leahy-Smith Act), signed into law on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Patent terms may be inadequate to protect our competitive position on our drug candidates for an adequate amount of time.

Patent rights are of limited duration. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such drug candidates are commercialized. Even if patents covering our drug candidates are obtained, once the patent life has expired for a product, we may be open to competition from biosimilar or generic products. A patent term extension based on a delay in obtaining FDA approval may be available in the United States. However, only a single patent can be extended for each marketing approval, and any patent can be extended only once, for a single product. Moreover, the scope of protection during the period of the patent term extension does not extend to the full scope of the claim, but instead only to the scope of the product as approved. Laws governing analogous patent term extensions in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. Additionally, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced.

Risks Related to Other Regulatory Matters

We will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a risk evaluation and mitigation strategy in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, facility registration, as well as continued compliance with cGMPs for manufacturing and GCPs for any clinical trials that we conduct post-approval. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, other marketing application and previous responses to inspectional observations. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. In addition, the FDA could require us to conduct another study to obtain additional safety or biomarker information. Further, we will be required to comply with FDA promotion and advertising rules, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet and social media. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party suppliers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a risk evaluation and mitigation strategy program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of our product candidates, withdrawal of the product from the market or voluntary or mandatory product recalls;

●	fines, warning letters or holds on clinical trials;

●	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

●	product seizure or detention, or refusal to permit the import or export of our product candidates; and

●	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate prior to marketing in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Failure to comply with existing or future health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal fines or penalties), private litigation, other liabilities, and/or adverse publicity. Compliance or the failure to comply with such laws and regulations could increase the costs of our products and services, could limit their use or adoption, and could otherwise negatively affect our operating results and business.

Regulation of data processing is evolving as federal, state, and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and security, and the collection, use, disclosure and cross-border transfer of data. We and any collaborators may be subject to current, new, or modified federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH). Depending on the facts and circumstances, we could be subject to significant civil, criminal, and administrative liabilities or penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

In addition, in June 2018, California enacted the California Consumer Privacy Act of 2018, or CCPA, which went into effect on January 1, 2020. The CCPA gives California residents the right to access and require deletion of their personal information, the right to opt out of certain personal information sharing, and the right to detailed information about how their personal information is collected, used and shared. The CCPA provides civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although the CCPA includes exemptions for certain clinical trials data, the law may increase our compliance costs and potential liability with respect to other personal information we collect about California residents. The CCPA has prompted a wave of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, increase our compliance costs and adversely affect our business. Several foreign jurisdictions, including the European Union (EU), its member states, the United Kingdom, Japan and Australia, among others, have adopted legislation and regulations that increase or change the requirements governing the collection, use, disclosure and transfer of the personal information of individuals in these jurisdictions. These laws and regulations are complex and change frequently, at times due to changes in political climate, and existing laws and regulations are subject to different and conflicting interpretations, which adds to the complexity of processing personal data from these jurisdictions. Additionally, certain countries have passed or are considering passing laws that require local data residency and/or restrict the international transfer of data. These laws have the potential to increase costs of compliance, risks of noncompliance and penalties for noncompliance.

Certain international data protection laws, including the EU’s General Data Protection Regulation (GDPR) and EU member state implementing legislation, apply to health-related and other personal information of individuals in the EU. These laws impose strict obligations on the ability to process health-related and other personal information of individuals in the EU, including in relation to collection, use, disclosure and cross-border transfer of that information. These include several requirements relating to the consent of the individuals to whom the personal information relates, the information that companies must provide to individuals about how they collect, use and disclose personal information, individual rights to access and delete their personal information, notification of data breaches to authorities and affected individuals, and the security and confidentiality of the personal data. The GDPR prohibits the transfer of personal data to countries outside of the European Economic Area (EEA) such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. Switzerland has adopted similar restrictions. Although there are legal mechanisms to allow for the transfer of personal data from the EEA and Switzerland to other countries, including the United States, they are subject to legal challenges and uncertainty about compliance with EU data protection laws remains. Such mechanisms may not be available or applicable with respect to the personal data processing activities necessary to research, develop, and market our products and services. For example, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data across national borders could result in further limitations on the ability to engage in cross-border data transfers, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support such transfers. The GDPR allows EU member states to make additional laws and regulations further limiting the processing of genetic, biometric, health data, or other personal data. Failure to comply with these laws, where applicable, can result in the imposition of significant regulatory fines and penalties of up to the greater of €20 million or 4% of annual global turnover (revenue).

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include significant civil, criminal or administrative penalties, fines or sanctions), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom we or our collaborators obtain personal information, as well as the providers who share this information with us, may limit our ability to collect, use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations related to security or data privacy, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws health information privacy and security laws, and other health care laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be directly, or indirectly through our prescribers, customers and purchasers, subject to various federal and state fraud and abuse laws and regulations, including, without limitation, the federal Anti-Kickback Statute, or Anti-Kickback Statute (AKS), the federal civil and criminal False Claims Act and Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct our business. The laws that will affect our operations include, but are not limited to:

●	the federal AKS, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. “Remuneration” has been interpreted broadly to include anything of value. A person or entity does not need to have actual knowledge of the AKS or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA, or federal civil money penalties. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution The Health and Human Services Office of Inspector General (OIG) continues to make modifications to existing AKS safe harbors which may increase liability and risk as well as adversely impact sales relationships. On November 20, 2020, OIG issued the final rule for Safe Harbors under the Federal AKS. This new final rule creates additional safe harbors including ones pertaining to patient incentives. The final rule also removed safe harbor protections for rebates and other reductions in price paid by manufacturers to plan sponsors under Medicare Part D, either directly or through pharmacy benefit managers acting under contract with plan sponsors, unless the reduction in price is required by law. OIG is able to modify safe harbors as well as regulatory compliance requirements, which could impact our business adversely. If the removal of safe harbors for rebates takes effect, our ability to negotiate coverage and formulary placement for Part D plans may be affected;

●	the federal civil and criminal false claims laws and civil monetary penalty laws, or CMP, including the FCA, which impose criminal and civil penalties against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

●	the beneficiary inducement provisions of the CMP Law, which prohibits, among other things, the offering or giving of remuneration, which includes, without limitation, any transfer of items or services for free or for less than fair market value (with limited exceptions), to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of items or services reimbursable by a federal or state governmental program;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their respective implementing regulations, which impose requirements on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective business associates, individuals and entities that perform services on their behalf that involve the use or disclosure of individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

●	the U.S. federal transparency requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives;

●	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs; and

●	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer. Many U.S. states have adopted laws similar to the Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement, we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our current and future business arrangements with third parties, and our business generally, will comply with applicable healthcare laws and regulations will involve substantial costs. If our operations, including our arrangements with physicians and other healthcare providers, some of whom may receive stock options as compensation for services provided, are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs (such as Medicare and Medicaid), additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and individual imprisonment, any of which could adversely affect our ability to operate our business and our financial results. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Our operations are subject to anti-corruption laws, including the FCPA, the U.S. domestic bribery statute contained in 18 §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we may do business in the future. The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We will also be subject to other laws and regulations governing our potential future international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit our commercialization of any drug candidates that we may develop.

We face an inherent risk of product liability exposure related to the testing of our drug candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our drug candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

●	delay or termination of clinical trials;

●	decreased demand for any drug candidates or products that we may develop;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial subjects;

●	initiation of investigations by regulatory authorities;

●	significant costs to defend the related litigation and diversion of management’s time and our resources;

●	substantial monetary awards to study subjects or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	loss of revenue; and

●	the inability to commercialize any products that we may develop.

Furthermore, manufacturing defects, errors in product distribution or storage processes, improper administration or application and known or unknown side effects of product usage may result in liability claims against us or third parties with which we have relationships. These actions could include claims resulting from acts by our collaborators, licensees and subcontractors over which we have little or no control. For example, our liability could be sought by patients participating in clinical trials for potential therapeutic product candidates as a result of unexpected side effects, improper product administration or the deterioration of a patient’s condition, patient injury or even death.

Criminal or civil proceedings might be filed against us by patients, regulatory authorities, biopharmaceutical companies and any other third party using or marketing any product candidates or products that we develop alone or with collaborators. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated adverse effects. If we cannot successfully defend ourselves against claims that product candidates or products we develop alone or with collaborators caused harm, we could incur substantial liabilities.

Clinical development does not always fully characterize the safety and efficacy profile of a new medicine, and it is always possible that a drug or biologic, even after regulatory approval, may exhibit unforeseen side effects. If our product candidates were to cause adverse side effects during clinical trials or after approval, we may be exposed to substantial liabilities.

Although we will maintain product liability insurance coverage, it may not be adequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage as our drug candidates advance through clinical trials and if we successfully commercialize any products. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to this Offering and Ownership of Our Securities

There has been no public market for our common stock and warrants prior to this offering, and an active market in which investors can resell their shares of our common stock and warrants may not develop.

Prior to this offering, there has been no public market for our common stock and warrants. We have filed an application to list our shares of common stock under the symbol “FLCT” and our warrants under the symbol “FLCTW,” both on the Nasdaq Capital Market. The closing of this offering is contingent upon the successful listing of our common stock and warrants on the Nasdaq Capital Market. There is no guarantee that Nasdaq, or any other exchange or quotation system, will permit our common stock and warrants to be listed and traded.

Even if our common stock and warrants are approved for listing on Nasdaq, a liquid public market for our common stock and warrants may not develop. The initial public offering price for our securities has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which our securities are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your common stock and warrants regardless of our operating performance or prospects.

The market price of our securities may fluctuate, and you could lose all or part of your investment.

After this offering, the market price for our securities is likely to be volatile, in part because our shares and warrants have not been traded publicly. In addition, the market price of our securities may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead investors of our common stock and warrants to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to maintain the listing of our common stock and warrants on Nasdaq.

The public offering price of our securities has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our securities may prevent investors from being able to sell their securities at or above the initial public offering price. As a result, you may suffer a loss on your investment.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our common stock may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our common stock.

In addition to the risks addressed above under “— The market price of our securities may fluctuate, and you could lose all or part of your investment,” our common stock may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our stock, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our common stock may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock. In addition, investors in shares of our common stock may experience losses, which may be material, if the price of our common stock declines after this offering or if such investors purchase shares of our common stock prior to any price decline.

We may not be able to maintain a listing of our common stock and warrants on Nasdaq.

Assuming that our common stock and warrants are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our common stock and warrants may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock and warrants from Nasdaq may materially impair our shareholders’ ability to buy and sell our common stock and warrants and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock and warrants. The delisting of our common stock and warrants could significantly impair our ability to raise capital and the value of your investment.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to use the proceeds from this offering for research, product development, general and administrative expenses and working capital, and general working capital and other corporate purposes. However, we have considerable discretion in the application of the proceeds. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

The warrants may not have any value.

The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 100% of the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our shares of common stock will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our shares of common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of warrants purchased in this offering will have no rights as shareholders until such holders exercise their warrants and acquire our shares of common stock.

Until holders of the warrants purchased in this offering acquire shares of common stock upon exercise thereof, such holders will have no rights with respect to the shares of common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the date they were entered in the register of members of the Company as a shareholder.

You will experience immediate and substantial dilution as a result of this offering.

As of September 30, 2022, our net tangible book value was approximately $(1,619,343), or approximately $(0.36) per share. Since the effective price per share of our common stock being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock included in the units that you purchase in this offering. Based on the estimated public offering price of $6.25 per unit being sold in this offering, and our net tangible book value per share as of September 30, 2022, and assuming no exercise of the warrants being offered in this offering, if you purchase units in this offering, you will suffer immediate and substantial dilution of $4.53 per share (or $4.33 per share if the underwriters exercise the over-allotment option to purchase additional shares of common stock and warrants in full) with respect to the net tangible book value of the common stock included in the units. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

A recent independent valuation of our stock and recent stock purchase prices and stock option grant exercise prices are lower than the purchase price in this offering, which means that our securities may be worth less than the purchase price.

The per unit purchase price of our units in this offering has been arbitrarily determined by us and the representative without regard to an independent valuation of the common stock or warrants included in the units being offered in this offering. Although we have an independent valuation of our common stock as of November 5, 2021, we have not obtained an independent appraisal opinion on the valuation of our units as of the date of this offering. Accordingly, our units may have a value significantly less than the offering price, and our common stock and warrants included in the units may never obtain a value equal to or greater than the offering price.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock included in the units being offered in this offering will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our securities could be negatively affected.

Any trading market for our common stock and warrants may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our securities could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our securities could be negatively affected.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our securities to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our securities. In all events, future issuances of our securities would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our securities. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares of capital stock for up to 12 months after the closing of this offering, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our securities may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our securities must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our securities.

If our securities become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our securities is less than $5.00, our securities could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore shareholders may have difficulty selling their securities.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our securities that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our securities less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $13,257,000 from this offering (or approximately $15,372,750 if the underwriters exercise the over-allotment option in full), based on an estimated public offering price of $6.25 per unit.

We plan to use the net proceeds of this offering as follows:

●	58% of the net proceeds (approximately $8.7 million) for research and product development; and

●	42% of the net proceeds (approximately $6.2 million) for general and administrative, working capital and other corporate purposes.

Of the 58% of the net proceeds we expect to dedicate to research and product development, the majority of these expenditures will be used for pre-IND enabling studies and the preparation and filing of the IND applications for our product candidate FX-1610, while a significant minority will be spent on safety studies for our subsequent product candidate, FX-7742, or FX-9847 if FX-7742 fails safety studies. Additional research will be conducted to the extent additional funding can be obtained either through grants or collaboration with other organizations.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors-Risks Related to This Offering and Ownership of Our Securities-We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors-Risks Related to This Offering and Ownership of Our Securities-We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022:

1.	on an actual basis;

2.	on a pro forma basis to give effect to issuance of 221,360 shares of our common stock upon the conversion of outstanding loans provided by our Chairman;

3.	on a pro forma basis to give effect to the 9.08:1 reverse split that will be completed immediately prior the effective date of the registration statement of which this prospectus forms a part; and

4.	on a pro forma as adjusted basis to reflect the pro forma adjustments as described above and the sale of 2,480,000 shares by us in this offering at an estimated price to the public of $6.25 per share, resulting in net proceeds to us of $13,327,000 after deducting (i) underwriter commissions of $1,520,000 and (ii) our estimated other offering expenses of $723,000 (assuming no exercise of the over-allotment option); and

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our units and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2022:
	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$20,699	$20,699	$13,277,699
Liabilities
Due to related party	211,758	211,758	211,758
Accrued Interest	22,158	—	—
Convertible Notes payable related party	661,225	—	—
Total debt	$895,141	$211,758	$211,758
Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 100,000,000 shares authorized, 4,455,999 shares issued and outstanding, actual, 4,677,359 shares issued and outstanding, pro forma, 7,157,359shares issued and outstanding, pro forma as adjusted.	$446	468	716
Additional paid-in capital	6,286,507	6,969,868	20,226,620
Accumulated deficit	(7,906,296)	(7,906,296)	(7,906,296)
Total deficit	(1,619,343)	(935,960)	12,321,040
Total capitalization	$(724,202)	$(724,202)	$12,532,798

The table above excludes the following shares:

●	1,018,147 total shares of common stock issuable upon the exercise of options which we granted to our officers, directors, and employees under the 2012 Plan (as defined below);

●	96,117 total shares of common stock issuable upon the exercise of options which we granted to our officers, directors, and employees under the 2022 Plan (as defined below);

●	729,874 additional shares of common stock that are reserved for issuance under the 2022 Plan;

●	123,735 shares of common stock issuable upon exercise of warrants issued to our Chairman;

●	up to 4,960,000 shares of common stock issuable upon exercise of warrants included in the units being offered in this offering;

●	up to 372,000 shares of common stock issuable upon the exercise of the representative’s over-allotment option, plus 744,000 shares of common stock issuable upon the exercise of warrants that may be issued as a result of exercise of the representative’s over-allotment option; and

●	up to 198,400 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

DILUTION

As described elsewhere in this prospectus, all share amounts and per share amounts set forth below have been presented on a retroactive basis to reflect the reverse stock split of our outstanding shares of common stock at a ratio of one-for-nine and eight hundredths (1 for 9.08) which was implemented on August 22, 2022.

Dilution in net tangible book value per share to new investors in our securities, assuming no value is attributed to the related warrants, is the amount by which the offering price paid by the purchasers of the shares of our common stock included in the units sold in this offering exceeds the pro forma net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The net tangible book value of our common stock as of September 30, 2022 was $(1,619,343), or approximately $(0.36) per share.

Pro forma as adjusted net tangible book value dilution per share included in each unit to new investors represents the difference between the amount per share included in each unit paid by purchasers of our units in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale of 2,480,000 units of our common stock in this offering at an estimated initial public offering price of $6.25 per unit and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the warrants contained in the units to be sold in this offering, our pro forma as adjusted net tangible book value as of September 30, 2022 would have been approximately $12,321,040, or approximately $1.72 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $2.08 per share to existing shareholders and an immediate dilution in pro forma as adjusted net tangible book value of $4.53per share to purchasers of our common stock in this offering, as illustrated in the following table.

	As of September 30, 2022:
Assumed public offering price per unit		$6.25
Historical net tangible book value per share as of September 30, 2022	$(0.36)
Increase in pro forma as adjusted net tangible book value per share to existing stockholders	2.08
Pro forma as-adjusted net tangible book value per share after this offering		1.72
Dilution per share to new investors purchasing shares in this offering		$4.53

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $1.92 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing units in this offering would be $4.33 per share.

The following table sets forth, assuming the sale of 2,480,000 shares of our common stock in this offering, as of September 30, 2022, after giving effect to a reverse share split effected on August 22, 2022, at a ratio of 1 for 9.08, the total number of shares of common stock previously issued and sold by us to existing investors, the total consideration paid for the foregoing and the average price per unit, before deducting estimated underwriter commissions and offering expenses (assuming no exercise of the over-allotment option to purchase additional shares of common stock and warrants and assuming no exercise of the representative’s warrants), in each case payable by us. As the table shows, new investors purchasing shares of our common stock in this offering may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing shareholders.

					Average
	Shares Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	4,455,999	62.3%	$5,262,680	24.5%	$1.18
Conversion of Note	221,360	3.1%	683,383	3.2%	3.09
New investors	2,480,000	34.6%	15,500,000	72.3%	6.25
Total	7,157,359	100.0%	$21,446,063	100.00%	$3.00

The table above excludes the following shares:

●	1,018,147 total shares of common stock issuable upon the exercise of options which we granted to our officers, directors, and employees under the 2012 Plan;

●	96,117 total shares of common stock issuable upon the exercise of options which we granted to our officers, directors, and employees under the 2022 Plan;

●	729,874 additional shares of common stock that are reserved for issuance under the 2022 Plan;

●	123,735 shares of common stock issuable upon exercise of warrants issued to our Chairman;

●	up to 4,960,000 shares of common stock issuable upon exercise of warrants included in the units being offered in this offering;

●	up to 744,000 shares of common stock issuable upon the exercise of warrants and/or 372,000 shares of common stock that may be issued as a result of exercise of the representative’s over-allotment option; and

●	up to 198,400 shares of common stock issuable upon exercise of the representative’s warrants issued in connection with this offering.

To the extent that any outstanding options or warrants are exercised, new options, restricted stock units or other securities are issued under our stock-based compensation plans, or new shares of preferred stock are issued, or we issue additional shares of common stock or warrants in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarize the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

We are a preclinical oncology drug development company focused on developing therapies targeting dormant and active cancer cells. During the financial reporting periods presented in this prospectus, we have operated our business in two segments, as discussed below.

Our Felicitex Business Segment

●	Through our Felicitex business, we have designed and patented small molecules and related methods to selectively disrupt dormant cancer cells in a manner that is specific to the disease and tissue context. This approach is lethal to cancer cells that rely on deregulation of the cell cycle for survival and has been shown to lead to the reversal of acquired resistance mechanisms. Our drug candidates are intended to be effective across a broad range of solid tumors and hematological cancers. We are designing our drug candidates to work synergistically with most chemotherapy and targeted therapies to improve the overall efficacy of cancer treatment programs, the survival of patients and quality of life. We target a high unmet need in large oncology markets including such solid tumors as non-small cell lung cancer, or NSCLC, glioblastoma multiforme, or GBM, ovarian, prostate, colorectal, pancreatic cancers, and liquid tumors such as acute lymphoblastic leukemia, or ALL.

Our TarMeta Segment

●	TarMeta Biosciences, LLC was formed in 2016 by Dr. Felix Chapovsky and our Chairman, Marc Duey, to build a rapid and cost-effective drug discovery platform for small molecule inhibitors targeting cancer. TarMeta developed drug candidates for its own account and also entertained collaborative agreements to discover assets in association with other biotechnology firms. Both Felicitex and TarMeta were under the common control of our Chairman, Marc Duey. Felicitex expects that the establishment of a proprietary drug discovery platform will enable the expansion of its drug candidate pipeline, via simultaneous identification of novel targets and corresponding specific small molecule inhibitors, in a way that is faster than possible through other currently available methodologies.

In June 2019, Felicitex entered into a collaboration with TarMeta pursuant to which Felicitex provided a library of small molecules for screening and TarMeta utilized its platform to screen those molecules for specific oncology targets. Felicitex acquired TarMeta on December 30, 2021, to internalize and secure the platform developed by TarMeta along with its technical and human resources. See “TarMeta Biosciences’ Drug Development Platform - Combining Target With Phenotypic-Based Drug Discovery” for more information regarding the TarMeta discovery platform.

We have a strong IP position that is continuously growing. We have what we believe to be an efficient and cost-effective development strategy drawing on a network of top-notch U.S.-based and international collaborators, each a recognized leader in their respective areas of expertise.

To date we have been reliant on our Chairman, Marc Duey, to finance our operations. We expect to continue to incur operating losses and negative cash flows for the foreseeable future. Until we are successful in our capital infusion efforts, and because the completion of such capital raising efforts, including a successful conclusion to this offering, is not within our control, a substantial doubt exists about our ability to continue as a going concern for a period of one year after the date of filing of the registration statement of which this prospectus is a part. Management continues to address our liquidity position and will adjust spending as needed in order to preserve liquidity. Our future liquidity needs will be determined primarily by the success of our operations with respect to the progression of our product candidates and key development and regulatory events in the future. Potential sources of additional funding include: (1) pursuing collaboration, out-licensing and/or partnering opportunities for our portfolio programs and product candidates with one or more third parties, (2) renegotiating third party agreements, (3) securing additional debt financing and/or (4) selling equity securities. We cannot be sure that we will be successful in any of these capital-raising efforts.

We have also noted that companies in the pharmaceutical industry have indicated that a greater number of their employees now work from home than was the case in past periods. We believe this increase may be partially a result of the relatively new risk to office work from the COVID-19 pandemic, and that this trend may continue due to the growing spread of the more contagious Omicron variant of the COVID-19 virus. In addition, the Company faces the ongoing risk that the coronavirus pandemic may slow, for an unforeseeable period, the conduct of the Company’s research and pre-clinical studies. The effects of the ongoing coronavirus pandemic may also increase non-research related costs such as insurance premiums, increase the demand for and cost of capital, increase loss of work time from key personnel, and negatively impact our key pre-clinical trial vendors and suppliers of our pharmaceutical ingredients. The full extent to which the COVID-19 pandemic could impact drug development and research, or impact the Company’s suppliers and other commercial partners, will depend on future developments that cannot be predicted.

For additional discussion, see “Impact of COVID-19 Pandemic” below.

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from product sales in the foreseeable future. We have incurred losses since our inception. As of September 30, 2022, we had an accumulated deficit of $7,906,296. As of September 30, 2022, we had $59,491 in total assets with $1,619,343 of total deficit.

Recent Developments

On July 23, 2021, we organized UAB Felicitex Therapeutics, or UAB, a Lithuanian limited liability company. We organized UAB for the purpose of applying for grants in Lithuania to pursue pre-clinical studies in Europe relating to our non-cancer therapies. To comply with funding requirements under the government grant programs in Lithuania, our Chief Executive officer, Maria Vilenchik, is the sole owner of UAB and, as such, we account for UAB as a variable interest entity, and we include UAB in our consolidated and combined financial statements.

On December 30, 2021, we acquired 100% of the ownership interests in TarMeta Biosciences, LLC, or TarMeta, in exchange for 635,378 shares of our common stock. Our Chairman, Marc Duey, had a controlling interest in both TarMeta and us prior to the acquisition. As a result of this ownership structure, we determined that the TarMeta acquisition was a common control transaction under ASC Topic 805, Business Combinations, and we accounted for this transaction at the carrying amount of the net assets acquired. As a result of our acquisition of TarMeta, our financial statements as of and for the years ended December 31, 2021 and 2020 have been adjusted to include the financial information of TarMeta as both entities, TarMeta and our company, were under common control during the presented time period. As a result of the business combination, TarMeta ceased to exist as a separate legal entity.

Impact of COVID-19 Pandemic

Starting in late 2019, a novel strain of the coronavirus, or COVID-19, began to rapidly spread around the world and every state in the United States. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

Most states and cities have at various times instituted quarantines, restrictions on travel, “stay at home” rules, social distancing measures and restrictions on the types of businesses that could continue to operate, as well as guidance in response to the pandemic and the need to contain it. As a result, the COVID-19 pandemic may affect the operations of the FDA and other health authorities, including such authorities in Europe, which could result in delays of reviews and approvals. While there have been no specific notices of delay from federal or foreign government authorities, potential interruptions, delays, or changes to the operations of the FDA, or of any foreign authority with which we might interact, might impact the approval of any applications we plan and will need to file in the future.

As in many other industries, we believe that the COVID-19 pandemic has weakened many oncology drug development companies and their suppliers. We believe that we have fully complied with all state and local requirements relating to COVID-19. We have undertaken various measures in an effort to mitigate the spread of COVID-19, including encouraging employees to work remotely if possible. However, we have not developed any further COVID-19 contingency plans to address the potential challenges and risks presented by this pandemic. If we were to prepare such plans, there could be no assurance that they would be effective in mitigating the effects of the COVID-19 virus.

In addition, we are dependent upon certain contract manufacturers and suppliers and their ability to reliably and efficiently fulfill our orders is critical to our business success. The COVID-19 pandemic has impacted and may continue to impact certain of our manufacturers and suppliers. As a result, we have faced and may continue to face delays or difficulty sourcing certain products, which could negatively affect our business and financial results.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of contract manufacturers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us or our subcontractors to make further adjustments to our operations in order to comply with any such restrictions. We or our subcontractors may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees or employees of our subcontractors were to be tested positive for having COVID-19, which could require quarantine of some or all such employees or closure of our or their facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, the emergence of new strains of the virus and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	the ability to obtain regulatory approval to market product candidates;

●	slow or delayed IND applications;

●	the timing, costs and results of clinical trials and other development activities versus expectations;

●	the ability to manufacture products successfully;

●	competition from products sold or being developed by other companies;

●	the price of, and demand for, Company products once approved;

●	the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products;

●	patent reinforcement and prosecution; and

●	changes in laws or the regulatory environment affecting our company.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Comparison of Nine Months Ended September 30, 2022 and 2021

The following table summarizes our results of operations for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,		Variance
	2022	2021	Amount	%
Operating expenses:
Research and development	$391,533	$372,557	$18,976	5%
General and administrative expenses	1,151,576	352,253	799,323	227%
Total operating expenses	1,543,109	724,810	818,299	113%
Operating loss	(1,543,109)	(724,810)	(818,299)	113%
Other income (expense):
PPP Loan Forgiveness	—	10,298	(10,298)	100%
Other income	—	6,365	(6,365)	100%
Interest expense	(41,913)	(19,541)	(22,372)	114%
Inducement loss	—	(80,972)	80,972	100%
Gain on change in fair value of warrant liability	41,610	—	41,610	100%
Total other expense, net	(303)	(83,850)	83,547	100%
Income Tax expense (benefit)	—	—	—	—
Net loss and comprehensive loss	(1,543,412)	(808,660)	(734,752)	91%
Less: Net loss of TarMeta Biosciences, LLC prior to acquisition by Felicitex Therapeutics, Inc.	—	(209,708)	(209,708)	100%
Net loss attributable to Felicitex Therapeutics, Inc.	$(1,543,412)	$(598,952)	$(944,460)	158%

Revenues

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from product sales in the foreseeable future.

Research and Development Expenses

Research and development program costs include compensation and other direct costs plus an allocation of indirect costs, based on certain assumptions. Our product candidates are in various stages of development and significant additional expenditures will be required if we start clinical trials, encounter delays in our programs, apply for regulatory approvals, continue development of our technologies, expand our operations and/or bring our product candidates to market. The total cost of any particular clinical trial is dependent on a number of factors such as trial design, length of the trial, number of clinical sites, number of patients and trial sponsorship. The process of obtaining and maintaining regulatory approvals for new products is lengthy, expensive and uncertain. Because of the current stage of our product candidates, among other factors, we are unable to reliably estimate the cost of completing our research and development programs or the timing for bringing such programs to various markets or substantial partnering or out-licensing arrangements, and, therefore, when, if ever, material cash inflows are likely to commence.

Research and development activities are central to our business model. We expect that our research and development expenses will continue to increase substantially for the foreseeable future and will comprise a larger percentage of our total expenses.

The following table sets forth the breakdown of research and development costs for each of our two segments for the nine months ending September 30, 2022 and 2021:

	Nine Months Ended September 30,				Variance
	2022	%	2021	%	Amount	%
Felicitex Therapeutics, Inc.	$391,533	100.00%	$200,270	53.76%	$191,263	95.50%
TarMeta Biosciences, LLC	—	—	172,287	46.24%	(172,287)	100.00%
	$391,533	100.00%	$372,557	100.00%	$18,976	5.09%

Research and development expenses for the two segments increased 5%, or $18,976, to $391,533 for the nine months ended September 30, 2022 compared to $372,557 for the same period of the prior year. This increase was primarily due to increases in compensation, pre-clinical studies, and materials.

General and Administrative Expenses

The following table sets forth the breakdown of general and administrative expenses for each of our two segments for the nine months ending September 30, 2022 and 2021:

	Nine months Ended September 30,				Variance
	2022	%	2021	%	Amount	%
Felicitex Therapeutics, Inc.	$1,151,576	100.00%	$308,468	87.57%	$843,108	273.32%
TarMeta Biosciences, LLC	—	0.00%	43,785	12.43%	(43,785)	100.00%
	$1,151,576	100.00%	$352,253	100.00%	$799,323	226.92%

General and administrative expenses consist of compensation, professional fees, patent licensing fee and the cost of filing patent applications.

General and administrative expenses for the two segments increased 227%, or $799,323 to $1,151,576 for the nine months ended September 30, 2022 compared to approximately $352,253 for the same period of the prior year. This increase was primarily due to increases in compensation expense and professional fees for the filing of patents, submitting applications with the SEC for our initial public offering, and conducting financial statement audits and quarterly reviews.

Other Income and Expense

Other income and expenses decreased by $83,547 primarily due to the inducement loss of $80,972 in connection with stock-based compensation during the first quarter of 2021 and $41,610 gain on change in warrant liability in the third quarter of 2022, which was offset by other income of $6,365 and PPP Loan forgiveness of $10,298 also in the first quarter of 2021 and in increase in interest expense of $22,372 in 2022.

Net Earnings and Losses

Our net loss increased 91% from $808,660 for the nine months ended September 30, 2021 to net losses of $1,543,412 for the nine months ended September 30, 2022. This increase was due primarily to increases in operating expenses partially offset by the aforementioned decrease to other expenses.

Comparison of Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020:

	Years Ended December 31,		Variance
	2021	2020	Amount	%
Operating expenses:
Research and development	$631,751	$487,717	$144,034	30%
General and administrative expenses	777,940	648,550	129,390	20%
Total operating expenses	1,409,691	1,136,267	273,424	24%
Operating loss	(1,409,691)	(1,136,267)	(273,424)	24%
Other income (expense):
Interest income	182	45	137	304%
PPP loan forgiveness	10,298	-	10,298
Other income	12,064	-	12,064
Interest expense	(44,007)	(39,123)	(4,884)	12%
Inducement loss	(151,497)	(83,510)	(67,987)	81%
Gain on change in fair value of warrant liability	(46,388)	4,687	(51,075)	-1090%
Total other expense, net	(219,348)	(117,901)	(101,447)	86%
Net loss before provision for income tax	(1,629,039)	(1,254,168)	(374,871)	30%
Income tax expense (benefit)	-	-	-	0%
Net loss and comprehensive loss	(1,629,039)	(1,254,168)	(374,871)	30%
Less: Net loss of TarMeta Biosciences, LLC prior to acquisition by Felicitex Therapeutics, Inc.	(277,526)	(535,725)	258,199	-48%
Net loss attributable to Felicitex Therapeutics, Inc.	$(1,351,513)	$(718,443)	$(633,070)	88%

Revenues

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from product sales in the foreseeable future.

Research and Development Expenses

Research and development program costs include compensation and other direct costs plus an allocation of indirect costs, based on certain assumptions. Our product candidates are in various stages of development and significant additional expenditures will be required if we start clinical trials, encounter delays in our programs, apply for regulatory approvals, continue development of our technologies, expand our operations and/or bring our product candidates to market. The total cost of any particular clinical trial is dependent on a number of factors such as trial design, length of the trial, number of clinical sites, number of patients and trial sponsorship. The process of obtaining and maintaining regulatory approvals for new products is lengthy, expensive and uncertain. Because of the current stage of our product candidates, among other factors, we are unable to reliably estimate the cost of completing our research and development programs or the timing for bringing such programs to various markets or substantial partnering or out-licensing arrangements, and, therefore, when, if ever, material cash inflows are likely to commence.

Research and development activities are central to our business model. We expect that our research and development expenses will continue to increase substantially for the foreseeable future and will comprise a larger percentage of our total expenses.

The following table sets forth the breakdown of research and development costs for each of our two segments for the years ending December 31, 2021 and 2020:

	Years ended December 31,				Variance
	2021	%	2020	%	Amount	%
Felicitex Therapeutics, Inc.	$402,382	63.69%	$212,440	43.56%	$189,942	89.41%
TarMeta Biosciences, LLC	229,369	36.31%	275,277	56.44%	(45,908)	-16.68%
	$631,751	100.00%	$487,717	100.00%	$144,034	29.53%

Research and development expenses for Felicitex increased 89%, or $190,000, to $402,000 for the year ended December 31, 2021 compared to $212,000 for the year ended December 31, 2020. This increase was primarily due to increases in compensation, pre-clinical studies, and materials.

Research and development expenses for TarMeta decreased 17%, or $46,000, to $229,000 for the year ended December 31, 2021 compared to approximately $275,000 for the year ended December 31, 2020. This decrease was primarily due to reduction in consulting fees.

General and Administrative Expenses

The following table sets forth the breakdown of general and administrative expenses for each of our two segments for the years ending December 31, 2021 and 2020:

	Years ended December 31,				Variance
	2021	%	2020	%	Amount	%
Felicitex Therapeutics, Inc.	$717,720	92.26%	$398,022	61.37%	$319,698	80.32%
TarMeta Biosciences, LLC	60,220	7.74%	250,528	38.63%	(190,308)	-75.96%
	$777,940	100.00%	$648,550	100.00%	$129,390	19.95%

General and administrative expenses consist of compensation, professional fees, patent licensing fee and the cost of filing patent applications.

General and administrative expenses for Felicitex increased 80%, or $320,000, to $718,000 for the year ended December 31, 2021 compared to approximately $398,000 for the year ended December 31, 2020. This increase was primarily due to increases in compensation expense and professional fees for the filing of patents and conducting a financial statement audit.

General and administrative expenses for TarMeta decreased 76%, or $190,000, to $60,000 for the year ended December 31, 2021 compared to approximately $251,000 for the year ended December 31, 2020. This decrease was primarily due to reduction in management fee and depreciation expense related to equipment.

Other Income and Expense

Other income and expense consist of PPP loan forgiveness, other income from equipment rental, interest expense, inducement loss and loss on fair value of warrants. Our other expenses increased $102,000 from approximately $118,000 in the year ended December 31, 2020 to $220,000 in the year ended December 31, 2021, or 105%. This increase was primarily due to inducement loss to convert debt into equity and loss on the change in fair value of warrants. Our other income increased $22,000 from approximately $0 in the year ended December 31, 2020 to $22,000 in the year ended December 31, 2021, or 500%. This increase/decrease was primarily due to forgiveness of PPP loan payable and increase in equipment rental income.

Net Earnings and Losses

Our net loss increased 30% from approximately $1.3 million for the year ended December 31, 2020 to net losses of approximately $1.6M for the year ended December 31, 2021. This increase/decrease was due primarily to increases in both operating expenses and other expenses.

Liquidity and Capital Resources

As of September 30, 2022, we had cash of $20,699. To date, we have financed our operations primarily from loans and investments from our principal shareholder and Chairman, Mr. Marc Duey.

The Company is in the development stage and has incurred losses and negative cash flows from operations. For the nine months ended September 30, 2022 and 2021, the Company had a net loss of approximately $1,543,000 and $809,000, respectively, and negative cash flows from operations of approximately $986,000 and $573,000, respectively. Further, the Company had an accumulated deficit of $7,906,296 as of September 30, 2022, and $6,362,884 as of December 31, 2021. Based on the current development plans for the Company's drug candidates and other operating requirements, existing cash and equivalents are not sufficient to fund operations for the twelve months following the date of the registration statement of which this prospectus is a part. We expect to incur losses over the next several years as we continue development of our technologies and product candidates, manage our regulatory processes, initiate and continue clinical trials, and prepare for potential commercialization of products. To date, we have been reliant on our Chairman, Marc Duey, and a small number of investors to finance our operations. From our inception through September 30, 2022, we received funding of $5.6 million. This amount does not include a $200,000 grant received from the Massachusetts Life Sciences Center in 2015.

Until we are successful in our efforts for capital infusion, which is not entirely within our control, a substantial doubt exists about our ability to continue as a going concern for a period of one year after the date of filing of these financial statements. In addition, the ability of our principal shareholder to continue to provide financial support is dependent on our ability to secure additional funding. Management continues to address our liquidity position and will adjust spending as needed in order to preserve liquidity. Our future liquidity needs will be determined primarily by the success of our operations with respect to the progression of our product candidates and key development and regulatory events in the future. Potential sources of additional funding include: (1) pursuing collaboration, out-licensing and/or partnering opportunities for our portfolio programs and product candidates with one or more third parties, (2) renegotiating third party agreements, (3) securing additional debt financing and/or (4) selling equity securities. There can be no assurances that we will be successful in these efforts.

We plan to raise additional capital from various potential sources, including equity and/or debt financings, grant funding, and strategic relationships. In addition, we have an engagement with the representative to sell up to $15 million of our common stock and common stock warrants in this initial public offering, which amount, if fully raised, would be sufficient to fund our operations for approximately 24 months. However, there can be no guarantee that we will be able to successfully complete this initial public offering or otherwise raise the necessary capital on terms acceptable to us, if at all. Should such financings be unsuccessful, we would be required to delay, scale back or eliminate some or all of our research and development programs, which would likely have a material adverse effect on us and our consolidated and combined financial statements.

Due to the above factors, a substantial doubt exists as to our ability to continue as a going concern.

Loans to the Company

On January 16, 2018, Marc Duey, our Chairman, agreed to lend up to $550,000 to the Company on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $ 2.29. On March 17, 2020, we issued 238,612 shares of our common stock on Mr. Duey’s conversion of approximately $502,000 in principal and $45,000 of accrued interest on loans under the January 16, 2018 agreement. Mr. Duey also received warrants to purchase 47,722 additional shares of common stock as an incentive to convert these loans.

On March 31, 2020, Mr. Duey entered into an additional on-demand agreement to lend us up to $550,000 on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29. On March 17, 2021, we issued 232,473 shares of common stock to Mr. Duey on conversion of $521,000 in principal and $27,823 of accrued interest on loans under the March 31, 2020 agreement. Additionally, the Company issued warrants that are exercisable into 46,495 shares of common stock within five years at an exercise price of $2.36 per share as an incentive to convert these loans.

On March 31, 2021, Mr. Duey entered into an additional on-demand agreement to lend us up to $550,000 on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29. On November 2, 2021, we issued 147,586 shares of our common stock to Mr. Duey on conversion of $348,420 in principal on loans under the March 31, 2021 agreement. Additionally, the Company issued warrants that are exercisable into 29,518 shares of common stock within five years at an exercise price of $2.36 per share as an incentive to convert these loans.

On March 15, 2022, the total liability owed to our Chairman, Marc Duey, for loans Mr. Duey made to us was $541,180 in principle plus $54,564 in accrued interest.  On March 16, 2022, our board of directors authorized the conversion of the combined liability in the amount of $595,744 into 192,977 shares of our common stock, effective as of March 16, 2022.  The conversion price valuation was determined using an independent 409A valuation. The Company has also entered into a convertible grid note with the Chairman with respect to additional advances that the Chairman expects to make to the Company for general working capital purposes from now until additional funds are raised from investors. This grid note carries interest at 12% per year, payable in one lump sum on the maturity date, matures on the one-year anniversary of the issuance date and may be prepaid at any time, in whole or in part, without penalty. It may also be converted at any time, in the sum of any advances and accrued interest at a price per share of $3.09.

As of September 30, 2022, Mr. Duey had loaned to us $661,225 under this grid note. Since October 1, 2022, Mr. Duey has loaned to us an additional $133,000 under the grid note.

In addition, Yuriy Gankin, Director, loaned   the Company $45,000 on November 16, 2022, as a short-term advance with an interest rate of 12%.

During the year ended December 31, 2020, we received loan proceeds in the amount of approximately $10 thousand under the Paycheck Protection Program, or PPP, which was established as part of the Coronavirus Aid, Relief and Economic Security Act administered through the Small Business Administration, or SBA. The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over two years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

We used all proceeds for purposes consistent with the PPP requirements and met the conditions for forgiveness of the loan. On February 24, 2021, our loan was forgiven in full.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Nine Months Ended September 30,
	2022	2021
Net cash flows used in operating activities	$(985,888)	$(572,520)
Net cash flows used in investing activities	—	—
Net cash flows provided by financing activities	996,225	547,244
Net change in cash	10,337	(25,276)
Cash, beginning of year	10,362	38,355
Cash, end of period	20,699	13,079

	Years Ended December 31,
	2021	2020
Net cash flows used in operating activities	$(888,237)	$(978,481)
Net cash flows used in investing activities	-	(957)
Net cash flows provided by financing activities	860,245	1,010,267
Net change in cash	(27,993)	30,829
Cash, beginning of year	38,355	7,526
Cash, end of year	10,362	38,355

Net cash used in operating activities was approximately $986,000 for the nine months ended September 30, 2022, as compared to net cash used in operating activities of approximately $573,000 for the nine months ended September 30, 2021, which represents an approximate $423,000 increase in net cash used in operating activities including preparation for the company’s initial public offering.

Net cash used in operating activities was approximately $888,000 for the year ended December 31, 2021, as compared to net cash used in operating activities of $978,000 for the year ended December 31, 2021 which represents an approximate $90,000 decrease in net cash used in operating activities which resulted from an increase in accounts payable during the period.

No cash was used investing activities for the nine months ended September 30, 2022 and 2021 respectively.

Net cash used in investing activities was approximately $0 and $1,000 for the years ended December 31, 2021 and 2020 respectively.

Net cash provided by financing activities was approximately $996,000 and $547,000 for the nine months ended September 30, 2022 and 2021 respectively. For both these periods, net cash provided by financing activities primarily consisted of loans made by our principal investor and chairman which were substantially converted subsequently into common stock plus warrants.

Net cash provided by financing activities was approximately $860,000 and $1 million for the years ended December 31, 2021 and 2020, respectively. For both the years ended December 31, 2021 and 2020, net cash provided by financing activities consisted of loans made by our principal investor and chairman which were substantially converted subsequently into common stock plus warrants.

Contractual Obligations

On December 31, 2018, the Company entered into an exclusive license Agreement with Ryvu Therapeutics S.A. (formerly “Selvita S.A.”), a Polish corporation for sole responsibility and discretion of developing and commercializing certain compounds and products. The milestone payments to be paid to Ryvu under the agreement were amended by agreement dated April 16, 2019.

Under the terms of the agreement, the Company is obligated to make certain milestone and royalty payments to Ryvu. There were no royalty or milestone payments made to Ryvu during the nine months ended September 30, 2022 and 2021, or the years ended December 31, 2021 and 2020.

On May 5, 2014, the Company entered into a collaboration and license agreement with Eurobio Scientific SA (formerly “Diaxonhit”), a French company, for the development and commercialization of certain compounds developed and owned by Eurobio. The terms were amended by agreement on July 23, 2014 and on February 14, 2022. Under the agreement, the Company must pay Eurobio an annual license fee for a certain number of years, certain milestone payments, and certain royalties and sub-license payments on net sales of licensed compounds.

There were no royalty or sub-license payments made to Eurobio during the nine-month periods ended September 30, 2022 and 2021 and the years ended December 31, 2021 and 2020.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the consolidated and combined financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends and the assessment of the probable future outcome. Subjective and significant estimates include, but are not limited to, the valuation of stock-based compensation, the valuation of warrant liability, expense recognition and accruals associated with third party providers supporting pre-clinical studies and other research and development, and income tax asset realization. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of changes, if any, are reflected in the consolidated and combined statements of operations in the period that they are determined.

Collaborative Arrangements

The Company analyzes its collaborative arrangements to assess whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards, and therefore are within the scope of FASB ASC Topic 808, Collaborative Arrangements (“ASC 808”). For collaborative arrangements that contain multiple elements, the Company determines which units of account are deemed to be within the scope of ASC 808 and which units of account are more reflective of a vendor-customer relationship, and therefore are within the scope of ASC 606. For units of account that are accounted for pursuant to ASC 808, an appropriate recognition method is determined and applied consistently, either by analogy to appropriate accounting literature or by applying a reasonable accounting policy election. For collaborative arrangements that are within the scope of ASC 808, the Company evaluates the income statement classification for presentation of amounts due to or owed from other participants associated with multiple units of account in a collaborative arrangement based on the nature of each activity. Payments or reimbursements that are the result of a collaborative relationship instead of a customer relationship, such as co-development and co-commercialization activities, are recorded as increases or decreases to Research and Development Expense or General and Administrative Expense, as appropriate. Milestone payments are considered contingent liabilities and are recognized when the Company deems the milestone event to be probable.

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company used various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1 - Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

●	Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.

●	Level 3 - Valuations based on inputs that are unobservable. These valuations require significant judgment.

The availability of valuation techniques and observable inputs can vary and is affected by a wide variety of factors, including the type of asset or liability, whether the asset or liability is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuations, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the assets or liabilities existed.

Research and Development

Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB ASC 730-10. Research and development costs are charged to expense as incurred and include the cost of wages, equipment, materials, and laboratory fees paid in conducting scientific research on potential drug candidates.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and non-employees in conformity with the provisions of FASB ASC Topic 718, Compensation - Stock Based Compensation. The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of options granted using the Black Scholes Merton model. The Company estimates when and if performance-based awards will be earned. If an award is not considered probable of being earned, no amount of equity-based compensation expense is recognized. If the award is deemed probable of being earned, related equity-based compensation expense is recorded. The fair value of an award ultimately expected to vest is recognized as an expense, net of forfeitures, over the requisite service, which is generally the vesting period of the award. Options forfeitures are recorded as they occur.

The Black Scholes Merton model requires the input of certain subjective assumptions and the application of judgment in determining the fair value of the awards. The most significant assumptions and judgments include the following:

●	Expected volatility - The expected price volatility is based on the historical volatilities of peer group companies as the Company does not have a sufficient trading history. Industry peers consist of several public companies in the bio-tech industry similar in size, stage of life cycle, and capital structure. The Company also blends in historical data on the volatility of its own equity, increasing in proportion as the period of historical data on the Company’s data becomes more representative.

●	Risk-free interest rate - The risk-free rate was determined based on yields of U.S. Treasury Bonds of comparable terms.

●	Expected dividend yield - The Company has not previously issued dividends and do not anticipate paying dividends in the foreseeable future. Therefore, we used a dividend rate of zero based on our expectation of additional dividends.

●	Expected term -The expected term of the options was estimated using the simplified method.

Common shares issued to third parties for services provided are valued at fair value of the Company’s shares.

Warrant Liability

Warrants are accounted for in accordance with the guidance contained in ASC 815-40-15-7D and 7F, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the consolidated and combined statement of operations and comprehensive loss. The warrants are valued using a Black Scholes model.

Recently Adopted Accounting Pronouncements

In November 2018, the FASB issued Accounting Standard Update (“ASU”) No. 2018-18, Collaborative Arrangements (Topic 808) (“ASU No. 2018-18”). This update provides clarification on the interaction between Revenue Recognition (Topic 606) and Collaborative Arrangements (Topic 808) including the alignment of unit of account guidance between the two topics. The Company early adopted ASU No. 2018-18 as of January 1, 2020. The adoption of this update did not have a material effect on the Company’s consolidated and combined financial statements, as there were no collaborative arrangements that had identified performance obligations to customers.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). The amendments in ASU 2021-04 provide guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The update is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company does not believe that the adoption of ASU No. 2021-04 has had a material effect on its consolidated and combined financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU No. 2020-06”). ASU No. 2020-06 was issued to address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. In addition to eliminating certain accounting models, the FASB also decided to enhance information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. This update is effective for public business entities for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company adopted ASU No. 2020-06 which did not have a material effect on its consolidated and combined financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) as subsequently amended (“ASU No. 2016-02”). ASU No. 2016-02 was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for public business entities, not-for-profit entities that has issued securities that are traded, listed or quoted on an exchange or an over-the-counter market, and employee benefit plans that file financial statements with the SEC. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740 and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. The update is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

BUSINESS

Our Mission

Developing novel treatments for dormant cancers: targeting cancer resistance, metastasis, and relapse.

Overview

We are a preclinical oncology drug development company focused on developing treatments that target both dormant and proliferating cancers to improve treatment effectiveness and long-term outcomes for the deadliest and most therapy resistant liquid and solid tumors - hematopoietic, ovarian, pancreatic, colorectal, osteosarcoma, glioblastoma, and lung.

We have designed and patented small molecules and related methods to selectively disrupt dormant cancer cells in a manner that is specific to the disease and tissue context. This approach is lethal to cancer cells that rely on deregulation of the cell cycle for survival and has been shown to lead to the reversal of acquired resistance mechanisms. Our drug candidates are intended to be effective across a broad range of solid tumors and hematological cancers. We target a high unmet need in large oncology markets for liquid and solid tumors including, but not limited to, non-small cell lung cancer, or NSCLC, glioblastoma multiforme, or GBM, ovarian, prostate, colorectal, pancreatic cancers, and acute lymphoblastic leukemia, or ALL.

We have established a drug discovery platform that, we expect, will enable the expansion of our product candidate pipeline, via simultaneous identification of novel targets and corresponding specific small molecule inhibitors, in a way that is faster than through other currently available methodologies. We have a strong IP position that is continuously growing. We have a cost-effective development strategy drawing on a network of top-notch U.S.-based and international collaborators, each a recognized leader in their respective areas of expertise.

Developing Novel Treatments for Dormant Cancers - Targeting Resistance, Metastasis, and Relapse

As an oncology drug development company, we are at the forefront of one of the most promising areas - dormant cancers. These cancers are responsible for resistance, metastasis, and recurrence. We are developing treatments that target both dormant and proliferating cancers and seek to improve the effectiveness and long-term outcomes of treatments for the deadliest and most therapy resistant liquid and solid tumors: hematopoietic, ovarian, pancreatic, colorectal, osteosarcoma, glioblastoma, and lung.

It is well established that most tumors are heterogeneous. While some of the cancer cells divide rapidly others do not. They are staying in the dormant state using this as a survival niche (or microanatomical structure in which dormant cancer cells are maintained and protected from therapy). This is especially true of solid tumors in which the cells in the outer layers are proliferating, but the inner volume comprises a large proportion of dormant cells, frequently as a result of inadequate nutrient supply and oxygen deprivation (hypoxia). Hypoxic regions have long been known to be resistant to chemotherapy and radiation treatment. Tumor hypoxia, as a target for chemotherapy, is currently an active area of research.

Moreover, when cancer cells are under stress from either chemotherapy, anti-angiogenesis therapy, specific targeted treatment, or radiation, cancer cells often go into dormant state, or G0, using it as a niche to hide. After the completion of treatment, these cells can mutate and acquire resistance to the current treatment, begin growing and cause cancer recurrence. This process is called pharmacological quiescence.

Cancer cell dormancy is a major and as yet unaddressed mechanism of cancer survival and resistance. Until recently, the research efforts have been focused on combating the inherently resistant cancer cells and the acquired resistance, which develops over time on exposure to chemotherapeutics.

Felicitex is developing new therapies that specifically target and kill cancer cells that use the dormancy state for their survival niche. Our therapies are designed to target cancer cells that are either in the active growing or dormant states. While in the dormant state, cancer cells are non-responsive to any existing treatments. Our treatment approach is designed to exhibit three therapeutically beneficial outcomes:

●	first, kill dormant cancer cells depriving them of the ability to remain in their “survival niche” and thereby eliminating their ability to develop resistant phenotype;

●	second, decrease their metastatic potential; and

●	third, eliminate cancer recurrence.

Cellular dormancy is a resting or “sleeping” state, denoted as the G0 state of the cell cycle. While being dormant, a cell is in a reversible low metabolic state. As a consequence, both transcription and translation processes are slowed down and, therefore, these cells are resistant to treatments by chemotherapeutics and targeted therapies, as well as immunotherapies.

A challenge for durable cancer treatment is the extreme mechanistic diversity and adaptive capacity of tumors within and among cancer patients. For any given drug, the benefit is increasingly limited by the subtype of disease and by the rapid emergence of drug resistance. Our goal is to deliver a broadly active and durable therapy by targeting vulnerabilities in dormant cancer cells. The therapeutic strategy is to use our molecules alone or in combinations with either marketed or clinical stage drugs, each combination representing a potential opportunity for partnering or licensing. The goal is to increase the patient response rate, quality of life and overall survival rate toward 100% and minimize the side effects and cost of treatments by reducing the overall amount of drug required and sequential rounds of treatments.

Our current internal pipeline development activities are focused on the small molecules inhibitors of the dual specificity protein kinase, or DYRK, family of kinases. Our molecules pre-clinically have shown a high level of synergy in combination with a spectrum of approved oncology therapeutics, including drugs with significant patent protection (such as epidermal growth factor receptor inhibitors, or EGFR, inhibitors, Kirsten rat sarcoma virus, or KRAS, inhibitors, mitogen-activated protein kinase, or MEK, inhibitors, and polo-like kinase 1, or PLK1, inhibitors), and drugs with expiring patent protection, specifically the taxane family and vinca alkaloids.

Our mechanism of action is unique. Our molecules inhibit the activity of DYRK1 kinase and, therefore, deprive cancer cells of the ability to enter and stay in “sleeping” or G0 state. Acquired resistance is a major issue for targeted therapies (mutant KRAS, MEK, EGFR inhibitors) including immuno-oncology agents, and such resistance is being developed while cancer cells stay in G0 (dormancy) state. DYRK1 kinase maintains the ability of cancer cells to stay in dormant, G0 state and this is a key driver of developing acquired resistance. Accordingly, we are developing small molecule inhibitors specific and selective for DYRK1 kinase. Our FX-1610, FX-7742, and FX-9847 product candidates inhibit tumor growth and metastasis in animal models.

TarMeta Biosciences’ Drug Development Platform - Combining Target With Phenotypic-Based Drug Discovery

Through our collaboration with TarMeta Biosciences, LLC, which we subsequently acquired in December 2021, we have been utilizing TarMeta’s drug discovery platform technology for the identification of target-specific small molecules for difficult to treat cancers.

TarMeta’s high throughput platform is based on a combination of an affinity selection mass spectrometry screening technique, a phenotypic based drug discovery technique, and a cellular thermal shift assay (CETSA). This unique combination offers an approach to the drug discovery process that is geared towards efficient and cost-effective pre-clinical drug development.

TarMeta’s drug discovery platform allows not only for the assessment and quantification of target engagement under physiological conditions - without the need to modify the compound or protein, but also for the investigation of a molecule’s direct effects in a physiologic environment, providing important information about the complex biological mechanisms that may be impacted upon treatment.

Improving R&D productivity is among the greatest issues faced by the pharmaceutical industry. The ability to reduce the attrition rate of drug candidates in clinical development not only addresses one of the greatest challenges in the pharmaceutical industry but also the greatest opportunity. Given the extremely high costs of clinical development, an efficient and economical strategy for drug discovery would involve a process that has the ability to reduce late-stage development failures. In addition, any cost-effective approach that could predict toxicological liability or undesirable pharmacokinetic properties pre-clinically will also reduce downstream attrition.

Target-Based Drug Discovery

In target-based drug discovery, the goal is to identify molecules that interact with a specific drug target known to be involved in a disease process. This is typically done with high throughput screening, or HTS, which allows for the automated screening of large compound libraries to determine if any molecules in the library bind the target of interest.

This “hit” molecule would then undergo modification through medicinal chemistry which requires extensive time and resources in an effort to optimize the potency, selectivity, and solubility properties of the compound.

A significant limitation of target-based approaches is that certain chemical properties critical to the development of a new drug can’t be assessed by compound library screening. For example, HTS cannot evaluate cytotoxicity, mechanisms of action, or solubility.

Phenotypic Based Drug Discovery

Phenotypic Based Drug Discovery is a more direct translational model of disease pathophysiology and is used to identify molecules that have the ability to alter a cell’s phenotype in a pre-specified manner, such as a specific mechanism of action of identified small molecules culminating in cancer cell death.

In contrast to target-based drug discovery, phenotypic screening does not rely on knowing the identity of the specific drug target or its hypothetical role in the disease. This method allows for the investigation of a molecule’s effects in a physiologic environment and provides important information about the complex biological mechanisms that may be impacted upon treatment, thus allowing for elucidation of a drug’s mechanism of action.

Increasing the understanding of cell signaling pathways affected by a drug could potentially decrease the number of clinical failures by identifying factors contributing to unexpected activity, toxicities, and lack of efficacy.

While offering a robust methodology for identification of novel targets in a physiologic environment, the identification of a specific target, i.e., the target deconvolution process, is considered to be a major limitation in the phenotypic based approach as it requires a “reverse engineering” approach to identify the affected pathway and kinase target that can deliver false - positive results.

Felicitex’s and TarMeta’s Combined Approach for Drug Discovery

TarMeta’s novel, proprietary drug discovery platform is able to generate high-quality drug candidates which are not only validated against specific therapeutic targets of high clinical and commercial interest but also demonstrate mechanisms of action.

This coordinated platform combines a target, phenotypic, and CETSA based approach in a cellular context to the drug discovery process, which offers distinct advantages to any of these methods alone by providing information about the physicochemical, biochemical, and mechanistic properties of a molecule (solubility, stability, cell permeability, mode of action).

TarMeta’s platform methodology provides the opportunity to advance drug discovery for Felicitex more quickly and efficiently with less upfront investment in medicinal chemistry resources.

Using this platform, we and TarMeta have identified to date eight small molecules (composed of two unique scaffolds) which have demonstrated significant anti-tumor activity in non-small cell lung cancer. The molecules of interest are currently undergoing further testing by Felicitex in additional cell-based assays. The acquisition of TarMeta by Felicitex Therapeutics permits Felicitex to pursue commercialization of any discovered assets in a fashion that is not encumbered by licensing obligations including one-time payments and milestone payments.

Acquisition of TarMeta Biosciences, LLC and its Proprietary Drug Discovery Platform

We closed our acquisition of TarMeta Biosciences, LLC on December 30, 2021. Upon closing this acquisition, we acquired all of the intellectual property owned by TarMeta and all rights of TarMeta in and to all third-party intellectual property. Through this acquisition, the proprietary platform developed by TarMeta enables us to potentially identify novel cancer dormancy targets and, at the same time, identify and develop small molecule inhibitors that, we believe, are potent and selective.

Our Product Pipeline

We have a pipeline of therapeutic compounds focused primarily on oncology indications of high unmet medical need. The following chart summarizes the status of the drug candidates in our current pipeline:

Notes: 1. The column heading “Preclinical” refers to the Pre-IND enabling studies phase.

     2. FX 7742 and FX-9847 are both being developed for solid tumor indications including NSCLC and colorectal cancer.

●	FX-1610, a small molecule inhibitor of DYRK1A and DYRK1B kinases (not orally bioavailable), is our compound in development for pediatric leukemia - Acute Lymphoblastic Leukemia (ALL), an orphan drug indication of high unmet medical need. We expect to file an Investigational New Drug, or IND, application for FX-1610 during the first half of 2023.

●	FX-7742 is our orally bioavailable compound being developed for solid tumor indications including NSCLC and colorectal cancer with mutations in EGFR (such as T790M) and KRAS (such as G12C). We are targeting an IND submission for FX-7742 for NSCLC and/or other solid tumors with EGFR and KRAS mutations in the first half of 2023.

●	FX-9847 is our non-orally available small molecule compound being developed for solid tumor indications as a back-up to FX-7742, if FX-7742 fails safety testing. We expect to file an IND for FX-9847 in the second half of 2023, if we replace FX-7742 with FX-9847, or otherwise in the first half of 2024 assuming the required funds are available for this IND at that time.

We are currently developing the chemistry, manufacturing and control (CMC) and formulation and qualifying the safety profiles of FX-1610, FX-7742 and FX-9847 to comply with current regulatory requirements. We are undertaking the characterization and validation of these product candidates prior to entering non-human primate (NHP) preclinical toxicology studies for further refining safety, formulation, dosing and scheduling regimen parameters in advance of a Phase 1b/2a trials in humans. Assuming completion of the work described immediately above and following the completion of pre-IND enabling studies which we would undertake assuming the successful completion of this offering (which we cannot guarantee), we expect to file INDs for FX-1610 and FX-7742 in the first half of 2023. If we need to substitute FX-9847 for FX-7742, if FX-7742 fails safety studies, we would expect to be ready to file an IND for FX-9847 in the fourth quarter of 2023.

In addition, we are working to expand our pipeline through the identification and development of new dormancy targets.

Our Drug Development Timetable

We plan to initiate IND enabling studies in the second quarter of 2023 with our two advanced drug candidates which are still in preclinical development, FX-1610 and FX-7742, each of which has demonstrated significant anti-cancer efficacy in animal models with no toxicity. Initial target indications for these candidates include ALL, NSCLC (EGFR and KRAS mutations).

Our first-in-human clinical trials (for FX-1610) are expected in the second quarter of 2023. We are executing our development strategy as rapidly and cost-effectively as we can, drawing on a network of top-notch U.S.-based and international collaborators, each a recognized leader in their respective areas of expertise. Current indications include liquid (e.g., ALL) and solid tumors such as non-small cell lung focusing on EGFR and KRAS mutants. We plan to advance an additional program targeting solid tumors with our molecule FX-9847, in case FX-7742 fails further safety studies and a back-up becomes necessary for that product candidate. We retain full, worldwide rights to our most advanced programs.

Our Technology

We have expertise in targeting cancer pro-survival mechanisms and our drugs are synergistic with chemotherapy and targeted therapies.

The example of the synergistic mechanism of action of DYRK1 inhibitors when combined with G12C mutant KRAS targeted inhibitors is illustrated as follows:

Results of our animal preclinical efficacy study of our product candidate FX-1610 with respect to the treatment of Acute Lymphoblastic Leukemia is discussed immediately below.

Figure 1: FX-1610 was demonstrated to have efficacy in B-ALL mice model (NSG mice with human B-ALL cells). Animals were treated with 40 mg/kg/day FX-1610, IP, for 2 weeks (yellow boxes). Kaplan-Meier analysis of mice treated with FX-1610 was performed. Data were statistically significant as determined by log-rank (Mantel-Cox) test P < 0.01. Treatment of B-ALL with FX-1610 was well tolerated and had on-target effects in vivo.

100% survival of mice was observed 80 days after termination of the treatment with our molecule FX-1610.

Additional descriptions of animal efficacy studies conducted to demonstrate the efficacy of FX-7742 in synergy with KRAS G12C inhibitors are provided in the figure below.

FX-7742 / NSCLC KRAS G12C

Figure 2: To demonstrate efficacious combination of FX-7742 and KRAS G12C inhibitor in vivo, xenograft H2122 model was performed. Mice were treated with daily oral dosing 20 mg/kg FX-7742, AMG510, oral dosing 10mg/kg, combination of FX-7742 and AMG510 (KRAS G12C inhibitor) or vehicle solution the day after tumors reached 200 mm3. AMG510 is a specific G12C KRAS inhibitor approved for lung cancer treatment. Importantly, there was clear evidence of synergistic effect of the combination on the tumor growth compared to either agent alone. The results were statistically significant, calculated P-values, P<0.001. No toxicity was observed.

Additional descriptions of animal efficacy studies conducted to demonstrate the efficacy of FX-9847 in synergy with T790M EFGR inhibitors are provided in the figure below.

FX-9847 / NSCLC EGFR T790M

Figure 3: In vivo efficacy of combination therapy of FX-9847 and osimertinib (Tagrisso) in NSCLC H1975 xenograft model: (1) vehicle control (black line); (2) FX-9847 100 mg/kg IP BID (green line); (3) Osimertinib IV, 2.5 mg/kg BIW (blue line); (4) FX-9847 100 mg/kg IP and Osimertinib 2.5 mg/kg IV (red line); tumors initial volume was 200 mm3, n=10. Treatment continued for 3 weeks; no weight loss was observed. From day 21 to day 34 mice were monitored for tumor re-growth.

Figure 3: A proof of concept, animal efficacy experiment in NSCLC EGFR T790M mice xenograft model (H1975) was performed. The goal was to demonstrate the efficacy of the combination therapy of osimertinib (Tagrisso) and FX-9847. The treatment resulted not only in significantly improved anti-tumor efficacy compared with osimertinib monotherapy and complete disappearance of the tumors but also 12 days delays in tumor re-growth (Figure 3). Animals were separated into 4 groups, 10 in each and were treated with either vehicle, FX-9847, osimertinib, or the combinations of osimertinib and FX-9847. Animals were dosed for 21 days. On day 22, the treatment was stopped and tumors were continuously monitored for the following 12 days until the tumor size limit of 2000 mm3 was reached and mice were sacrificed. Strikingly, there was a significant reduction on the rate of tumor re-growth in the group treated with the combination of osimertinib and FX-9847. Only after 12 days tumors started to increase in size indicating the significant reduction of the dormant cancer cell population as a consequence of the combination treatment. The results were statistically significant, calculated P-values. No toxicity was observed.

In this preclinical animal study, we demonstrated the eradication of the resistant dormant population of cancer cells via treatment with FX-9847.

Additional descriptions of animal efficacy studies conducted to demonstrate the efficacy of FX-9847 in synergy with KRAS G12C inhibitors are provided in the figure below.

FX-9847 / NSCLC KRAS G12C

Figure 4: In vivo efficacy of combination therapy of FX-9847 and AZD8037 in PDX NSCLC xenograft model: (1) vehicle control (red line); (2) FX-9847 100 mg/kg IP BID (grey line); (3) AZD8037 (blue line); (4) FX-9847 100 mg/kg IP and AZD8037 (green line); tumors initial volume was 200 mm3, n=10.

Figure 4: To demonstrate efficacious combination of FX-9847 and KRAS G12C inhibitor in vivo, xenograft H358 model was performed. Mice were treated with daily intraperitoneal injections of 80 mg/kg FX-9847, AZD8037 (KRAS G12C inhibitor), combination of FX-9847 and AZD8037 or PBS the day after tumors reached 200 mm3, n=10. Importantly, there was clear evidence of synergistic effect of the combination on the tumor growth compared to either agent alone. The results of this animal study were statistically significant, calculated P-values, P<0.01. No toxicity was observed.

An example of the single agent efficacy of FX-9847 in vivo is demonstrated below, illustrating almost complete elimination of metastasis in prostate cancer model.

Figure 5: Demonstration of the efficacy of FX-9847 in reducing primary and metastatic cancer growth and increasing overall survival in multiple animal models. Treatment with FX-9847 prevented metastasis in 70% of mice compared with the control. The data were statistically significant, n=12, P<0.001.

Competitive Strengths

We believe that we can be a leader in the discovery, development, and commercialization of cancer dormancy targeted drugs due to the following key strengths:

●	Therapies targeting dormant cancer cells. Our patented small molecules and related methods selectively disrupt cancer cells in the dormant state in a manner that is specific to the disease and tissue context. Our drug candidates are intended to be effective across a broad range of solid tumors and hematological cancers. We believe we can develop multiple profitable therapies based on the significant demand for such treatments.

●	Cost-effective and professional research, development and manufacturing strategy. We have a network of top-notch U.S.-based and international collaborators, each a recognized leader in their respective areas of expertise. With our network, we are reducing the initial costs and accelerating the timeline toward the development and deployment of medical breakthrough therapies.

●	Seasoned and accomplished management. Our management team members are leaders in drug discovery. Our officers have led drug discovery programs at Hoffman-La Roche and Memorial Sloan Kettering Cancer Center, authored 20 publications in peer reviewed journals, obtained several patents, have many years of pharmaceutical industry experience, and have experience collaborating with a broad array of biopharmaceutical companies. We also have more than two decades of business management experience in the pharmaceutical and biotechnology fields. Our board of directors includes the Head of Developmental Therapeutics at Memorial Sloan-Kettering Cancer Center and Professor of Pharmacology, Cell Biology and Medicine at Cornell University Medical School, and all of our directors have more than 20 years of experience in the biotechnology/pharmaceutical industries. Our officers and directors have advanced medical and business degrees from leading world universities.

Growth Strategies

Our mission is to rapidly advance our drug candidate pipeline and leverage our therapeutic platform to become a leader in the discovery, development, and commercialization of cancer dormancy targeted drugs. We intend to seek approval of our product candidates as first line cancer therapies to be used in combination with other first line cancer therapy drugs. The strategies of the Company to achieve this mission, while increasing value for our shareholders, will include the following steps:

●

Execute DYRK program advancement. Preparation is underway to submit an Investigational New Drug application, or IND, for FX-1610, for ALL indications, followed by FX-7742, for solid tumor oncology indications, both in 2023. If FX-7742 fails safety studies, we intend to substitute FX-7742 with FX-9847, an advanced small molecule compound being developed for solid tumors indications although not orally bioavailable.

●	Implement accelerated breakthrough therapy regulatory strategy. We believe that our assets are differentiated and represent potential breakthroughs in biopharmaceutical drug development. We will endeavor to seek breakthrough therapy designation (discussed below) with regulatory agencies, which could potentially lead to accelerated clinical development timelines. In addition, we will be seeking orphan drug indication for our FX-1610 drug candidate for pediatric leukemia - Acute Lymphoblastic Leukemia, which is identified as an orphan disease by the FDA.

●	Pursue pipeline licensing opportunities. We are pursuing opportunities with leading biopharmaceutical companies for the development and commercialization of our pipeline assets.

●

Leverage research, collaboration and IP licensing agreements with leading institutions. We have, or have had, research and collaboration programs with several biotechnology companies. These collaborations allow us to accelerate our research program toward the discovery and development of breakthrough therapies based on the combined data and research resources of our program collaborators and our patented and potentially patentable cancer therapies. These companies include Ryvu, a Polish integrated drug research services company, and Équilibre Biopharmaceuticals, a New York-based breakthrough neurological therapeutics company. Our collaboration partners also include Memorial Sloan Kettering Cancer Center, one of the world’s premier cancer centers, and Whitehead Institute for Biomedical Research.

Our goal is to advance two discovery assets per year into preclinical development. Assuming we raise the maximum amount in this offering (an assumption which we cannot guarantee), we expect to have from the offering sufficient funds for approximately the next 20 to 24 months to advance two product candidates, FX-1610 and FX-7742 (or FX-9847), through the IND enabling stage and filing process up to Phase 1b/2a clinical studies. We expect that we will need additional funds to begin Phase 1b/2a clinical studies for FX-1610 and FX-7742 (or FX-9847), to advance our prospective additional pipeline product candidates into the pre-IND enabling stage in 2023 or 2024, and to begin to disclose additional discovery assets on an annual basis. These additional funds will have to come from either additional securities offerings, whether public or private, debt or equity, or loans or other financing mechanisms provided by third parties or existing investors. There can be no assurances, however, that we will be successful in any future fund-raising efforts or that we will be able to raise these needed additional funds on terms acceptable to us, if at all. Considering our history of net losses, our accumulated deficit as of September 30, 2022 of $7,906,296, the fact that we have not, and will not in the foreseeable future, generate any revenues or operational cash flow and that we will need to raise substantial amounts of additional funds to advance our development programs, and the substantial doubt about our ability to continue as a going concern, we can provide no assurance that we will be successful in executing any of our growth strategies as listed above.

Our Intellectual Property

We have a strong IP position that is continuously growing. Our patent portfolio includes licensed patents covering, inter alia, fundamental compositions of matter. In addition, our portfolio includes three patent families covering combination treatments with major other types of inhibitors used as cancer therapeutics (i.e., inhibitors of mitosis, EGFR inhibitors and MAPK pathway inhibitors), more specifically described below.

Our team of scientific and pharmaceutical development experts work with researchers at leading academic centers to advance breakthroughs to address the unmet need for effective and feasible cancer treatments.

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, as well as novel discoveries, product development technologies, and know-how.

Our success also depends in part on our ability to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to conduct surveillance of third-party patents and patent application publications periodically while developing and maintaining protection of our proprietary position by, among other methods, filing or in-licensing US and foreign patents and applications related to our technology, inventions, and improvements that are important to the development and implementation of our business.

We also rely on trademarks, trade secrets, know-how, continuing technological innovation, confidentiality agreements, and invention assignment agreements to develop and maintain our proprietary position. The confidentiality agreements are designed to protect our proprietary information and the invention assignment agreements are designed to grant us ownership of technologies that are developed for us by our employees, consultants, or other third parties. We seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in our agreements and security measures, either may be breached, and we may not have adequate remedies. In addition, our trade secrets may otherwise become known or independently discovered by competitors.

Besides the specific patents mentioned below under the section “-Patents” immediately below, we cannot be sure that patents will be granted with respect to any of our pending patent applications pending now or filed by us in the future, nor can we be absolutely certain to what degree, if any, our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products and methods of using and manufacturing the same.

Patents

Our product candidates FX-1610, FX-9847 and FX-5372 are protected by U.S. Patent No. 9,446,044 and its foreign counterparts (in major European counties, and Australia, Brazil, Canada, China, Iceland, Israel, India, Japan, Hong Kong, Kazakhstan, Russia, and South Korea), which were licensed by us from EuroBio Scientific, as described below. This patent family is projected to expire in August of 2032, except for certain European jurisdictions where it will expire in August 2031.

Our product candidate FX-7742 is protected by our U.S. Patent No. 10,577,365, Japan Patent No. 7134973, and their foreign counterpart pending patent applications. This patent family is co-owned by us with Ryvu Therapeutics S.A., (formerly, Selvita S.A.), and is subject to a world-wide exclusive license, granted to us by Ryvu Therapeutics S.A., as described below. This U.S. patent and its counterparts pending applications pending in Europe and Japan, if granted, are projected to expire in December 2037.

Our patent portfolio further includes three additional patent families related to “method of use” cancer treatment of certain DYRK1 inhibitors in combination with major other classes cancer therapeutics as listed in the table below:

Granted U.S. Patent No(s). or Pending U.S. Application No.	Primary Treatment	Pending Foreign Counterparts or Pending PCT Application No.
US Patent Nos. 10,322,128; 11,202,779	Combination of DYRK and EGFR inhibitors	Australia, Canada, China, European Patent Office, Israel, Japan, Mexico, South Korea,
US Patent No. 10,314,843	Combination of DYRK and Mitosis inhibitors	Australia, Canada, China, European Patent Office, Israel, Japan, Mexico, South Korea
US App. No. 17/579,876 (unpublished)	Combination of DYRK and MAPK pathway inhibitors	PCT/US22/13081 (unpublished)

In addition to the above-referenced patents and applications, our patent portfolio includes additional pending continuing US applications and their foreign counterpart applications owned solely by Felicitex, with projected expiration dates in 2037 or later. We continuously file additional patent applications as needs arise.

Our IP position includes two fundamental composition of matter patents families and three methods of use patent families, as referenced below:

●	Composition of matter (several leads): “DYRK1 Inhibitors and Uses Thereof” WO2013/026806 A1 (Exclusive license from EuroBio Scientific);

●	Composition of matter (several leads): “Derivatives of Quinoline as inhibitors of DYRK1A and/or DYRK1B kinases” WO2018/119039 (Co-owned with, and exclusively licensed from, Selvita/Ryvu);

●	Methods of use: “Combinations for the treatment of cancer using quiescent cell targeting and inhibitors of mitosis” WO2017/181087;

●	Methods of use: “Combinations for the treatment of neoplasms using quiescent cell targeting with EGFR inhibitors” WO2017/181075; and

●	Methods of use: “Combination cancer therapy with DYRK1 inhibitors and inhibitors of the RAS-RAF-MEK-ERK (MAPK) pathway” PCT/US22/13081, unpublished, filed January 20, 2022.

Patent Term Extension and Patent Term Adjustment

The term of a patent in most countries, including the United States, is 20 years from the effective filing date of the patent assuming maintenance fees are paid, the patent has not been terminally disclaimed, and the patent has not been invalidated through administrative and/or court proceedings. For pharmaceutical products, however, the patent term covering the approved product, can be extended beyond the 20-year term if certain statutory and regulatory requirements are satisfied. In the United States one way the patent term of a patent covering the approved pharmaceutical product can be extended is under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension, or PTE, of up to five years, but not to exceed fourteen years from the date of receipt of marketing approval, for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. In the future, if and when our drug candidates are approved by the FDA or foreign regulatory authorities, we will apply for patent term extensions on patents covering the approved products if the patents are eligible for such extension.

In addition, in the United States a patent term may be extended by patent term adjustment, or PTA, which compensates a patent for administrative delays by the USPTO in examining and granting a patent unless the patent is terminally disclaimed over an earlier filed patent. PTE and PTA extensions are not mutually exclusive; however, extension under the PTA does not have any extension limits. We cannot, however, provide any assurance that any of our present or future patents will be eligible for patent term adjustment or patent term extension.

Trademarks and Domain Names

We currently own one pending U.S. trademark registration application for the mark, FELICITEX, which will serve as a priority filing in other jurisdictions.

We own the internet domain name, www.felicitex.com, which is our primary operating website. The information contained in our websites is not incorporated by reference in this prospectus.

Licensing and Research and Collaboration Agreements

Eurobio Scientific (formerly Diaxonhit)

On April 16, 2014, we entered a license and collaboration agreement with Diaxonhit. Under Amendment No. 1 to the agreement, dated July 21, 2014, we extended the agreement to October 31, 2014, and increased our access to Diaxonhit’s research materials. Under an Amendment No. 2 to the agreement, dated February 14, 2022, the term of this agreement is perpetual, subject to continued payment of required annual license fee and milestone payments. Either party may terminate the agreement upon 60 days’ notice if the other party is in material breach of the agreement, except that a shortened period of 30 days shall apply in the event such a breach is solely due to a party’s failure to pay an uncontested amount due under the agreement. Below are the material terms and conditions of the agreement, as amended.

Below are the material terms and conditions of the agreement, as amended.

Rights under DYRK 1B Eurobio Scientific Program License and Collaboration Agreement

We have been granted an exclusive, royalty-bearing, sublicensable, and perpetual license for research, development, marketing and commercialization of oncology-treatment, prevention and diagnostic products using Eurobio Scientific’s DYRK 1B inhibitors covered by Eurobio Scientific patents and know-how, as well as certain materials from Eurobio Scientific. It is our expectation that the patent which covers the intellectual property relating to the DYRK1 1B inhibitors will expire in August 2032 worldwide, except Europe where the patents will expire in August 2031.

Obligations under DYRK 1B Eurobio Scientific Program License and Collaboration Agreement

Down payment: The Eurobio Scientific license and collaboration agreement became effective upon the Company’s completion of a proof of concept (POC) study using compound EHT 5372, subject to our providing evidence to Eurobio Scientific of an investment into our company of at least $1,000,000 and then making a license investment payment to Eurobio Scientific of $300,000, within 30 days of the completion of the POC study, that is, by October 31, 2014. We completed and provided the POC to Eurobio Scientific as of October 31, 2014 and also completed the payment of the required investment amount as of October 31, 2014. We have satisfied the Eurobio Scientific licensing terms to date.

License maintenance fee: We agreed to pay Eurobio Scientific an annual license maintenance fee of $100,000, due within 30 days from the end of each 12 months period following the effective date of the Eurobio Scientific license and collaboration agreement, which will be credited against the milestone payment due during the years which a milestone is achieved by us. We have made these payments in a timely manner since the date of this agreement. To date, we have paid Eurobio Scientific a total of $700,000 in annual license fee payments. Except for this amount and the initial $300,000 license investment payment, we have not made any other payments to Eurobio Scientific in connection with our agreement with them.

Milestone payments - Independent and direct development and commercialization: We agreed to pay a total of $11,500,000 milestone payments to Eurobio Scientific.

Milestone payments - Third-Party Sub-License Payments: We agreed to pay Eurobio Scientific between 5% and 10% of payments provided by third parties sub-licensees.

Our obligation to pay royalties begins on the date of the first commercial sale of a product in any country and territories in the world and shall remain in effect for at least ten years or until the expiration of the last to expire valid claim of any patent rights covering the Product, whichever is longer.

Termination of DYRK 1B Eurobio Scientific Program License and Collaboration Agreement. The Eurobio Scientific license and collaboration agreement and Eurobio Scientific’s obligations may be terminated 90 days following POC study completion if the investment payment requirement described above is not fully satisfied, or due to a material breach by either party, including failure by us to obtain a timely investment payment commitment, make timely investment payments, meet product development and product commercialization timelines as specified in this agreement, make timely payment of any amounts properly due and payable to Eurobio Scientific, provide Eurobio Scientific with timely prior notice if we do not intend to undertake development of a product or do not obtain marketing authorizations and/or do not commercialize products in any country in the world, or commit any other material breach of this agreement. If the license agreement is not previously terminated, the license agreement will automatically terminate after the fifth anniversary of the expiration of the last patent covered under this agreement. Upon termination of this agreement by Eurobio Scientific, the licenses and rights granted to us will terminate and revert to Eurobio Scientific. Upon termination of this agreement by us, the collaboration shall terminate and we will complete an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going studies for the product and other activities for which we have responsibility.

Ryvu Therapeutics (formerly Selvita S.A.)

On October 1, 2014, we entered into a research collaboration and licensing option agreement with Selvita S.A., a Polish corporation now known Ryvu Therapeutics S.A., or Ryvu, for a co-discovery research collaboration to validate a certain kinase target of interest, “DYRK1A/B”, and to generate new kinase inhibitor drug candidates with high selectivity towards such selected kinase target with defined activity in certain cancer subtypes, with an initial focus, but not limited to, on pancreatic, colon, ovarian, lung and hematopoietic cancers based on targeting cancer cell quiescence. The parties agreed to collaborate together during the research collaboration term, which means the period commencing upon the effective date of this agreement and continuing through 27 consecutive months, comprised of (i) Collaboration Period I commencing on the effective date of this agreement and continuing until December 31, 2015 and (ii) Collaboration Period II commencing on January 1, 2016 and continuing until December 31, 2016, to conduct a research collaboration in accordance with the applicable research plans as outlined in the agreement to development one or more clinical candidates for filing of an IND to initiate clinical trials. The parties further agreed to collaborate on one kinase research program, defined by the joint steering committee, or JSC, to be established by the parties, which shall have the overall management of the research collaboration and the implementation of the research plan and review, oversight, and decision-making responsibilities and authority, based on the expected target activity profile.

The collaboration aspect of our agreement with Ryvu terminated with the end of Collaboration Period I on December 31, 2015 and we did not continue with Collaboration Period II.

Rights Under the Ryvu Research Collaboration and Option Agreement

We have been granted an exclusive option to obtain certain intellectual property rights in and to certain program compounds resulting from the research program as selected by us upon option exercise. The option(s) are exercisable during the period which we may exercise the option(s) and shall be perfected by the parties by a separate exclusive license agreement as described below.

On August 30, 2018, as a result of our activities under our Period I research collaboration with Ryvu which focused on the program compound FX-7742, we exercised our option under this research collaboration and option agreement for the Ryvu-owned program compound FX-7742.

Ryvu has the right to assume all of our company’s rights for any clinical candidate for the one-time milestone payment to us at any time after the selection of a clinical candidate by the JSC and prior to the initiation of GLP toxicology studies. In such case, Ryvu shall be free of all further obligations to us.

Obligations Under the Ryvu Research Collaboration and Option Agreement

Research Plan. The parties agreed to establish a joint project team (Project Team) made up of 3 members nominated by us and 3 members nominated by Ryvu to execute the research plan to be developed by the Project Team describing the scientific hypothesis, identifying key scientific questions and target profiles and outlining the experimental approach for the research program and to submit the research plan to the JSC for approval. Upon the JSC’s approval, the research plan will define the research program under the research collaboration. The goal of the research plan shall be the validation of the DYRK1A kinase and DYRK1B kinase, which we refer to collectively, as the Target, and the identification and progression of program compounds. Each party shall appoint an individual to act as project manager to oversee the activities and tasks allocated to such party for the overall research collaboration.

Initial scientific contributions. We agreed to contribute into the research collaboration its lead candidate compound (FX-1) and DYRK1B library (FX-2) for screening of compounds, and to share structural data on the compounds within FX-2 and FX-1. Ryvu agreed to contribute into the research collaboration its library of compounds (SEL141 Library) to be screened for the purpose of identifying a DYRK1A/DYRK1B inhibitor, and to share structural data on the compounds within its SEL 141 Program. Ryvu agreed to disclose two chemical scaffolds around which Ryvu has built a library of DYRK1A/B kinase inhibitors. The parties further agreed that all medicinal and general chemistry work and analysis will be conducted in accordance with the research pan by Ryvu in its laboratories in Krakow, Poland, including the determination of physicochemical properties, PK, and appropriate in vitro and in vivo ADMET properties, and all of the biology work and analysis will be conducted in accordance with the research plan by us in our laboratories in Cambridge or Watertown, Massachusetts or as otherwise located by us.

Funding. We agreed to the following allocation of funding obligations during the research collaboration term. All required payments by the Company under this agreement have been made in a timely manner.

●	During Collaboration Period I, we must cover a certain percentage of our own internal and external costs and expenses incurred in connection with our activities under the research collaboration and a certain percentage of Ryvu’s internal and external costs and expenses incurred in connection with its activities under the research collaboration. Ryvu must cover a certain percentage of its internal and external costs and expenses incurred in connection with its activities under the research collaboration. We agreed to pay Ryvu collectively up to a certain amount during Collaboration Period I to cover Ryvu’s costs.

●	During Collaboration Period II, we were to cover a certain percentage of our own internal and external costs and expenses incurred in connection with our activities under the research collaboration and a certain percentage of Ryvu’s internal and external costs and expenses incurred in connection with its activities under the research collaboration. Ryvu would not cover any costs of the research collaboration, unless Ryvu or both parties secured additional grant financing and mutually agreed to apply such funding to the research collaboration. We agreed to pay Ryvu up to a respective amount based on the actual cost and expenses of Ryvu during this period as evidenced and demonstrated by Ryvu. Because we terminated our collaboration with Ryvu at the end of Collaboration Period I and did not enter into Collaboration Period II, neither we nor Ryvu incurred any liabilities or obligations with respect to Collaboration Period II.

●	While covering its own internal and external costs and expenses incurred in connection with its activities under the research collaboration during this period, Ryvu will spend collectively up to a certain amount during Collaboration Period I.

License grants. Both parties agreed to grant each other for the research collaboration term a non-exclusive, royalty-free, fully-paid license in the treatment and remediation of any human or veterinary oncologic disease, disorder or condition, or the Field, in the entire world, with the right to grant sublicenses to affiliates and engaged persons solely as necessary or useful to conduct the activities under the research program. In addition, Ryvu agreed to grant to us, for a period commencing upon the end of the research collaboration term and ending upon expiration of the option period, a non-exclusive, royalty-free, fully-paid license in the Field in the entire world, with the right to grant sublicenses to its affiliates and engaged persons solely as necessary or useful to undertake research and development of program compounds for the purpose of evaluating such program compounds for a potential Option exercise.

Exclusivity. Upon the effective date of the agreement and for a further period of 25 years after the expiration (but not early termination) of the term of this agreement, Ryvu shall not pursue, neither alone nor in collaboration with or through third parties, the research, development, manufacturing (for development or commercialization), or commercialization of any compounds or therapeutic products selective against the target. In case of early termination of this agreement by either party without the exercise of an option by Felicitex, Ryvu’s exclusivity obligation shall also terminate upon the effective date of any such early termination without any further applicable restrictions and limitations for Ryvu. During the term of this agreement, Felicitex shall not undertake, neither alone nor in collaboration with or through third parties, any work on medicinal chemistry for compounds selective against the target outside the scope of this agreement. In the event that we exercise our option, our company shall be entitled to continue its work on medicinal chemistry for compounds selective against the target either by itself or through an affiliate, engaged person, other sublicensee or other third party, in each case in accordance with the provisions of this agreement, and such continuing work of our company shall not be considered a breach of this agreement.

Termination of the Ryvu research collaboration and option agreement. The Ryvu research collaboration and option agreement may be terminated (i) upon 60 days prior written notice from us to Ryvu, (ii) upon 60 days prior written notice by either party is it deems that the research and development activities under the research program are not progressing pursuant to the research plan and, in case that an adequate amendment of the research plan excess the decision making authority of the JSC, the parties are unable to agree on an amendment of the research plan within 30 days following the first notification of such assessment by the respective party to the JSC, (iii) by other material breaches of material obligations; and (iv) by written notice immediately if the party becomes insolvent, bankrupt, or liquidated. Upon expiration or termination of the agreement, the option period and all mutual licenses granted under this agreement shall terminate. A termination terminates all license rights under this agreement, parties must wind down the research program, return materials owned by other party, and provide certain other required information, documentation and materials.

Exclusive License Agreement

On December 31, 2018, we entered into an exclusive license agreement with Ryvu, or Exclusive License Agreement. Pursuant to the Exclusive License Agreement, Ryvu agreed to grant us exclusive, worldwide licenses for the purpose of facilitating our research, development, manufacturing, and commercialization activities on all optioned compounds (FX-7742) and products against the target in the Field in the entire world. In consideration of the license grants, we agreed to pay Ryvu certain milestones, royalties, and/or participation payments.

The one issued U.S. patent and pending patent applications in certain other jurisdictions included in this license are based on WO2018/119039 and are expected to expire in December of 2037 worldwide, except in Europe, where they are expected to expire in December 2036. The patent WO2018/119039 relates to our product candidate FX-7742.

Milestone, Participation and Royalty Payments. We agreed to make non-refundable, non-creditable development milestone payments and royalty payments to Ryvu in the course of internal development, subject to adjustments in case that the Decreased Value Share (as defined in the agreement) or Adjusted Value Share (as defined in the agreement) applies. We also agreed to make participation payments and royalty payments in course of external development. Our agreement with Ryvu provides that milestone payments are to be made to Ryvu upon the achievement of certain liabilities the first of which is participation in Phase II clinical trials.  To date, we have not achieved any of the milestones obligated by our agreement and no milestone payments have been made to Ryvu.  The agreement with Ryvu does not provide for any payments to be received by us from Ryvu. With respect to participation payments made to Ryvu, from inception in November 2014 through November 2017, we paid Ryvu $461,727 in expense reimbursements. No other payments were made to Ryvu and no other contingent liability for payment exists as of today.  Ryvu has not paid us any participation payments nor does it owe us any. Royalty rates under our agreement with Ryvu are in the low single digits and will be payable only with respect to product sales in the countries where the patents are issued.  As of the date hereof, patent applications in certain foreign jurisdictions are still pending and we have not paid, nor do we expect to pay in the near future, any royalties to Ryvu. In the future, we may have milestone payments owed to Ryvu in an aggregate amount of up to $11 million. The expiration date of these patents should they issue will vary by jurisdiction, and as indicated above, are expected to expire in 2036 and 2037.

Term and Termination Provisions. The term of our license agreement with Ryvu continues in full force and effect until the expiration of all of our payment obligations under the agreement. The agreement can be terminated earlier by either party if there is a material breach of the agreement by the other party that has not been cured within 90 days after receipt by the breaching party of a notice of breach. Additionally, either party may terminate the agreement immediately upon the insolvency of the other party.

Amendment No.1 to Exclusive Licensing Agreement. On April 19, 2019, we entered into the Amendment No.1 to Exclusive Licensing Agreement with Ryvu, pursuant to which the milestone payment terms were amended. Under this amendment, development stage milestones payment amounts were increased for second and subsequent indications by between forty and fifty percent and sales milestone payments were increased by forty percent.

Material Transfer Agreements

Under our material transfer agreement with Whitehead Institute for Biomedical Research, or Whitehead, dated January 29, 2020, until the agreement is terminated, all results of research using our materials are Whitehead’s property. However, for inventions that represent a new use of our materials, such inventions will become the property of Whitehead and we will receive a free non-exclusive license to use the materials for research, development, manufacturing and commercialization. In addition, we may exercise an option for an exclusive license to inventions that represent new uses of our material if we agree to pay the royalty option rates of $10,000 for initial exercise of the option, a $500,000 milestone payment upon NDA approval of a covered invention, and 0.25% royalties on sales of the invention. During the option period and negotiation period, Felicitex will reimburse Whitehead for costs of prosecuting patents per requests of Felicitex. Under this agreement, we have agreed to provide Whitehead with an amount of our product candidate FX-9847. Whitehead is under no specific performance obligations under this agreement. This agreement does not include specific agreement term and termination provisions however, it allows us to terminate Whitehead’s right to use our materials at any time.

Under our material transfer and royalty agreement with Memorial Sloan Kettering Cancer Center, or MSK, dated December 4, 2020, MSK will own, and grant us a first option to license, inventions or discoveries that are conceived and reduced to practice by MSK using our materials on the agreed-to research until the agreement is terminated. Under this agreement, we have agreed to provide MSK with an amount of our product candidate FX 9847. MSK is under no specific performance obligations under this agreement, but it has granted us the first right to negotiate any licenses to any MSK inventions utilizing our material. This agreement terminates on December 4, 2022 unless earlier terminated by a party on 30 days prior written notice. This agreement does not provide for any payments to us.

Under our material transfer agreement with Équilibre Biopharmaceuticals, or Équilibre, dated February 15, 2021, Équilibre agreed to assign us its entire right and interest in the inventions or discoveries that are conceived and reduced to practice by Équilibre using our materials on the agreed-to research until the agreement is terminated. Under this agreement, we have agreed to provide Equilibre with amounts of our product candidates FX-1610 and FX-9847. Equilibre is under no specific performance obligations under this agreement. This agreement does not include specific agreement term and termination provisions, however, it allows us to terminate Equilibre’s right to use our materials at any time. This agreement does not provide for any payments to us.

Under our material transfer agreement with UAB DolceRx Baltika, or DolceRx, dated May 15, 2021, DolceRx agreed to assign us its entire right and interest in the inventions or discoveries that are conceived and reduced to practice by DolceRx using our materials on the agreed-to research until the agreement is terminated. Under this agreement, we have agreed to provide DolceRx with amounts of our product candidates FX-1610 and FX-7742. DolceRx is under no specific performance obligations under this agreement. This agreement does not include specific agreement term and termination provisions, however, it allows us to terminate DolceRx’s right to use our materials at any time. This agreement does not provide for any payments to us.

Under our material transfer agreement with Barbara Ann Karmanos Cancer Institute, or KCI, dated July 18, 2022, KCI agreed to assign us its entire right and interest in the inventions or discoveries that are conceived and reduced to practice by KCI using our materials on the agreed-to research until the agreement is terminated. Under this agreement, we have agreed to provide KCI with amounts of our product candidates to be specified by mutual agreement at a future date. KCI is under no specific performance obligations under this agreement. This agreement does not include specific agreement term and termination provisions, however, it allows us to terminate KCI’s right to use our materials at any time. This agreement does not provide for any payments to us.

Our Facilities

We are headquartered at 27 Strathmore Road, Natick, MA 01760, with lab and office space of approximately 1,600 square feet. We lease this facility pursuant to a lease agreement entered into with Kaufman Nir LLC and TarMeta Inc., dated March 15, 2017. Under the lease, we pay $10,500 basic monthly rent. The lease has a 24-month term and renews automatically for an additional 12-month term unless we give 90 days’ notice of termination or terminate immediately with three months’ rent payments.

We have entered into a sublease agreement with Quateris LLC, dated March 15, 2017, providing partial access to our lab facilities for $3,640 per month. Felicitex does not receive or recognize any income from this sublease; it only reduces its net monthly lease obligation by $3,640 dollars each month. Both the lease and sublease have a 24-month initial term and renew automatically for additional 12-month terms unless we give 90 days’ notice of termination, or we terminate immediately with three months’ rent payments.

Marketing

We have entered into several collaboration agreements with certain international pharmaceutical firms to assist in the continued development of our therapeutic assets. Subject to successfully filing Investigational New Drug Applications (INDs), business development efforts will focus on further fostering such collaborations and positive relations with candidate collaborators who typically pay upfront fees, milestone payments, and a significant fraction of the ongoing development costs as product candidates move through the regulatory process.

Subject to receiving marketing approvals, we expect to embark, alongside our partners, with development and commercialization activities by selecting and training focused sales and marketing organizations in each geography of interest. We expect collaborators will manage most of the marketing tasks in geographies outside of the United States, while we expect to play a role in the marketing of our products in the United States alongside our selected partner. The marketing partner in the United States will be chosen in part on its proven ability to communicate and serve the needs of the leading cancer centers and our target community-oncologists who are the most critical decision-makers in treating the patients for which our dormancy/acquired resistance product candidates are being developed. We expect to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.

In addition, for those products that obtain marketing approval and are highly focused on a limited number of specific patients, we plan to build a limited mission-driven marketing and sales management organization to create and implement marketing strategies for these selected products in the United States. We will oversee and support our focused salesforce and assume marketing responsibilities with the assistance of contracted service organizations, including developing educational initiatives concerning approved products and establishing relationships with key opinion leaders, researchers, and practitioners in the relevant sub-specialties within oncology.

The area of negotiating collaboration and licensing deals in the pharmaceutical industry and in oncology, in particular, is very competitive. We expect to encounter substantial competition from many firms vying for the attention of established pharmaceutical firms active in the cancer therapeutics market. Other forms of competition are discussed immediately below.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary drugs. Our unique knowledge, experience, and scientific resources provide us with competitive advantages. Nevertheless, the market for oncology products is very competitive, changes rapidly, and welcomes the advent of new technology quickly.

There are many companies with ambitions to address the unmet needs in cancer. Many of these potential and current competitors enjoy significantly greater financial, technical and human resources to bring to their business implementations to market. Also, selected early-stage companies may prove to be significant competitors in the future as they may be successful in establishing collaborative arrangements with large and established companies and pursuing activities that permit them to discover, develop, license, or commercialize products that address the same unmet needs we are pursuing. Competition also presents itself in the form of cost-effective generics and non-drug-based treatments.

Moreover, we are aware of several other drug candidates developing potential treatments for some of the indications that we are targeting.

Specifically, our competitors include:

●	HiberCell, Inc.: This company is developing oncology drug candidates targeting the same mechanism of action that we are targeting, dormant cancer cells;

●	Biosplice Therapeutics, Inc.: This company also has an oncology drug candidate, Cirtuvivint (SM08502), which is DYRK1A inhibitor in Phase I clinical trials; and

●	Brickell Biotech, Inc.: This company has a diabetes drug candidate, BBI-02, which is a DYRK1A inhibitor ready for Phase I clinical trials.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize drugs that are safer, more effective, more convenient, less expensive or with a more favorable label than our current drug candidates or any other drug candidates that we may develop. Our competitors also may obtain FDA or other regulatory approvals for their drug candidates more rapidly than we may obtain approval for our drug candidates, which could result in our competitors establishing a strong market position before we are able to enter the market. Many of the companies against which we are competing, or against which we may compete in the future, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Primary methods of treating cancer patients include surgery, radiation, and drug therapy, including chemotherapy and hormone therapy. More recently, targeted drug therapy has emerged as an important contributor to improved outcomes. Typically, a combination of approaches is deployed on a cancer patient. If our product candidates are approved for marketing, they may compete with these approaches. To the extent our products, if approved for marketing, work in combination, providing synergy with other products and creating opportunities for improved outcomes, our products may be considered competitive.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We expect to rely on third parties for the manufacture of our drug candidates undergoing preclinical and clinical testing, as well as for manufacture of any drugs that we may commercialize.

Should our product candidates receive marketing approval, we expect to rely on contracted commercial manufacturers with established track records for quality and compliance. All of our drug candidates are small molecules and are manufactured in synthetic processes from available starting materials. The chemistry appears amenable to scale up and does not currently require unusual equipment in the manufacturing process. We expect to continue to develop product candidates that can be produced cost-effectively at contract manufacturing facilities. We generally expect to rely on third parties to manufacture companion diagnostics for our products, which are assays or tests to identify an appropriate patient population.

Employees

As of September 30, 2022, we have two full-time employees and one part-time employee.

None of our employees is represented by labor unions, and we believe that we have an excellent relationship with our employees.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Regulations

Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug products. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review, and approved by the regulatory authority.

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and its implementing regulations. Drugs also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Any of our future drug candidates must be approved by the FDA through an NDA process before they may be legally marketed in the United States. The process generally involves the following:

●	Completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

●	Submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	Approval by an independent institutional review board, or IRB, or ethics committee at each clinical trial site before each trial may be initiated;

●	Performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

●	Submission to the FDA of an NDA;

●	A determination by the FDA within 60 days of its receipt of an NDA to accept the filing for review;

●	Satisfactory completion of a FDA pre-approval inspection of the manufacturing facility or facilities where the drug will be produced to assess compliance with current good manufacturing practices, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

●	Potential FDA audit of the preclinical and/or clinical trial sites that generated the data in support of the NDA;

●	Payment of user fees and FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States; and

●	Compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy, or REMS, and the potential requirement to conduct post-approval studies.

The data required to support an NDA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any future drug candidates will be granted on a timely basis, or at all.

Preclinical Studies and IND

The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, which support subsequent clinical testing. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap. In some cases, drug approvals may also require a post-approval clinical study, referred to as a Phase 4 study.

●	Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the drug candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the drug candidate.

●	Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further PK and PD information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

●	Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing. Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the drug, findings from animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that our drug candidates do not undergo unacceptable deterioration over their shelf life.

Breakthrough Therapy Designation

Breakthrough therapy designation is a process designed to expedite the development and review of drugs that are intended to treat a serious condition and for which preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over available therapy on a clinically significant endpoint(s).

To determine whether the improvement over available therapy is substantial is a matter of judgment and depends on both the magnitude of the treatment effect, which could include duration of the effect, and the importance of the observed clinical outcome. In general, the preliminary clinical evidence should show a clear advantage over available therapy.

For purposes of breakthrough therapy designation, clinically significant endpoint generally refers to an endpoint that measures an effect on irreversible morbidity or mortality (IMM) or on symptoms that represent serious consequences of the disease. A clinically significant endpoint can also refer to findings that suggest an effect on IMM or serious symptoms, including:

●	An effect on an established surrogate endpoint;

●	An effect on a surrogate endpoint or intermediate clinical endpoint considered reasonably likely to predict a clinical benefit (i.e., the accelerated approval standard);

●	An effect on a pharmacodynamic biomarker(s) that does not meet criteria for an acceptable surrogate endpoint, but strongly suggests the potential for a clinically meaningful effect on the underlying disease; or

●	A significantly improved safety profile compared to available therapy (e.g., less dose-limiting toxicity for an oncology agent), with evidence of similar efficacy.

A drug that receives breakthrough therapy designation is eligible for the following:

●	More frequent meetings with FDA to discuss the drug’s development plan and ensure collection of appropriate data needed to support drug approval;

●	More frequent written communication from FDA about such things as the design of the proposed clinical trials and use of biomarkers;

●	Eligibility for Accelerated Approval and Priority Review, if relevant criteria are met;

●	Rolling Review, which means that a drug company can submit completed sections of its Biologic License Application (BLA) or New Drug Application (NDA) for review by FDA, rather than waiting until every section of the NDA is completed before the entire application can be reviewed. BLA or NDA review usually does not begin until the drug company has submitted the entire application to the FDA;

●	Intensive guidance on an efficient drug development program, beginning as early as Phase 1; or

●	Organizational commitment involving senior managers.

We intend to request breakthrough therapy designation for our drug candidates.  Ideally, we would submit a breakthrough therapy designation request to the FDA no later than the end-of-phase-2 meetings if any of the features of the designation are to be obtained. We expect that the FDA would respond to our breakthrough therapy designation requests within sixty days of receipt of a request.

NDA Review Process

Following completion of the clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. In short, the NDA is a request for approval to market the drug for one or more specified indications and must contain proof of safety and efficacy for a drug. The application must include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by unaffiliated investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of an NDA must be obtained before a drug may be marketed in the United States.

Under the Prescription Drug User Fee Act, or PDUFA, as amended, each NDA must be accompanied by a significant user fee. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for drug candidates designated as orphan drugs, unless the drug candidate also includes a non-orphan drug indication.

In addition, under the Pediatric Research Equity Act, an NDA or supplement to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan drug designation.

The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

The FDA reviews all submitted NDAs before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and six months from the filing date of a new molecular entity NDA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to ensure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA, it will issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL usually describes all of the specific deficiencies in the NDA identified by the FDA. The CRL may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a CRL is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan drug indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if a drug candidate is determined to be contained within the scope of the competitor’s product for the same indication or disease. If one of our products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity.

In the European Union, the European Medicines Agency’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union. Additionally, designation is granted for products intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating, or serious and chronic condition when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biological product or where there is no satisfactory method of diagnosis, prevention, or treatment, or, if such a method exists, the medicine must be of significant benefit to those affected by the condition. In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity following approval for the approved therapeutic indication. This period may be reduced to six years if, at the end of the fifth year, the orphan drug designation criteria are no longer met, including where it is shown that the drug is sufficiently profitable not to justify maintenance of market exclusivity. In the European Union, a marketing authorization for an orphan drug designated product will not be granted if a similar drug has been approved in the European Union for the same therapeutic indication, unless the applicant can establish that its product is safer, more effective or otherwise clinically superior. A similar drug is a product containing a similar active substance or substances as those contained in an already authorized product. Similar active substance is defined as an identical active substance, or an active substance with the same principal molecular structural features (but not necessarily all of the same molecular features) and which acts via the same mechanism.

Post-Approval Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping requirements, requirements to report adverse experiences, and comply with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or supplemental NDA, or sNDA, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may also place other conditions on approvals including the requirement for a Risk Evaluation and Mitigation Strategy, or REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing. The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

●	Restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	Fines, warning letters or holds on post-approval clinical studies;

●	Refusal of the FDA to approve pending applications or supplements to approved applications;

●	Applications, or suspension or revocation of product license approvals;

●	Product seizure or detention, or refusal to permit the import or export of products; or

●	Injunctions or the imposition of civil or criminal penalties. The FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on healthcare pricing. Coverage policies and third-party reimbursement rates may change at any time.

Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Affordable Care Act has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the Affordable Care Act provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

●	created an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

●	increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

●	created a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts, off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

●	extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and added new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

●	expanded of the list of entities eligible for discounts under the 340B Drug Discount Program;

●	created a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

●	expanded healthcare fraud and abuse laws, including the Foreign Corrupt Practices Act, or the FCPA, and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

●	created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

●	required reporting of certain financial arrangements with physicians and teaching hospitals;

●	required annual reporting of certain information regarding drug samples that manufacturers and distributors provide to physicians;

●	established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

●	created a licensure framework for follow on biologic products.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Former President Trump signed several Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been enacted. For example, in 2017, Congress enacted the Tax Cuts and Jobs Act, which eliminated the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, a process that is commonly referred to as the “individual mandate.” In addition, the Further Consolidated Appropriations Act, 2020 permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax; and, effective January 1, 2021, it also eliminated the health insurance tax. On December 14, 2018, the U.S. District Court for the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On June 17, 2021, the U.S. Supreme Court reversed the ruling of the Fifth Circuit, holding that the challengers lacked standing to sue and otherwise abstaining from reaching the merits of the case. Notwithstanding the resolution of this legal challenge, there may be other efforts to challenge, repeal, or replace the ACA which may impact our business in the future.

President Joseph R. Biden, Jr. signed an Executive Order on Strengthening Medicaid and the Affordable Care Act, stating his administration’s intentions to reverse the actions of his predecessor and strengthen the ACA. As part of this Executive Order, the Department of Health and Human Services, United States Treasury, and the Department of Labor were directed to review all existing regulations, orders, guidance documents, policies, and agency actions and to consider if they are consistent with ensuring coverage under the ACA making high-quality healthcare affordable and accessible to Americans. We are unable to predict the likelihood of changes to the ACA or other healthcare laws which may negatively impact our profitability.

President Biden intends, as his predecessor did, to take action against drug prices which are considered “high.” Such measures could be addressed in a legislative package in 2022, including with the reauthorization of the Prescription Drug User Fee Act (“PDUFA”), or in the future. Drug pricing continues to be a subject of debate at the executive and legislative levels of U.S. government, and we expect to see legislation focusing on this in the coming years. The American Rescue Plan Act of 2021, signed into law by President Biden on March 14, 2021, included a provision that will eliminate the statutory cap on rebates drug manufacturers pay to Medicaid beginning in January 2024. With the elimination of the rebate cap, manufacturers may be required to compensate states in an amount greater than what the state Medicaid programs pay for the drug.

Further legislation or regulation could be passed that could harm our business, financial condition and results of operations. Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030 with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through September 30, 2022, unless additional congressional action is taken. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, to review the relationship between pricing and manufacturer patient assistance programs, and to reform government program reimbursement methodologies for pharmaceutical products. The Prescription Drug Pricing Reduction Act, or PDPRA, which was introduced in Congress in 2019, and again in 2020, proposed to, among other things, penalize pharmaceutical manufacturers for raising prices on drugs covered by Medicare Parts B and D faster than the rate of inflation, cap out-of-pocket expenses for Medicare Part D beneficiaries, and several changes to how drugs are reimbursed in Medicare Part B. A similar drug pricing bill, the Elijah E. Cummings Lower Drug Costs Now Act, proposed to enable direct price negotiations by the federal government for certain drugs (with the maximum price paid by Medicare capped based on an international index), would require manufacturers to offer these negotiated prices to other payers, and would restrict manufacturers from raising prices on drugs covered by Medicare Parts B and D. This Act passed in the House of Representatives when it was introduced in 2019, and it has been introduced again in the 2021 term. A modified version of this Act was included in the Build Back Better proposed legislation in late 2021, which also included a provision enabling government price negotiations. We cannot predict whether any proposed legislation will become law and the effect of these possible changes on our business cannot be predicted at this time.

Further, the Centers for Medicare & Medicaid Services (“CMS”) has significant regulatory authority to promulgate regulations and impose other compliance requirements that may increase our compliance costs and impact our ability to attain profitability and market our product candidates. CMS sets coverage and reimbursement rates for Medicare and oversees the implementation of Medicaid at the state level. CMS could modify or impose coverage restrictions or modify reimbursement rates on any of our product candidates in a manner that could adversely impact our business. For example, on January 8, 2021, CMS approved Tennessee’s Medicaid section 1115 demonstration application, granting the state the unprecedented ability to implement a closed drug formulary without foregoing the state’s entitlement to rebates under the Medicaid Drug Rebate Program. Implementation of a closed formulary could mean that our products could be excluded from coverage under Medicaid. It is unclear whether the Biden Administration will reverse or modify Tennessee’s section 1115 demonstration approval.

Within CMS, the Center for Medicare and Medicaid Innovation (“CMMI”), as established by the ACA, has broad authority to design, implement, and test new health care payment models that could potentially lower health care spending while maintaining quality or increase quality without increasing spending. CMMI has considered implementing models that could have a significant adverse effect on our business. For example, on November 27, 2020, CMMI finalized a mandatory Medicare Part B drug payment model that would have aligned payment for drugs with international reference prices, entitled the Most Favored Nation (MFN) Model. The MFN Model was enjoined by a Federal court on December 28, 2020 for failure to comply with rulemaking procedural requirements and was ultimately withdrawn by the Biden Administration on December 29, 2021. It is unclear whether the Biden Administration will propose and implement the same or a similar model in future rulemaking, and we cannot predict how future regulatory actions by CMMI or any other component of CMS may impact our business.

Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

The Foreign Corrupt Practices Act

The FCPA prohibits any United States individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Environmental Regulations

We use certain plastic, glass, fabric, metal and other products in our business which may be harmful if released into the environment. In view of the nature of our business, compliance with federal, state, and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has had no material effect upon our operations or earnings, and we do not expect it to have a material impact in the foreseeable future.

Tax Laws and Regulations

Changes in tax laws or regulations in the jurisdictions in which we do business, including the United States, or changes in how the tax laws are interpreted, could further impact our effective tax rate, further restrict our ability to repatriate undistributed offshore earnings, or impose new restrictions, costs or prohibitions on our current practices and reduce our net income and adversely affect our cash flows.

We are also subject to tax audits in the United States and other jurisdictions and our tax positions may be challenged by tax authorities. Although we believe that our current tax provisions are reasonable and appropriate, there can be no assurance that these items will be settled for the amounts accrued, that additional tax exposures will not be identified in the future or that additional tax reserves will not be necessary for any such exposures. Any increase in the amount of taxation incurred as a result of challenges to our tax filing positions could result in a material adverse effect on our business, results of operations and financial condition.

Other Regulations

We are subject to international, federal, national, regional, state, local and other laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Products Safety Commission, the Food, Drug, and Cosmetic Act, the Foreign Corrupt Practices Act of 1977 (FCPA), various securities laws and regulations including but not limited to the Securities Exchange Act of 1934, the Securities Exchange Act of 1933, and the Nasdaq Stock Market LLC Rules, various labor, workplace and related laws, and environmental laws and regulations. Failure to comply with such laws and regulations may expose us to potential liability and have an adverse effect on our results of operations.

Other U.S. Regulatory Matters

Research and development activities prior to product approval and manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, or HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments.

For example, in the United States, prescription drug manufacturers must comply with federal fraud and abuse, data privacy, transparency, and other healthcare laws. These laws include the federal Anti-Kickback Statute, which makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

Federal civil and criminal false claims laws, including the civil False Claims Act, which can be enforced by private citizens through civil whistleblower and qui tam actions, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. Pharmaceutical companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-covered, uses.

Federal civil and criminal statutes prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of, or payment for, healthcare benefits, items or services.

Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

Payments made to institutions, physicians and other healthcare providers are subject to federal and state regulations, including the Physician Payments Sunshine Act, or the Sunshine Act. The Sunshine Act requires certain manufacturers of drugs, devices, biologicals and medical supplies, with certain exceptions, to report annually to CMS information related to payments and other transfers of value to physicians and teaching hospitals and ownership and investment interests held by physicians and their immediate family members.

Personally identifiable information, under certain conditions, is also subject to data privacy and security regulation by both federal and state governments. The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), and their implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information on covered entities and business associates that perform services for covered entities that involve individually identifiable health information.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

Many states have similar healthcare statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Certain states require the posting of information relating to clinical studies, pharmaceutical companies to implement a comprehensive compliance program that includes a limit on expenditures for, or payments to, individual medical or health professionals and track and report gifts and other payments made to physicians and other healthcare providers, and certain state and local jurisdictions require the registration of pharmaceutical sales representatives.

The failure to comply with any of these laws or regulatory requirements may subject a pharmaceutical manufacturer to possible legal or regulatory action. Depending on the circumstances, failure to comply with these laws can result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, integrity oversight and reporting obligations, and the curtailment or restructuring of operations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

Overseas Government Regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval of a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the EU, for example, a clinical trial application must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the clinical trial application is approved in accordance with a country’s requirements, clinical trial development may proceed. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug under EU regulatory systems, we must submit a marketing authorization application. The application used to file the NDA in the United States is similar to that required in the EU, with the exception of, among other things, country-specific document requirements.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our potential collaborators fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

European Union General Data Protection Regulation

In addition to EU regulations related to the approval and commercialization of our products, we may be subject to the EU’s General Data Protection Regulation, or the GDPR. The GDPR imposes stringent requirements for controllers and processors of personal data of persons in the EU, including, for example, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special categories of data, such as health data, and additional obligations when we contract with third-party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States and other third countries. In addition, the GDPR provides that EU member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data.

The GDPR applies extraterritorially, and we may be subject to the GDPR because of our data processing activities that involve the personal data of individuals located in the European Union, such as in connection with our EU clinical trials. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. GDPR regulations may impose additional responsibility and liability in relation to the personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the new data protection rules.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Marc Duey	66	Chairman and Director
Maria Vilenchik	53	Chief Executive Officer and Director
Arthur Healey	61	Chief Financial Officer and Secretary
Alex Shlyankevich	61	Director
Yuriy Gankin	56	Director
Michael Frid	50	Director
Michael Kody	53	Director Nominee(1)
Douglas T. Moore	66	Director Nominee(1)

(1)	Appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Marc Duey has served as Executive Chairman and Chairman of the Board of the Company since 2014. Mr. Duey has also served as the managing partner of Duce Management, LLC since September 2012, and was Chairman of TarMeta from 2016 until we acquired it in December 2021. Mr. Duey brings more than two decades of experience in the Pharmaceutical and Biotechnology fields to our Company. Mr. Duey has managed an investment portfolio of technology companies, including Atrin Pharmaceuticals, Felicitex, and TarMeta. From March 1994 to March 2020, Mr. Duey was the founder and Chief Executive Officer of ProMetrics, Inc., a healthcare advisory firm dedicated to serving the biopharmaceutical industry, where Mr. Duey managed more than 100 consultants serving the patient-level data needs of dynamic pharmaceutical firms, including many oncology firms, in their quest to launch and grow successful brands. Mr. Duey is also a director of Atrin Pharmaceuticals and Trustee of International House Philadelphia. Since 2007, Mr. Duey has also taught as an adjunct professor at West Chester University in Pennsylvania for undergraduates and graduates in its marketing and MBA programs, specializing in its Pharmaceutical Product Development Program. Mr. Duey’s educational background includes Bachelor and Master of Science degrees in Science, with a specialization in Toxicology from the University of Ottawa, an MBA from The University of Western Ontario’s Richard Ivey School of Business, and a Master’s Degree in International Business from University of Liège. Our board of directors believes that Mr. Duey is qualified to serve as a member of the board due to his record of service as chairman of Felicitex’s board for eight years and TarMeta’s board for six years, as well as his more than 20 years of experience in the pharmaceutical and biotechnology fields.

Maria Vilenchik founded our company and has served as our Chief Executive Officer since May 2012. Dr Vilenchik leads the Company and is responsible for all management functions, including business development, fundraising, and intellectual property. Prior to her tenure at the Company, Dr. Vilenchik was a consultant at Advanced Bio Design Inc. in the Oncology Drug Development Department. From 2004 to 2012, Dr. Vilenchik worked at Hoffman-La Roche Inc. as a Principal Scientist in the Discovery Oncology division. At Hoffman-La Roche, Dr. Vilenchik was a project leader for all phases of pre-clinical drug discovery, led multi-functional teams through discovery, led identification and optimization phases, and independently planned and managed aggressive research and product development timelines. From 2004 to 2005, Dr. Vilenchik was a Business Development Consultant with Keryx Biopharmaceuticals in New York. Dr. Vilenchik participated in post-doctoral training at Memorial Sloan Kettering Cancer Center, Dr. Rosen lab, from 2001 to 2004. Dr. Vilenchik’s education includes a Bachelor of Science from St. Petersburg Polytechnic University in St. Petersburg, Russia, a Master of Science from Brandeis University in Waltham, Massachusetts, and a Master of Philosophy and a PhD in Molecular Pharmacology from Columbia University in New York. Our board of directors believes that Dr. Vilenchik is qualified to serve as a member of the board due to her experience as our chief executive officer since our founding in 2012, and her expertise in oncology and drug development.

Arthur Healey has served as our Chief Financial Officer and Secretary since April 2021 in accordance with the terms of a contract we have with his consulting firm, AT Healey, LLC. Effective upon, and subject to, the closing of this offering, Mr. Healey will become individually employed as our Chief Financial Officer and Secretary, Mr. Healey’s consulting firm has provided services to the Company since November 2017. His consulting firm has also provided Chief Financial Officer services to Viihealth, Inc., since January 2017, and to New View Surgical, Inc., since October 2016, and he also provides consulting services to other private companies. Mr. Healey is a CPA (Inactive) and licensed attorney. He has provided finance, accounting, and tax services, including CFO services, to early-stage technology companies since October 2000. Mr. Healey has also consulted to companies on corporate reorganizations, mergers and acquisitions, accounting and tax in his capacity as a CPA while employed as a Senior Manager at EY (formerly Ernst & Young LLP), a Manager at PWC (formerly Coopers & Lybrand) and a Manager at KPMG. Mr. Healey has a BS in Accounting from Villanova University and a JD from Villanova University School of Law.

Alex Shlyankevich has been our director since January 2017. In April 2015, Dr. Shylankevich became President and owner of MH Biomedical Investments, LLC, or MH, a healthcare investment company. At MH, Dr. Shlyankevich creates portfolios of healthcare investment projects and manages their deal sourcing, due diligence, negotiations, and corporate governance. Dr. Shlyankevich has also served as a director at NuPulseCV, Inc., GiveVision, and Constant Therapeutics LLC. Dr. Shlyankevich has more than 25 years of experience in the pharmaceutical industry in a variety of both technical and managerial capacities, along with more than six years of experience specifically in healthcare investments. Dr. Shlyankevich has a thorough understanding of compliance, business and budgetary aspects of CMC operations. Additionally, Dr. Shlyankevich has a background in brand and generic pharmaceutical, biotech, drug delivery, medical devices, services, contract pharmaceuticals, and startup companies. Dr. Shlyankevich has experience at all stages of the biomedical startup process: cross-functional and international facilitation of product development, program leadership, collaboration management, business presentation, and start up organization growth. Further, in the drug pharmaceutical process, Dr. Shylankevich has worked with matters involving the submission, approval, and commercial stages of the regulatory review process of the FDA and the Federal Institute for Drugs and Medical Devices, the medical regulatory body in Germany. His educational background includes a Master of Science degree in Pharmacy from the Moscow Medical School and a PhD. in Pharmaceutical Analysis. Our board of directors believes that Dr. Shlyankevich is qualified to serve as a member of the board due to his business and investment management background and experience in the pharmaceutical industry in a variety of technical and managerial capacities.

Yuriy Gankin has been our director since 2012. Dr. Gankin contributes his experience in business development and operations, as well as life science expertise to the Company. Dr. Gankin is a life sciences researcher, entrepreneur, and inventor with more than two decades of experience. Dr. Gankin’s research has been published in multiple scientific journals and Dr. Gankin holds several patents in the areas of mass spectrometry and cancer therapy. Dr. Gankin’s expertise is in research, database development, and modeling in chemistry and biology. Since December 2019, Dr. Gankin has been founder and Chief Scientific Officer at Quantori, LLC, a developer of intelligent IT and data science solutions for life science and healthcare organizations. From June 2014 to December 2019, Mr. Gankin served as the Chief Life Science Officer at EPAM Systems. At EPAM Systems, a software development services company, Dr. Gankin developed and managed scientific strategy, client management, and pre-sales support. Dr. Gankin holds a PhD in Analytical Chemistry from Tufts University and an MBA from MIT Sloan School of Management. Our board of directors believes that Dr. Gankin is qualified to serve as a member of the board due to his experience in business development and operations and his life science expertise.

Michael Frid has been our director since May 2012. Dr. Frid served as our Vice President for preclinical operations from May 2012 to June 2018. Prior to that, Dr. Frid worked at Wolfe Laboratories leading drug discovery and development and CMC processes. Since January 2016, Dr. Frid has been Chief Scientific Officer for Manna Molecular Science LLC, a research and development company that focused on the manufacturing of cannabis-infused products such as hemp-derived cannabidiol (CBD). In this position, Dr. Frid leads the research, development and manufacturing process scale up for the dosage forms for different administration routes. Since June 2019, Dr. Frid has also been Chief Product Officer at Vella Bioscience, Inc., a cosmetics company. At Vella Bioscience, Dr. Frid develops and tests new products, selection of manufacturing sites and oversight, and intellectual property strategy and execution. Dr. Frid holds a PhD in Organic Chemistry from Massachusetts Institute of Technology (Dr. Buchwald lab) and he graduated cum laude with a BS from New York University. Dr. Frid is a member of the honor societies Phi Beta Kappa, Phi Lambda Upsilon and Sigma Xi. Our board of directors believes that Dr. Frid is qualified to serve as a member of the board due to his long experience as our board member and former officer, and knowledge of our research and development programs, intellectual property portfolio, and business strategy.

Michael Kody will be a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Kody is a certified public accountant excelling in financial planning, accounting and risk management, and business process administration. Mr. Kody is heavily involved in the pharmaceutical drug industry. From 2021 to the present day, Mr. Kody was the Chief Financial Officer of Pharmaceutical Associates, Inc., where he revises financial reporting processes and provides guidance to the company for strategic initiatives that included mergers and acquisitions, investments, and new market opportunities. From 2019 to 2021, Mr. Kody worked for Prasco Laboratories, LLC in Healthcare Service as the Divisional President. During his tenure, Mr. Kody developed a business plan for Prasco to achieve its target valuation within five years. Further, Mr. Kody also has executive experience from his time at G&W Laboratories Inc. from 2017 to 2019, he was the Lead Executive that managed the operations and sale of the generic drug division valued at $100 million. From 2007 to 2017, Mr. Kody worked as the SVP at AmerisourceBergen Corp. (NYSE: ABC). Mr. Kody’s financial and audit experience comes from his 16 years, from 1991 to 2007, as a public accountant at PricewaterhouseCoopers LLP in the Detroit, Chicago, Dallas, and Philadelphia offices. At PwC Mr. Kody was a Senior Director who performed financial audits, Sarbanes Oxley Compliance review, and prepared financial statements. Mr. Kody holds a Bachelor of Arts in Economics from the University of Michigan and is currently a Certified Public Accountant in the states of Michigan and Pennsylvania. Our board of directors believes Mr. Kody is qualified to serve on the board due to his financial experience in accounting and his business development background with pharmaceutical companies.

Douglas T. Moore will be a member of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing, and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. Mr. Moore has served on multiple company boards, including his present position as a director on the Board of LL Flooring Holdings Inc., formerly Lumber Liquidators Flooring (NYSE: LL), one of the leading specialty retailers of hard-surface flooring in North America, since April 2006. From August 2019 to September 2021, Mr. Moore was the Chief Executive Officer of 1847 Goedeker Inc., (NYSE American: GOED) (“Goedeker’s”) a publicly traded company, where he spearheaded a $222 million dollar acquisition of Appliance Connection, Inc. and grew the company’s market cap over seven times its previous amount during the company’s 2020 initial public offering. Prior to his tenure at Goedeker’s, Mr. Moore was a Senior Vice President of in the division of Aging in the Home Remodelers, which is a part of FirstSTREET for Boomers and Beyond, Inc., a leading direct marketer of products for baby boomers, from August 2017 to August 2019. Further, Mr. Moore has experience organically growing sales, as Mr. Moore was also the President and Chief Executive Officer of Med-Air Homecare, a home healthcare equipment and service provider, from November 2013 to May 2019. Additionally, Mr. Moore has extensive experience with consumer facing retail businesses, as he was the Chief Merchandising and Marketing Officer of H. H. Gregg, Inc., a consumer electronics retail chain, from February 2012 to June 2012; the Vice President of Operations for Safelite Group, Inc., a provider of vehicle glass repairs and replacements and insurance claims management company, from 2011 to 2012; the Senior Vice President of Merchandising at Sears Holdings Corporation from 2007 to 2010; and the EVP Chief Merchandising Officer at Circuit City Stores, Inc. from 2004 to 2007. Mr. Moore received his undergraduate degree and M.B.A. from the University of Virginia. We believe Mr. Moore is qualified to serve on our board of directors due to his extensive experience in the retail industry and public company board experience.

Mr. Kody and Mr. Moore will be members of our board of directors automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

We chose to appoint a separate Chairman of the Board who is not our Chief Executive Officer. Our board of directors has made this decision based on their belief that an independent Chairman of the Board can act as a balance to the Chief Executive Officer, who also serves as a non-independent director.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Much of this work has been delegated to committees, which will meet regularly and report back to the full board. The audit committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risk associated with management decisions and strategic direction.

Independent Directors

Nasdaq’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of five (5) directors, Maria Vilenchik, Marc Duey, Alex Shlyankevich, Yuriy Gankin, and Michael Frid. There are two (2) director nominees, Michael Kody, and Douglas Moore, who will also be members of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Including the director nominees, there will be five (5) directors who will meet the definition of “Independent Director” within the meaning of Nasdaq’s listing rules. We will also enter into independent director agreements with our current independent directors and the director nominees, the terms of which are described under “Executive Compensation - Director Agreements”. As a result of these board changes, our board of directors will consist of seven (7) directors, five (5) of whom will be independent within the meaning of Nasdaq’s rules.

Committees of the Board of Directors

Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each with its own charter approved by the board. The committee charters have been filed as exhibits to the registration statement of which this prospectus is a part. Upon completion of this offering, we intend to make each committee’s charter available on our website at https://www.felicitex.com/.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Michael Kody, Douglas Moore and Yuriy Gankin, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, will serve on our audit committee upon Michael Kody’s and Douglas Moore’s appointment to the board, with Mr. Kody serving as the chairman. Our board has determined that Mr. Kody qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and principal financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Alex Shlyankevich, Yuriy Gankin, and Michael Frid, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and Nasdaq’s rules, will serve on our compensation committee, with Dr. Gankin serving as the chairman. The members of the compensation committee are also “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Alex Shlyankevich, Douglas Moore, and Michael Frid, each of whom satisfies the “independence” requirements of Nasdaq’s rules, will serve on our nominating and corporate governance committee upon Douglas Moore’s appointment to the board, with Dr. Frid serving as the chairman. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with the our code of ethics; and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our shareholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred-twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made or as otherwise required by the Exchange Act. In addition, shareholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the registration statement of which this prospectus is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2021 and 2020

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to all individuals who served as the Company’s principal executive officer or acting in similar capacity during the last two completed fiscal years, regardless of compensation level, and other individuals as required by Item 402(m)(2) of Regulation S-K, during the noted periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Maria Vilenchik,	2021	160,000	-	-	308,610	-	468,610
President, Chief Executive Officer and Director	2020	160,000	-	-	38,316	-	198,316

(1)	Information for Arthur Healey, the Company’s Chief Financial Officer, is not required to be presented in this table pursuant to the instructions to Item 402(m)(2) of Regulation S-K.

Executive Employment Agreements

Dr. Maria Vilenchik, Chief Executive Officer

We entered into an employment agreement with our Chief Executive Officer, Dr. Maria Vilenchik, dated December 30, 2021 and effective as of January 1, 2022. This agreement was amended and ratified by our board of directors on March 10, 2022. Dr. Vilenchik’s employment is at will and may be terminated by either party at any time, with or without cause or reason. Although Dr. Vilenchik will initially serve as our Chief Executive Officer, we may appoint a new Chief Executive Officer during Dr. Vilenchik’s term. In that case, she would report to the Chief Executive Officer and have the duties and responsibilities commensurate with her new position as our board of directors may determine. Dr. Vilenchik’s compensation will not be reduced in that circumstance.

We will pay Dr. Vilenchik an base annual salary of $160,000, payable in monthly installments, until the Company raises a minimum of $10,000,000 in an equity capital raise, at which time her base salary will increase to $250,000. Dr. Vilenchik’s base salary will begin to accrue on January 1, 2022 and will be subject to annual review and adjustment, but not reduction, pursuant to the Company’s employee compensation policies in effect from time to time. Dr. Vilenchik will be eligible for the following bonus cash compensation: (i) an annual bonus for the achievement of milestones established by our compensation committee of the Board of Directors of up to 30% of her base salary; and (ii) a cash bonus equal to 2% of any “upfront payment” on any collaboration agreement reached with a pharmaceutical company, so long as the negotiations were initiated during her employment with the Company.  Additionally, Dr. Vilenchik will receive the following equity compensation: (i) a grant of nonqualified stock options exercisable for 220,265 shares of common stock that will vest quarterly at a rate 1/16 per quarter over a period of four years; and (i) a grant of nonqualified stock options exercisable for 330,397 shares of common stock that will vest upon the achievement of milestones including: (a) 16.67% upon each of the first, second and third FDA approval of a new drug indication pursuant to a successful IND application by the Company; (b) 16.67% upon the first dosing of a patient in each of the Company’s first, second and third Phase IIb trials; and (c) nonqualified stock options exercisable for 22,027 shares of common stock upon a non-dilutive research funding from any U.S agency. The options will have an exercise price no higher than the fair market value on the date of grant and shall be exercisable on a cashless basis, at Dr. Vilenchik’s option, in the event of an exit. Dr. Vilenchik will be provided with any standard executive officer benefits, reimbursement for all reasonable business-related expenses, 25 days of paid time off per year, and a monthly phone allowance of up to $100 per month.

If we terminate Dr. Vilenchik without cause or she resigns for good reason, as provided under her employment agreement, then we must, for the shorter of 12 months or the period before Dr. Vilenchik obtains gainful employment or self-employment, pay monthly severance payments of her base salary and any unvested options granted under her employment agreement will continue to vest. Any additional payments or benefits following termination other than previously accrued obligations will be subject to Dr. Vilenchik’s execution of a general release of claims. Dr. Vilenchik is also subject to standard exclusive employment, confidentiality, non-disparagement, non-solicitation, assignment of inventions, and non-competition provisions.

Arthur Healey, Chief Financial Officer

We have entered into an employment agreement with Arthur Healey, effective upon and subject to the closing of this offering, pursuant to which Mr. Healey will continue to serve as our Chief Financial Officer and Secretary. Mr. Healey will report to our Chief Executive Officer and will be responsible for duties that are customary for a chief financial officer and secretary of similar companies, including, but not limited to, preparation of financial statements, supervision of firm accounting and internal controls, general management over bookkeeping and treasury functions, ensuring compliance with statutory and regulatory requirements and maintaining Company records. We will pay Mr. Healey a salary of $240,000 per year and he will be eligible to receive an annual cash bonus targeted at $72,000 per year based on the achievement of milestones to be determined by our board of directors. Subject to the approval of our board of directors, Mr. Healey will be awarded an incentive stock option to purchase 64,239 shares of our common stock under our 2022 Plan (defined below). These options will vest 1/8 on the effective date of his employment agreement (that is, upon the closing of this offering) and 1/16 per quarter for 14 consecutive quarters beginning 90 days from the effective date provided he remains in continuous service with us. Upon a change of control of the Company, all remaining unvested options will vest immediately. Mr. Healey’s option award agreement will contain non-competition and non-solicitation provisions. During his employment with us, Mr. Healey will also be able to participate in any standard benefit plans offered to similarly situated employees. The term of this employment agreement is one year and it may be extended on the same or different terms by mutual consent. Either party may terminate this agreement in writing at any time for any or no reason.

Other Key Employee Agreements

Alexei Belenky, Lead Scientist

Under our employment contract with Alexei Belenky, dated December 30, 2021, we agreed that Dr. Belenky would begin permanent full-time employment as our Lead Scientist on December 30, 2021. Dr. Belenky’s employment is at will and his employment may be terminated by either party at any time and with or without cause or reason. We may modify Dr. Belenky’s job title or duties, provided that such changes would be considered reasonable for a similar position in our industry or business. His job title or duties may be changed by agreement and with both his and our approval or after a notice period required under law. We will pay Dr. Belenky an annual salary of $160,000, payable in monthly installments. Dr. Belenky will receive a grant of nonqualified stock options exercisable for 22,027 shares of common stock that will vest over four years. We will reimburse Dr. Belenky for all reasonable expenses, in accordance with our lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by Dr. Belenky in connection with the business of the Company. He will be entitled to four weeks of paid vacation each year during the term of the agreement, and upon termination of employment, we will compensate Dr. Belenky for any accrued but unused vacation. Dr. Belenky will be entitled to only those additional benefits that are currently available as described in the lawful provisions of our employment booklets, manuals, and policy documents or as required by law. Any discretionary benefits are subject to change, without compensation, upon the Company providing Dr. Belenky with 60 days’ written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out Dr. Belenky. Dr. Belenky is also subject to standard exclusive employment, confidentiality, non-disparagement, non-solicitation, non-competition, and assignment of inventions provisions.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2021, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Name	Number of Securities Underlying Unexercised Options # Exercisable	# Unexercisable	Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock not Vested	Market Value of Shares or Units not Vested	Awards: Number of Unearned Shares, Units or Other Rights not Vested	Value of Unearned Shares, Units or Other Rights not Vested
Maria Vilenchik, Chief Executive Officer and Director	87,425	-	-	$0.18	2/28/2023	-	-	-	-
	152,295	-	-	$2.36	6/14/2031
	15,532	-	-	$2.36	6/14/2031	-	-	-	-
	22,027	-	-	$2.36	6/14/2031
	-	3,305	-	$2.36	3/17/2031	-	-	-	-
	110,133	-	-	$2.36	11/1/2031

Director Compensation

The table below sets forth the compensation paid to our directors during the fiscal year ended December 31, 2021 other than compensation disclosed above in a director’s capacity as an executive officer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Marc Duey	-	-	5,784	-	5,784
Alexander Shlyankevich	-	-	5,784	-	5,784
Yuriy Gankin	-	-	5,784	-	5,784
Michael Frid	-	-	17,352	-	17,352
Valeria Povolotsky(1)	-	-	5,784	-	5,784

(1)	Resigned from the board of directors effective February 10, 2022.

No other member of our board of directors received any compensation for his or her services as a director during the fiscal year ended December 31, 2021.

Director Agreements

On July 23, 2021, we entered into agreements with each of the members of our board of directors. Under these agreements, we have agreed to award each director a one-time grant of nonqualified stock options under our 2012 Plan to purchase 3,304 shares of our common stock at an exercise price equal to the fair market value of the stock on the option grant date, as determined in good faith by our board of directors.  These options will vest over three years subject to continued service on the board of directors or as a consultant to the Company and will be subject to the terms and conditions of the 2012 Plan and standard form of 2021 Plan stock option agreement. We will also reimburse each director for reasonable travel and other business-related expenses incurred in in connection with the performance of the director’s duties for us, subject to preapproval if an expense is more than $300. These agreements have confidentiality, assignment of inventions, and other standard provisions. Separately, we have entered into our standard form of indemnification agreement for officers and directors of the Company with each of our directors and director nominees.

The current independent directors, Alex Shlyankevich, Yuriy Gankin, and Michael Frid, and the director nominees, Douglas T. Moore and Michael Kody, will enter into new independent director agreements. These agreements will supersede the previous director agreements with the current independent directors. Under their independent director agreements with us, each independent director and director nominee will receive an annual cash fee and an initial award of equity upon either: (i) the director nominee’s appointment to our board of directors immediately upon effectiveness of the registration statement of which this prospectus forms a part or (ii) the effective date of this registration statement for current directors. We will pay an annual cash compensation fee and provide an annual equity award to each director and director nominee, both paid in four equal installments no later than the fifth business day of each calendar quarter commencing in the quarter following the effective date of our registration statement. The cash fee to be paid, and the equity award to be granted, to each director nominee will determined by our compensation committee and ratified by our board of directors within 60 days following the closing of this offering. This amount of this compensation will be based on a comparison of the director compensation paid by a peer group of companies in our industry of similar size and state of development. We intend that options that we expect to grant to our independent directors will vest in four (4) equal quarterly installments commencing in the quarter following the effective date of the registration statement of which this prospectus is a part. We will also reimburse each independent director and director nominee for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the independent director or director nominee’s duties for us. As also required under the independent director agreements, we have separately entered into a standard indemnification agreement with each of our current independent directors and director nominees, the term of which for the director nominees will begin on the date of the director nominee’s appointment.

The 2012 Stock Option and Restrictive Stock Plan

On July 20, 2012, we adopted the Felicitex Therapeutics Inc. 2012 Stock Option and Restricted Stock Plan, or the 2012 Plan. The purpose of the 2012 Plan is to grant restricted stock and stock options to our officers, employees, directors, advisors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2012 Plan after the effect of the reverse stock-split, is 1,101,321 shares. As of the date of this prospectus, options to purchase 1,018,147 shares of our common stock are outstanding. There were also 83,175 shares of restricted stock awards granted under the 2012 Plan, all of which are fully vested and included in the number of shares of our common stock currently outstanding. The 2012 Plan terminated on July 20, 2022.

The following summary briefly describes the principal features of the 2012 Plan and is qualified in its entirety by reference to the full text of the 2012 Plan.

Awards that may be granted include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, and (c) Restricted Stock. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our Common Stock and the award holder’s continuing service with our company.

Stock options give the option holder the right to acquire from us a designated number of shares of Common Stock at a purchase price that is fixed upon the grant of the option. The exercise price will not be less than the market price of the Common Stock on the date of grant. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

Restricted Stock are shares of Common Stock awarded to participants at no cost. Restricted Stock represent issued and outstanding shares of our Common Stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our Common Stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

All of the permissible types of awards under the 2012 Plan are described in more detail as follows:

Purposes of 2012 Plan: The purposes of the 2012 Plan are to secure the benefits arising from capital stock ownership by officers, employees, directors, and advisors or consultants for our company who are expected to contribute to our Company’s future growth and success.

Administration of the 2012 Plan: The 2012 Plan is currently administered by our board of directors and will be administered by our compensation committee once it is established (which we refer to as the administrator). Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the 2012 Plan.

Eligible Recipients: Persons eligible to receive awards under the 2012 Plan will be those officers, employees, consultants, and directors of our company and its subsidiaries who are selected by the administrator.

Shares Available Under the 2012 Plan: The maximum number of shares of our Common Stock that may be delivered to participants under the 2012 Plan is 1,101,231 subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the 2012 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2012 Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the 2012 Plan.

Stock Options:

General. Subject to the provisions of the 2012 Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of Common Stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code, for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Awards: Stock awards can also be granted under the 2012 Plan. A stock award is a grant of shares of Common Stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Section 162(m) of the Code: Section 162(m) of the Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1.0 million for compensation paid to each of their principal executive officer or principal financial officer and their three highest compensated executive officers (other than the principal executive officer or principal financial officer) determined at the end of each year, referred to as covered employees.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the 2012 Plan or any outstanding award or may terminate the 2012 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2012 Plan, change the persons eligible for awards under the 2012 Plan, extend the time within which awards may be made, or amend the provisions of the 2012 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2012 Plan can be made without the consent of the holder of such award.

The 2022 Equity Incentive Plan

On March 15, 2022, our Board of Directors approved, and our majority shareholders ratified, the Felicitex Therapeutics, Inc. 2022 Equity Incentive Plan, or the 2022 Plan.

Purpose of the 2022 Plan: The purpose of the 2022 Plan is to advance our interests and the interests of our shareholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2022 Plan is 825,992 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2022 Plan. As of the date of this prospectus, we have granted options to purchase 96,117 shares of our common stock under the 2022 Plan and 729,874 shares remain available for issuance under the 2022 Plan. We intend that awards granted under the 2022 Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the 2022 Plan shall be so construed.

The following summary briefly describes the principal features of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan.

Awards that may be granted include: (a) Incentive Stock Options, or ISO, (b) Nonstatutory Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Restricted Stock Units, or RSUs, (f) Stock granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our shareholders the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with us.

Stock options give the option holder the right to acquire from us a designated number of shares of our common stock at a purchase price that is fixed at the time of the grant of the option. The exercise price will not be less than the market price of the common stock on the date of grant. Stock options granted may be either incentive stock options or non-statutory stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2022 Plan, holders of SARs may receive this payment - the appreciation value - either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted stock are awards of a right to receive shares of our common stock on a future date. Restricted Stock Unit Awards are evidenced by award agreements in such form as our board of directors shall from time to time establish. Restricted stock shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our common stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our common stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

Our board of directors may grant common stock to any eligible recipient as a bonus, or to grant stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements.

The 2022 Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the 2022 Plan are described in more detail below.

Administration of the 2022 Plan: The 2022 Plan is currently administered by our board of directors. All questions of interpretation of the 2022 Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the 2022 Plan or of any award shall be determined by the Board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the 2022 Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the board of directors. in the exercise of its discretion pursuant to the 2022 Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients: Persons eligible to receive awards under the 2022 Plan will be those employees, consultants and directors of us or of any of our subsidiaries.

Shares Available Under the 2022 Plan: The maximum aggregate number of shares of common stock that may be issued under the 2022 Plan shall be 825,992 shares and shall consist of authorized but unissued or reacquired shares of common stock or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as stock splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend. Shares subject to an award under the 2022 Plan for which the award is canceled, forfeited, or expires again become available for grants under the 2022 Plan.

Stock Options and Stock Appreciation Rights:

General. Stock options and SARs shall be evidenced by award agreements specifying the number of shares of common stock covered thereby, in such form as the board of directors shall from time to time establish. Each Stock option grant will identify the option as an ISO or Nonstatutory Stock Option. Subject to the provisions of the 2022 Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for each stock option or SAR shall be established in the discretion of the board of directors; provided, however, that the exercise price per share for the stock option or SAR shall be not less than the fair market value of a share of common stock on the effective date of grant of the stock option or SAR. Notwithstanding the foregoing, a stock option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Stock options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the board of directors and set forth in the award agreement evidencing such stock option. No stock option or SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such stock option or SAR. Subject to the foregoing, unless otherwise specified by the board of directors in the grant of a stock option or SAR, any stock option or SAR granted hereunder shall terminate ten (10) years after the effective date of grant of the stock option or SAR, unless earlier terminated in accordance with its provisions. The board of directors may set a reasonable minimum number of shares of common stock that may be exercised at any one time.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our total combined voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Stock Options. Stock options intending to qualify as ISOs may only be granted to employees, as determined by the board of directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own common stock, including common stock subject to outstanding awards held by him or her under the 2022 Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company. To the extent that the award agreement specifies that an Option is intended to be treated as an ISO, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an ISO. If and to the extent that any shares of Stock are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such shares of common stock shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Stock Awards: Stock awards can also be granted under the 2022 Plan. A stock award is a grant of shares of common stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Restricted Stock Units: RSU Awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. The purchase price for shares of Stock issuable under each RSU Award shall be established by the board of directors in its discretion. Except as may be required by Applicable Law or established by the board of directors, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving a RSU Award. Shares issued pursuant to any RSU Award may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Criteria, as shall be established by the Board and set forth in the award agreement evidencing such award.

Performance Criteria: Under the 2022 Plan, Performance Criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre-or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Performance Awards. Performance awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. Each performance sward shall entitle the participant to a payment in cash or common stock upon the attainment of Performance Criteria and other terms and conditions specified by the board of directors. Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a performance award may be adjusted by the board of directors on the basis of such further consideration as the board of directors in its sole discretion shall determine. The board of directors may, in its discretion, substitute actual common stock for the cash payment otherwise required to be made to a participant pursuant to a performance award.

Bonus Stock and Awards in Lieu of Obligations. The board of directors may grant common stock to any eligible recipient as a bonus, or to grant common stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the board of directors to the extent necessary to ensure that acquisitions of common stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. common stock or awards granted hereunder shall be subject to such other terms as shall be determined by the board of directors.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the 2022 Plan or any outstanding award or may terminate the 2022 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2022 Plan, change the persons eligible for awards under the 2022 Plan, extend the time within which awards may be made, or amend the provisions of the 2022 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2022 Plan can be made without the consent of the holder of such award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2019 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	On January 16, 2018, Marc Duey, our Chairman, agreed to lend up to $550,000 to the Company on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29 On March 17, 2020, we issued 238,612 shares of our common stock on Mr. Duey’s conversion of $502,000 in principal and $45,000 of accrued interest on loans under the January 16, 2018 agreement. Mr. Duey also received warrants to purchase 47,722 additional shares of common stock as an incentive to convert these loans.

●	On March 31, 2020, Mr. Duey entered into an additional on-demand agreement to lend us up to $550,000 on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29. On March 17, 2021, we issued 232,473 shares of common stock to Mr. Duey on conversion of $521,000 in principal and $27,823 of accrued interest on loans under the March 31, 2020 agreement. Additionally, the Company issued warrants that are exercisable into 46,495 shares of common stock within five years at an exercise price of $2.36 per share as an incentive to convert these loans.

●	Through December 31, 2020, Duce Consulting, Inc., a company owned by Marc Duey, provided management consulting services to TarMeta valued at $48,000. This amount was recorded as a capital contribution by TarMeta.

●	An outsourced accounting and finance firm that is owned by our Chief Financial Officer provided accounting, bookkeeping, finance and other services to us. For the nine months ended September 30, 2022, total fees for services were $181,052. For the years ended December 31, 2021 and 2020, total fees for these services were $80,000 and $37,000, respectively. The cost of these services was recorded as a General and Administrative expense. For the year ended December 31, 2021, $60,000 of accounts payable owed to our Chief Financial Officer was converted into options to purchase 25,416 shares of our common stock.

●	On March 31, 2021, Mr. Duey entered into an additional on-demand agreement to lend us up to $550,000 on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29. On November 2, 2021, we issued 147,586 shares of our common stock to Mr. Duey on conversion of $348,420 in principal on loans under the March 31, 2021 agreement. Additionally, the Company issued warrants that are exercisable into 29,518 shares of common stock within five years at an exercise price of $2.36 per share as an incentive to convert these loans.

●	On December 30, 2021, we completed the acquisition of TarMeta Biosciences, LLC pursuant to an Agreement and Plan of Merger with TarMeta. In consideration of the acquisition of TarMeta, we issued a total of 635,378 shares of our common stock to the members of TarMeta in exchange for their TarMeta membership interests. We issued 607,845 of these shares to Mr. Duey, who was a member of TarMeta and one of the designees of its shares.

●	During the year ended December 31, 2020, our Chief Executive Officer provided scientific advisory services to TarMeta totaling $30,000.

●	As of March 15, 2022, the total liability owed to our Chairman, Marc Duey, for loans Mr. Duey made to us was $541,180 in principle plus $54,564 in accrued interest. On March 16, 2022, our board of directors authorized the conversion of the combined liability in the amount of $595,744 into 192,977 shares of our common stock, effective as of March 16, 2022. The conversion price valuation was determined using an independent 409A valuation.

●	From January 1, 2022 through March 15, 2022, our Chairman and principal investor made additional advances to the Company in the amount of $335,000.

●	On March 16, 2022, we entered into a convertible grid note with the Chairman with respect to additional advances that the Chairman has made and expects to make to us for general working capital purposes from now until additional funds are raised from investors. The grid note carries interest at the rate of 12% per year payable in one lump sum on the maturity date, matures on the one-year anniversary of the issuance date and may be prepaid at any time, in whole or in part, without penalty. As of September 30, 2022, Mr. Duey had loaned to us $661,225 under this grid note. Since October 1, 2022, Mr. Duey has loaned to us an additional $133,000 under the grid note.

●	Anna Vilenchik, the mother of our CEO, was compensated $10,000 for research services rendered during the year ended December 31, 2021, and $20,162 during the nine months ended September 30, 2022, as an independent contractor.

Promoters and Certain Control Persons

Each of Maria Vilenchik, our co-founder and Chief Executive Officer, and Michael Frid, Valeria Povolotsky, and Yuriy Gankin, each co-founders, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” above.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this prospectus for (i) each of our named executive officers, directors, and director nominees; (ii) all of our named executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Felicitex Therapeutics Inc., 27 Strathmore Road, Natick, MA 01760.

	Common Stock Beneficially Owned Prior to this Offering(1)(2)		Common Stock Beneficially Owned After this Offering(2)(3)
Name of Beneficial Owner	Shares	%	Shares	%

Marc Duey (5) (6)	3,259,812	67.2%	3,259,812	44.5%
Maria Vilenchik(4) (5) (7)	1,138,760	23.02%	1,138,760	15.4%
Arthur Healey (8)	25,415	*	25,415	*
Alex Shlyankevich (5) (9)	2,020	*	2020	*
Yuriy Gankin (5) (10)	174,400	3.9%	174,400	2.5%
Michael Frid (5) (11)	179,073	4.0%	179,073	2.6%
Michael Kody, Director Nominee (12)	—	—	—	—
Douglas T. Moore, Director Nominee (13)	—	—	—	—
All executive officers and directors** (8 persons)	4,748,767	88.9%	4,748,767	60.8%
Norma Investments Limited (14)	436,373	9.8%	436,373	6.3%

*	Less than 1%

(1)	Based on 4,455,999 shares of common stock issued and outstanding as of November 21, 2022.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as disclosed in the following footnotes, each of the beneficial owners listed above has direct ownership of and sole voting and investment power to the shares of the Company’s common stock.
(3)	Based on 6,935,999 shares of common stock issued and outstanding after this offering.
(4)	Named Executive Officer.
(5)	Director.

(6)	Consists of (i) 2,864,975 shares of common stock held directly, (ii) fully vested nonqualified stock options exercisable into 1,836 shares, (iii) nonqualified stock options exercisable into 184 shares within 60 days of the date of this prospectus, (iv) 269,083 shares of common stock issuable upon the conversion of a convertible promissory note as of the date of this prospectus, and (v) warrants to purchase 123,734 shares of common stock. Does not include 1,284 shares issuable upon the exercise of options not vesting within 60 days.

(7)	Consists of (i) 694,264 shares of common stock, (ii) nonqualified stock options exercisable into 184 shares within 60 days of the date of this prospectus, and (iii) fully vested non-qualified stock options to purchase 444,312 shares of common stock. Does not include (iv) 129,862 shares of common stock issuable upon the exercise of nonqualified options, subject to vesting, (v) 1,284 shares issuable upon the exercise of options not vesting within 60 days, and (vi) 330,397 shares of common stock issuable upon the exercise of nonqualified options, subject to certain milestones.

(8)	Consists of fully vested non-qualified stock options exercisable for 25,415 shares of our common stock.

(9)	Consists of (i) fully vested non-qualified stock options exercisable into 1,836 shares and (ii) non-qualified stock options exercisable into 184 shares within 60 days of the date of this prospectus. Does not include 1,376 shares issuable upon the exercise of options not vesting within 60 days of the date of this prospectus.

(10)	Consists of (i) 164,887 shares of common stock, (ii) fully vested non-qualified stock option to purchase 9,329 shares of common stock, and (iii) non-qualified stock options exercisable into 184 shares within 60 days of the date of this prospectus. Does not include 1,284 shares issuable upon the exercise of options not vesting within 60 days.

(11)	Consists of (i) 133,639 shares of common stock, (ii) a fully vested non-qualified stock option to purchase 45,250 shares of common stock, and (iii) non-qualified stock options exercisable into 184 shares within 60 days of the date of this prospectus. Does not include 1,284 shares issuable upon the exercise of options not vesting within 60 days.

(12)	Under our independent director agreement with Michael Kody, Mr. Kody will receive an equity award of nonqualified options, the terms of which will be determined by our compensation committee and which we expect will vest in equal quarterly installments commencing in the quarter following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.
(13)	Under our independent director agreement with Douglas T. Moore, Mr. Moore will receive an equity award of nonqualified options, the terms of which will be determined by our compensation committee and which we expect will vest in equal quarterly installments commencing in the quarter following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.
(14)	David Davidovich has voting and dispositive control over Norma Investments Limited. Norma Investments Limited's business address is Coastal Building, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock currently consists of 100,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.0001 per share.

The following description summarizes important terms of the classes of our capital stock following the filing of our articles of incorporation. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there were 4,455,999 shares of common stock issued and outstanding held by eleven (11) stockholders of record.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Shareholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Units

Each unit being offered in this offering consists of one share of common stock and two warrants each to purchase one share of common stock. The share of common stock and the two warrants that are part of the units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.

Warrants Included in the Units

Form. The warrants will be issued under a warrant agent agreement between us and Vstock Transfer, LLC, as warrant agent. The material terms and provisions of the warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant agent agreement and accompanying form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of warrant agent agreement and accompanying form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. Each warrant represents the right to purchase one share of common stock at an exercise price of $[  ] per share (equal to 100% of the public offering price). The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders.

The warrant exercise price is also subject to the following anti-dilution adjustments: subject to certain exemptions outlined in the warrants, for two years from the date of issuance of the warrants, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of its common stock or convertible security, at an effective price per share less than the exercise price of the warrant then in effect, or a dilutive issuance, the exercise price of the warrant shall be reduced to equal the effective price per share in such dilutive issuance; provided, however, that in no event shall the exercise price of the warrant be reduced to an exercise price lower than 50% of the public offering price per unit in this offering, or the floor price. On the date that is 90 calendar days immediately following the initial issuance date of the warrants, the exercise price of the warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) the floor price and (b) 100% of the lowest volume weighted average price per share of our common stock occurring during the 90 calendar days following the issuance date of the warrants. The lowest Reset Price is the same as the floor price, or $3.125, which is 50% of the offering price, based on an estimated public offering price of $6.25 per unit. Separately, the Company may choose to lower the exercise price of the warrants at its option at any time during the life of the warrants.

Cashless Exercise. If, at any time during the term of the warrants, the issuance of shares of common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of common stock purchased upon such exercise.

Failure to Timely Deliver Shares. If we fail for any reason to deliver to the holder the shares subject to an exercise within the timeframe specified in the warrant, we will be required pay to the holder cash liquidated damages. In addition, if the holder or its broker has to purchase shares to deliver in satisfaction of a sale by the holder, then we shall be required to pay to the holder a certain cash amount as specified in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Redemption. The warrants will be subject to redemption commencing six months from issuance until the expiration of the warrants. The Company may redeem the warrants at a price of $0.01 per warrant provided that the redemption conditions, as detailed in the warrant, are met. Holders of the warrants will have a 30-day redemption period after notice of redemption in which they may exercise the warrants beforte redemption occurs.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the warrant.

Warrant Agent; Global Certificate. The warrants will be issued in registered form under the warrant agent agreement between the warrant agent and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Our transfer agent, VStock Transfer, LLC, will serve as the warrant agent.

Governing Law and Jurisdiction. The warrant agent agreement and warrant provide that the validity, interpretation, and performance of the warrant agent agreement and the warrants will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the warrant agent agreement and warrant provide that any action, proceeding or claim against any party arising out of or relating to the warrant agent agreement or the warrants must be brought and enforced in the state and federal courts sitting in the Borough of Manhattan in the State of New York. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.

Representative’s Warrants

Upon the closing of this offering, there will be up to 198,400 shares of common stock issuable upon exercise of the representative’s warrants. See “Underwriting—Representative’s Warrants” below for a description of the representative’s warrants.

Warrants Issued to Marc Duey

On March 17, 2020, March 17, 2021 and November 2, 2021, we issued warrants to purchase 47,722, 46,495 and 29,518 shares of our common stock, respectively, to Marc Duey, our Chairman. These warrants are exercisable at $2.36 per share. The March 2020 warrants have a term of six years while the March 2021 and the November 2021 warrants each have five-year terms.

Options

On July 20, 2012, we adopted the Felicitex Therapeutics Inc. 2012 Stock Option and Restricted Stock Plan, or the 2012 Plan. The purpose of the 2012 Plan is to grant restricted stock and stock options to our officers, employees, directors, advisors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2012 Plan is 1,101,321 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, unexercised options to purchase 1,018,147 shares of our common stock are outstanding under the 2012 Plan. There were also 83,175 shares of restricted stock awards granted under the 2012 Plan, all of which are fully vested and are included in number of shares of our common stock currently outstanding. The 2012 Plan expires on July 20, 2022.

On March 15, 2022, we adopted the Felicitex Therapeutics Inc. 2022 Equity Incentive Stock Plan, or the 2022 Plan. The purpose of the 2022 Plan is to grant restricted stock and stock options to our officers, employees, directors, advisors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 2022 Plan is 825,992 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, unexercised options to purchase 96,117 shares of our common stock are outstanding under the 2022 Plan. The 2022 Plan expires on March 15, 2032.

Anti-Takeover Provisions

Provisions of the Delaware Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Delaware Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Bylaws

In addition, various provisions of our bylaws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Delaware law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a shareholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Delaware Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Cumulative Voting

Furthermore, the holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other shareholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Exchange Listing

We have filed an application to list our shares of common stock on the Nasdaq Capital Market under the symbol “FLCT” and the warrants offered in this offering on the Nasdaq Capital Market under the symbol “FLCTW.” We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of units in this firm commitment offering sufficient to satisfy applicable listing criteria, our common stock and warrants will in fact be listed.

If our shares of common stock and warrants are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards of the Nasdaq Capital Market. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Transfer Agent and Registrar

We have appointed VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 1159, (212) 828-8436, as the transfer agent for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 6,935,999 shares of common stock issued and outstanding, assuming no exercise of the warrants being offered in this offering. In the event the underwriters exercise the over-allotment option to purchase additional shares of common stock and/or warrants in full, we will have 7,307,999 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers and our shareholders holding at least 10% of the outstanding shares of our common stock have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 12 months after the closing of this offering. See “Underwriting—Lock-Up – No Sales of Securities.”

UNDERWRITING

We are offering the shares of common stock and warrants described in this prospectus through Aegis Capital Corp., who is acting as the representative of the underwriters of this offering (the “Representative”). The underwriting agreement that we intend to enter into with the Representative (the “Underwriting Agreement”) will provide that the obligations of the underwriters are subject to representations, warranties and conditions contained therein. The underwriters will agree to buy, subject to the terms of the Underwriting Agreement, the number of shares of common stock and warrants listed opposite their names below. Pursuant to the Underwriting Agreement, the underwriters will be committed to purchase and pay for all of the shares and warrants if any are purchased, other than those shares and accompanying warrants covered by the over-allotment option described below.

Underwriters	Number of Shares	Number of Accompanying Warrants
Aegis Capital Corp.
[ ]
Total

The shares of common stock and warrants sold by the underwriters to the public will initially be offered at the initial public offering price range set forth on the cover page of this prospectus. The per unit purchase price of our common stock and warrants in this offering has been arbitrarily determined by us and the Representative without regard to an independent valuation of the common stock or warrants included in the units being offered in this offering. Although we completed an independent valuation of our common stock as of a November 5, 2021 valuation date, we have not obtained an independent appraisal opinion on the valuation of our units as of the date of this offering and we did not rely on the November 5, 2021 valuation in determining the pricing for this offering. Accordingly, our units may have a value significantly less than the offering price, and our common stock and warrants included in the units may never obtain a value equal to or greater than the offering price.

Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[  ] per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

We have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 372,000 additional shares of common stock and/or 744,000 warrants at the public offering price less the underwriting discount, constituting 15% of the total number of shares of common stock to be offered in this offering (excluding shares and/or warrants subject to this option). This offering is being conducted on a firm commitment basis.  Any shares of common stock and/or warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of common stock and warrants that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

●	Short sales involve secondary market sales by an underwriter of a greater number of shares than they are required to purchase in the offering.

●	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the over-allotment option.

●	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the over-allotment option.

●	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

●	To close a naked short position, an underwriter must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	To close a covered short position, an underwriter must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

●	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the representative), based on the estimated initial public offering price of $6.25 per share set forth on the cover page of this prospectus:

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (8%)
Proceeds, before expenses, to us	$	$	$

We have agreed to pay the underwriters a cash fee equal to eight percent (8%) of the aggregate gross proceeds of received by the Company from the securities sold in this offering (excluding shares that may be issued under the over-allotment option). We have further agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1.0% of the gross proceeds received by the Company at the closing of the offering.

Representative’s Warrants

We have agreed to issue warrants to the representative to purchase a number of shares of common stock equal to 8% of the total number of shares sold in this offering (excluding shares that may be issued under the over-allotment option) at an exercise price equal to 125% of the public offering price of the shares sold in this offering (excluding shares that may be issued under the over-allotment option). The underwriters’ warrants will be exercisable commencing six months from the closing of this initial public offering and terminating on the fifth anniversary of the commencement date of sales in this offering, and will have a cashless exercise provision. The underwriters’ warrants are not exercisable or convertible for more than five years from the commencement date of sales in this offering. The underwriters’ warrants also provide for customary anti-dilution provisions, a one-time demand registration right and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants. We have registered the underwriters’ warrants and the shares underlying the underwriters’ warrants in this offering.

The underwriters’ warrant and the underlying shares have been deemed to be compensation by FINRA, and therefore are subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the underwriters’ warrant nor any of our shares of common stock issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in this offering, subject to certain exceptions. The underwriters’ warrant to be received by the Representative and related persons in connection with this offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2). In the event of written notice of a registration trigger event, as defined in the underwriter’s warrant, the parties shall negotiate in good faith a single demand registration right as outlined in the underwriter’s warrant.

Other Compensation

We will be responsible for all expenses incident to the performance of our obligations under the Underwriting Agreement including, among other expenses, all fees, expenses and disbursements relating to the registration or qualification of the securities as the underwriters may reasonably designate, and the “road show” expenses and the reasonable fees and expenses of our legal counsel and other agents and representatives and fees and expenses of underwriters’ counsel. We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $778,000 which includes a maximum of $125,000 to the underwriters for out of pocket expenses for “road show,” diligence, and reasonable legal fees. In the event that this offering is not consummated, we have agreed to reimburse the underwriters up to $62,500 for all reasonable out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of underwriters’ counsel) incurred by the underwriters in connection with the offering, subject to compliance with FINRA Rule 5110(g).

Indemnification

Pursuant to the Underwriting Agreement, we also intend to agree to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenue and earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the Representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the representative and the other underwriters may be required to make for these liabilities.

Tail Rights

In the event that the Representative does not consummate the offering, the Representative shall be entitled to a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company from the sale of the securities to any investor actually introduced by the Representative to the Company during the engagement period (the “Tail Financing”), and such Tail Financing is consummated at any time during the engagement period or within the twelve (12) month period following the expiration of the engagement period, provided that such financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation and not a party that the Company can demonstrate was already known to the Company. In addition, unless (x) the Company terminates the underwriting agreement for cause, or (y) the Representative fails to provide the underwriting services provided in the underwriting agreement, upon termination of such agreement, if the Company subsequently completes a public or private financing with any investors introduced to the Company by the Representative during the twelve (12) month period following such termination, the Representative shall be entitled to receive the same compensation to be paid to the Representative in connection with this offering.

Lock-Up - No Sales of Securities

The Company, on behalf of itself and any successor entity, will agree in the Underwriting Agreement that, without the prior written consent of the Representative or unless excluded from Lock-Up restrictions in the Underwriting Agreement, it will not, for a period of 12 months after the date of the Underwriting Agreement (the “Lock-Up Period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (y) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such other securities, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

In addition, each of our directors, officers and stockholders holding at least ten percent (10%) of the outstanding shares of common stock of the Company has agreed that for a period of 12 months after the date of this prospectus, without the prior written consent of the Representative, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock of the Company or any securities convertible into or exercisable or exchangeable for the common stock of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our securities for their own account by selling more securities than we have sold to the underwriters. The underwriters may close out any short position by either exercising its option to purchase additional securities or purchasing securities in the open market.

In addition, the underwriters may stabilize or maintain the price of our securities by bidding for or purchasing securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if securities previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our securities to the extent that it discourages resales of our securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members, if any, may also engage in passive market making transactions in our securities on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the shares of common stock, where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Bevilacqua PLLC and IP Supra, PLLC have acted as our counsel in connection with the preparation of this prospectus. The underwriters have been represented in connection with this offering by Alston & Bird LLP.

EXPERTS

The consolidated and combined financial statements of Felicitex Therapeutics Inc. as of December 31, 2021 and 2020 and for the years then ended included in the registration statement of which this prospectus forms a part have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

FINANCIAL STATEMENTS

Audited Consolidated and Combined Financial Statements for the Years Ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm (PCAOB Firm ID 711)	F-19
Consolidated and Combined Balance Sheets as of December 31, 2021 and 2020	F-20
Consolidated and Combined Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2021 and 2020	F-21
Consolidated and Combined Statements of Stockholders’ Deficit for the Years Ended December 31, 2021 and 2020	F-22
Consolidated and Combined Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-23
Notes to Consolidated and Combined Financial Statements	F-24

FELICITEX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash	$20,699	$10,362
Prepaid Expenses	35,000	-
Total current assets	55,699	10,362
Deposits	3,500	3,500
Property and equipment, net	292	1,960
Total assets	$59,491	$15,822
Liabilities and Deficit
Current liabilities:
Accounts payable	$469,270	$232,842
Accrued expenses and other current liabilities	101,483	47,171
Due to related party	211,758	48,652
Convertible note payable – related party	661,225	206,180
Warrant liability	235,098	276,708
Total current liabilities	1,678,834	811,553
Total liabilities	1,678,834	811,553

Common Stock: Par value of $0.0001 per share, 100,000,000 shares authorized; 4,455,999 and 4,263,022 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively.	446	426
Additional paid-in capital	6,286,507	5,566,727
Accumulated deficit	(7,906,296)	(6,362,884)
Total deficit	(1,619,343)	(795,731)
Total liabilities and deficit	$59,491	$15,822

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FELICITEX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Nine Months Ended September 30,
	2022	2021
Operating expenses:
Research and development	$391,533	$372,557
General and administrative expenses	1,151,576	352,253
Total operating expenses	1,543,109	724,810
Operating loss	(1,543,109)	(724,810)
Other income (expense):
PPP Loan Forgiveness	-	10,298
Other Income	-	6,365
Interest expense	(41,913)	(19,541)
Inducement loss	-	(80,972)
Gain on change in fair value of warrant liability	41,610	-
Total other expense, net	(303)	(83,850)
Income tax expenses (benefit)	-	-
Net loss and comprehensive loss	(1,543,412)	(808,660)
Less: Net loss of TarMeta Biosciences, LLC prior to acquisition by Felicitex Therapeutics, Inc.	-	(209,708)
Net loss attributable to Felicitex Therapeutics, Inc.	$(1,543,412)	$(598,952)
Net loss per share attributable to Felicitex Therapeutics, Inc.—basic and diluted	$(0.35)	$(0.18)
Weighted average common shares outstanding attributable to Felicitex Therapeutics, Inc.—basic and diluted	4,402,980	3,415,340

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

FELICITEX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN DEFICIT (UNAUDITED)

			Additional
	Common Stock		Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2021	3,247,585	$325	$5,881,728	$(6,640,657)	$758,604)
Stock options issued for settlement of deferred compensation	-	-	36,667	-	36,667
Stock options issued for settlement of accounts payable	-	-	22,246	-	22,246
Stock compensation expense	-	-	75,355	-	75,355
Common stock issued in connection with settlement of convertible note payable - related party	232,473	23	548,800	-	548,823
Contributions	-	-	192,644	-	192,644
Net loss and comprehensive loss		-		(808,660)	(808,660)
Balances at September 30, 2021	3,480,058	$348	$6,757,440	$(7,449,317)	$691,529)

Balances at January 1, 2022	4,263,022	$426	$5,566,727	$(6,362,884)	$(795,731)
Common stock issued in connection with settlement of convertible note payable - related party	192,977	20	595,724	-	595,744
Stock compensation expense	-	-	124,056	-	124,056
Net loss and comprehensive loss	-	-		(1,543,412)	(1,543,412)
Balances at September 30, 2022	4,455,999	$446	$6,286,507	$(7,906,296)	$(1,619,343)

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

FELICITEX THERAPEUTICS, INC.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(1,543,412)	$(808,660)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,668	2,304
Loss on extinguishment of debt	-	80,971
Change in fair value of warrants	(41,610)	-
Stock based compensation	124,056	75,355
Forgiveness of PPP loan Payable	-	(10,298)
Changes in operating assets and liabilities:
Accounts payable	236,428	(4,298)
Accrued expenses	108,876	91,107
Due to related party	163,106	4,699
Prepaid Expense	(35,000)	(3,700)
Other current assets	-	-
Net cash flows used in operating activities	(985,888)	(572,520)
Cash flows from financing activities
Proceeds from convertible note payable	996,225	354,600
Equity contributions - related party	-	192,644
Net cash flows provided by financing activities	996,225	547,244
Net change in cash	10,337	(25,276)
Cash, beginning of period	10,362	38,355
Cash, end of period	$20,699	$13,079
Supplementary cash flows information
Non-cash investing and financing activities
Conversion of convertible note payable into common stock	$595,744	$548,823
Conversion of deferred compensation into stock options	$-	$36,667
Conversion of accounts payable into stock options	$-	$22,246

The accompanying notes are an integral part of these unaudited condensed consolidated and combined financial statements.

FELICITEX THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.	Nature of the Business and Basis of Presentation

Felicitex Therapeutics, Inc. (“Felicitex”) was incorporated in Delaware on May 4, 2012. Felicitex is an early-stage drug development company developing treatments that target both dormant and proliferating cancers to improve the effectiveness and long-term outcomes for the deadliest and most therapy resistant liquid and solid tumors: hematopoietic, ovarian, pancreatic, colorectal, osteosarcoma, glioblastoma, and lung.

The Company has established a drug discovery platform focused on cellular dormancy to identify novel targets and corresponding small molecule inhibitors and has developed seven advanced clinical drug candidates thus far. It has an expanding IP position that includes two fundamental composition of matter patents, three methods of use patents, and a companion diagnostics patent. The research and development activities of the Company are currently in the pre-clinical phase of development. The company has retroactively applied impacts for the reverse stock split of 1 to 9.08, which was approved by the Board of Directors on May 23, 2022. All references to the number of shares in the footnotes have been retroactively updated.

Basis of Presentation and Principles of Consolidation and Combination

The accompanying unaudited condensed consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for Form 10-Q and Article 8 of Regulation S-X. In the opinion of management, the accompanying unaudited condensed consolidated and combined financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results. Interim operating results are not necessarily indicative of results that may be expected for the full year ending December 31, 2022 or for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company which are included in the accompanying Form S-1/A.

On July 23, 2021, the Company incorporated Felicitex Therapeutics UAB (“UAB”), a Lithuania Corporation, for the purpose of applying for grants. The Company intends to use the grant proceeds, if awarded, in pre-clinical studies to be conducted in Europe to assess the potential of conducting clinical trials on its molecule in the future. The Company’s CEO is necessarily the sole owner of UAB in order to comply with the funding requirements of the government grant programs in Lithuania and the European Union. As discussed in Note 12 UAB is deemed to be a Variable Interest Entity (“VIE”), and is therefore required to be included in the consolidated and combined financial statements of the Company.

As discussed in Note 11 on December 30, 2021, the Company acquired TarMeta BioSciences, LLC (“TarMeta”), an early-stage drug discovery platform company with deep expertise in analytical chemistry whose mission is to identify and commercialize novel small molecule therapeutics for difficult to treat cancers. The Company determined the TarMeta acquisition to be a common control transaction under ASC Topic 805, Business Combinations, and accounted for this transaction at the carrying amount of the net assets acquired. As a result of the TarMeta acquisition, the financial statements for the nine months ended September 30, 2021 have been adjusted to include the financial information of TarMeta for the period. TarMeta ceased to exist as a separate legal entity on December 31, 2021 and is therefore not included in the financial statements for the nine months ended September 30, 2022.

The consolidated and combined financial statements include the accounts of Felicitex, UAB and TarMeta (collectively, the “Company”). All intercompany transactions and balances have been eliminated in consolidation and combination. There is no difference between net loss and comprehensive loss in these consolidated and combined financial statements.

Liquidity and Going Concern

The Company is in the development stage and has incurred losses and negative cash flows from operations. The Company had a net loss of approximately $1.5 million and negative cash flows from operations of approximately $1.0 million for the nine months ended September 30, 2022. Further, the Company has an accumulated deficit of $7.9 million, as of September 30, 2022. Based on the current development plans for the Company's drug candidates and other operating requirements, existing cash is not sufficient to fund operations for the twelve months following the financial statement filing date. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

A significant amount of additional capital will be necessary to advance the development of our products to the point at which they may become commercially viable. The Company plans to raise additional capital from various potential sources, including equity and/or debt financings, grant funding, and strategic relationships. In addition, the Company has an active equity purchase agreement with Aegis Capital to sell $15 million of Company common stock in an initial public offering, which amount, if fully accessible, would be sufficient to fund the Company’s operations beyond one year from the filing date of these statements. However, there can be no guarantee that the Company will be able to close on the financing. Should such financing be unsuccessful, the Company would be required to delay, scale back or eliminate some or all of its research and development programs, which would likely have a material adverse effect on the Company and its consolidated and combined financial statements.

The accompanying consolidated and combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Other Uncertainties

Generally, the industry in which the Company operates subjects the Company to a number of other risks and uncertainties that can affect its operating results and financial condition. Such factors include, but are not limited to: the timing, costs and results of clinical trials and other development activities versus expectations; the ability to obtain regulatory approval to market product candidates; the ability to manufacture products successfully; competition from products sold or being developed by other companies; the price of, and demand for, Company products once approved; the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products.

The Company faces the ongoing risk that the coronavirus pandemic may slow, for an unforeseeable period, the conduct of the Company’s research and pre-clinical studies. The effects of the ongoing coronavirus pandemic may also increase non-research related costs such as insurance premiums, increase the demand for and cost of capital, increase loss of work time from key personnel, and negatively impact our key pre-clinical trial vendors and suppliers of our pharmaceutical ingredients. The full extent to which the COVID-19 pandemic could impact drug development and research, or impact the Company’s suppliers and other commercial partners, will depend on future developments that cannot be predicted. We assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to us and the unknown future impacts COVID-19 as of September 30, 2022, and through the date of this report.

2.	Summary of Significant Accounting Policies

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents at September 30, 2022 and year ended December 31, 2021, respectively. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation (“FDIC”). On September 30, 2022 and December 31, 2021, the Company did not exceed FDIC insurance limits. Unrealized gain or loss are included in the interest income and are immaterial to the consolidated and combined financial statements.

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the consolidated and combined financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends and the assessment of the probable future outcome. Subjective and significant estimates include, but are not limited to, the valuation of stock-based compensation, valuation of issued warrants, expense recognition and accruals associated with third party providers supporting pre-clinical studies and other research and development, and income tax asset realization. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of changes, if any, are reflected in the consolidated and combined statements of operations in the period that they are determined.

Segment Information

The Company determined its operating segment after considering the Company’s organizational structure and the information regularly reviewed and evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its CODM is its Chief Executive Officer. Effective January 1, 2022, the financial accounts of both TarMeta and Felicitex are integrated into a single report to be reviewed by the CODM. Previously, the CODM reviewed the financial information of Felicitex and TarMeta independently for the purpose of evaluating financial performance and allocating resources. On the basis of these factors, the Company has determined that it operates and manages its business as one segment for the nine months ended September 30, 2022, and two operating segments for the nine months ended September 30, 2021.

Substantially all the Company’s long-lived assets are held in the United States. Segment considerations are further discussed in Note 10.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Equipment	3 years
Leasehold improvements	Shorter of remaining life of lease or useful life

Patent Costs

All patent-related costs are expensed as incurred due to uncertainty with respect to the Company’s ability to commercialize the patents. Amounts incurred are classified as general and administrative expenses.

Leases

Lease agreements are evaluated to determine whether they are capital or operating leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 840, Leases (“ASC 840”). When any one of the four test criteria in ASC 840 is met, the lease then qualifies as a capital lease. Capital leases are capitalized at the lower of the net present value of the total amount payable under the leasing agreement (excluding finance charges) or the fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with the Company’s normal depreciation policy for tangible fixed assets. The Company allocates each lease payment between a reduction of the lease obligation and interest expense using the effective interest method. Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of the lease term. The Company had no capital leases related to equipment as of September 30, 2022 and December 31, 2021.

Collaborative Arrangements

The Company analyzes its collaborative arrangements to assess whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards, and therefore are within the scope of FASB ASC Topic 808, Collaborative Arrangements (“ASC 808”). For collaborative arrangements that contain multiple elements, the Company determines which units of account are deemed to be within the scope of ASC 808 and which units of account are more reflective of a vendor-customer relationship, and therefore are within the scope of ASC 606. For units of account that are accounted for pursuant to ASC 808, an appropriate recognition method is determined and applied consistently, either by analogy to appropriate accounting literature or by applying a reasonable accounting policy election. For collaborative arrangements that are within the scope of ASC 808, the Company evaluates the income statement classification for presentation of amounts due to or owed from other participants associated with multiple units of account in a collaborative arrangement based on the nature of each activity. Payments or reimbursements that are the result of a collaborative relationship instead of a customer relationship, such as co-development and co-commercialization activities, are recorded as increases or decreases to Research and Development Expense or General and Administrative Expense, as appropriate. Milestone payments are considered contingent liabilities and are recognized when the Company deems the milestone event to be probable.

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company used various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1 — Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

●	Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.

●	Level 3 — Valuations based on inputs that are unobservable. These valuations require significant judgment.

The availability of valuation techniques and observable inputs can vary and is affected by a wide variety of factors, including the type of asset or liability, whether the asset or liability is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuations, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the assets or liabilities existed.

As of September 30, 2022, the Company’s assets and liabilities measured at fair value on a recurring basis were categorized as follows within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$-	$-	$235,098	$235,098
Total liabilities	$-	$-	$235,098	$235,098

As of December 31, 2021, the Company’s assets and liabilities measured at fair value on a recurring basis were categorized as follows within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$-	$-	$276,708	$276,708
Total liabilities	$-	$-	$276,708	$276,708

The value of cash, prepaid expenses, accounts payable, accrued expenses, PPP loan payable, amounts due to related parties and convertible notes payable – related party approximate fair value to due to the short-term nature of these assets and liabilities.

The Company estimated the fair value of the warrant liability classified as Level 3 liabilities using the Black-Scholes option pricing model utilizing certain weighted average assumptions such as expected stock price volatility, expected term of the warrants, and risk-free interest rates.

The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value on a recurring basis:

Amount
Balance as of January 1, 2021	$78,823
Issuance	151,497
Changes in fair value	46,388
Balance as of December 31, 2021	$276,708
Issuance	-
Changes in fair value	(41,610)
Balance as of September 30, 2022	$235,098

During the nine months ended September 30, 2022 and the year ended December 31, 2021, there were no transfers between Level 1 and Level 2, nor into and out of Level 3.

Research and Development

Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB ASC 730-10. Research and development costs are charged to expense as incurred and include the cost of wages, equipment, materials, and laboratory fees paid in conducting scientific research on potential drug candidates. Research and development costs were $0.4 million and $0.4 million for the nine months ended September 30, 2022, and 2021, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and non-employees in conformity with the provisions of FASB ASC Topic 718, Compensation - Stock Based Compensation. The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of options granted using the Black Scholes Merton model. The Company estimates when and if performance-based awards will be earned. If an award is not considered probable of being earned, no amount of equity-based compensation expense is recognized. If the award is deemed probable of being earned, related equity-based compensation expense is recorded. The fair value of an award ultimately expected to vest is recognized as an expense, net of forfeitures, over the requisite service, which is generally the vesting period of the award. Options forfeitures are recorded as they occur.

The Black Scholes Merton model requires the input of certain subjective assumptions and the application of judgment in determining the fair value of the awards. The most significant assumptions and judgments include the following:

●	Expected volatility — The expected price volatility is based on the historical volatilities of peer group companies as the Company does not have a sufficient trading history. Industry peers consist of several public companies in the bio-tech industry similar in size, stage of life cycle, and capital structure. The Company also blends in historical data on the volatility of its own equity, increasing in proportion as the period of historical data on the Company’s data becomes more representative.

●	Risk-free interest rate — The risk-free rate was determined based on yields of U.S. Treasury Bonds of comparable terms.

●	Expected dividend yield — The Company has not previously issued dividends and do not anticipate paying dividends in the foreseeable future. Therefore, we used a dividend rate of zero based on our expectation of additional dividends.

●	Expected term —The expected term of the options was estimated using the simplified method.

Common shares issued to third parties for services provided are valued at fair value of the Company’s shares.

Warrant Liability

Warrants are accounted for in accordance with the guidance contained in ASC 815-40-15-7D and 7F, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the consolidated and combined statement of operations and comprehensive loss. The warrants are valued using a Black Scholes model.

Income Taxes

ASC Topic 740, Income Taxes (“ASC 740”) sets forth standards for financial presentation and disclosure of income tax liabilities and expense. The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is established to reduce net deferred tax assets to the amount expected to be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition and measurement are reflected in the period in which the change in judgment occurs. Interest and penalties related to unrecognized tax benefits are included in income tax expense.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit previously taken by the Company on filed tax returns or a position expected to be taken on future tax returns is more likely than not sustaining a challenge from the local tax authorities. The tax benefit recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense.

Prior to its acquisition by the Company on December 30, 2021, TarMeta was a limited liability company. As a limited liability company, the Company elected to treat TarMeta as a partnership for federal and state income tax reporting purposes. Accordingly, for federal and certain state income tax purposes, TarMeta's income was included in the income tax returns of its members. In most jurisdictions, income tax liabilities and/or tax benefits are passed through to the individual members.

Basic and Diluted Loss per Share

Basic and diluted loss per share is computed based on the weighted-average outstanding shares of common stock, which are all voting shares. Diluted net loss per share is computed giving effect to all proportional shares of common stock, including stock options and warrants to the extent dilutive. Basic net loss per share was the same as diluted net loss per share for the nine months ended September 30, 2022 and 2021, respectively, as the inclusion of all potential common shares outstanding would have an anti-dilutive effect. The following potentially dilutive securities were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	September 30, 2022	September 30, 2021
Stock options excluded	1,114,264	409,926
Stock warrants excluded	123,735	94,217
Stock convertible under outstanding notes payable excluded	221,360	142,265
Total potentially dilutive securities	1,459,359	646,408

Emerging Growth Company Status

The Company anticipates that it will qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company will elect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated and combined financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In November 2018, the FASB issued Accounting Standard Update (“ASU”) No. 2018-18, Collaborative Arrangements (Topic 808) (“ASU No. 2018-18”). This update provides clarification on the interaction between Revenue Recognition (Topic 606) and Collaborative Arrangements (Topic 808) including the alignment of unit of account guidance between the two topics. The Company early adopted ASU No. 2018-18 as of January 1, 2020. The adoption of this update did not have a material effect on the Company’s consolidated and combined financial statements, as there were no collaborative arrangements that had identified performance obligations to customers.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU No. 2020-06”). ASU No. 2020-06 was issued to address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. In addition to eliminating certain accounting models, the FASB also decided to enhance information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. This update is effective for public business entities for fiscal years beginning after December 15, 2021, and interim periods within those fiscal year. For all other entities, this update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 31, 2020. The adoption of ASU No. 2020-06 did not have a material effect on the condensed consolidated and combined financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). The amendments in ASU 2021-04 provide guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The update is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The adoption of ASU No. 2021-04 did not have a material effect on the condensed consolidated and combined financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) as subsequently amended (“ASU No. 2016-02”). ASU No. 2016-02 was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for public business entities, not-for-profit entities that has issued securities that are traded, listed or quoted on an exchange or an over-the-counter market, and employee benefit plans that file financial statements with the SEC. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740 and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. The update is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

3.	Property and Equipment, Net

Property and equipment, net consisted of the following as of September 30, 2022 and the year ended December 31, 2021, respectively:

	September 30, 2022	December 31, 2021
Equipment	$21,525	$21,525
Less: Accumulated depreciation	(21,233)	(19,565)
Property and equipment, net	$292	$1,960

4.	Paycheck Protection Program Loan

During the year ended December 31, 2020, the Company received loan proceeds in the amount of $10 thousand under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a "covered period" (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower's loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties. On February 24, 2021, the Company’s PPP loan in the amount of $10 thousand was forgiven.

5.	Convertible Note Payable – Related Party

The Chairman of the Board (“Principal Investor”) has substantial control of the voting power of the Company. During the nine months ended September 30, 2022 and 2021, the Company issued convertible notes payable to the Principal Investor for cash advances made to the Company. The notes payable outstanding as of September 30, 2022 are convertible to common stock at a price of $3.09 per share.

On March 17, 2021, the Company issued 232,473 shares of common stock to the Principal Investor as consideration for the conversion of a $521 thousand shareholder loan and $27 thousand in accrued interest. In addition, the Company issued warrants exercisable into 46,495 shares of common stock within five years at an exercise price of $2.36 per share as an incentive for converting the loan receivable into shares of common stock.

On March 31, 2021, the Company entered into a loan agreement with principal investor to lend up to $550 thousand. The note is convertible at $2.29 per share and accrues interest at 12% with no maturity date.

On November 2, 2021, the Company issued 147,586 shares of common stock to its principal investor as consideration for the conversion of a $348 thousand convertible note payable. In addition, the Company issued warrants exercisable into 29,518 shares of common stock within five years at an exercise price of $2.36 per share to the shareholder as an incentive for converting the loan receivable into shares of common stock.

On March 16, 2022, the Company issued 192,977 shares of common stock to its principal investor as consideration for the conversion of $596 thousand loan payable pursuant to a debt cancellation and exchange agreement. In addition, the Company entered into a convertible note agreement with its principal investor for advances to be made to the Company in the future.

The warrants above do not meet criteria for equity treatment and are recorded as liabilities based on the guidance in ASC 815-40-15-7D and 7F. Refer to Note 2.

As of September 30, 2022 and December 31, 2021, the Company had $661 thousand and $206 thousand, respectively, in outstanding convertible note payables related to the Principal Investor. The notes bear an interest rate of 12% with no maturity date. Accrued interest related to the advances from the Principal Investor was $22 thousand and $36 thousand for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively. Interest expense related to the advances from the Principal Investor was $42 thousand and $20 thousand for the nine months ended September 30, 2022 and September 30, 2021, respectively.

6.	Deficit

Common Stock

Each holder of Company common stock is entitled to one vote for each share thereof held by such holder at all meetings of stockholders (and written action in lieu of meetings). Common stockholders are not entitled to receive dividends, unless declared by the board of directors. In the event of the liquidation, dissolution, or winding-up of the Company, holders of Company common stock will be entitled to receive all assets of the Company available for distribution to its stockholders.

On March 17, 2021, the Company issued 232,473 shares of common stock to the Principal Investor as consideration for the conversion of a $548 thousand convertible note. See Note 5 for further details.

On November 2, 2021, the Company issued 147,586 shares of common stock to the Principal Investor as consideration for the conversion of a $348 thousand convertible note. See Note 5 for further details.

On December 30, 2021, the Company issued 635,378 shares of common stock as consideration for the acquisition of the assets owned by TarMeta BioSciences, LLC. See Note 13 for further details.

On March 16, 2022, the Company issued 192,977 shares of common stock to the principal investor for the consideration of $596 thousand convertible note. See Note 5 for further details.

Stock Warrants

On March 17, 2021, the Company issued warrants exercisable into 46,495 shares of common stock within 5.0 years at an exercise price of $2.36 per share to the Principal Investor as an incentive to convert a convertible note payable into shares of common stock.

On November 2, 2021, the Company issued warrants exercisable into 29,518 shares of common stock within 5.0 years at an exercise price of $2.36 per share to the Principal Investor as an incentive to convert a convertible note payable into shares of common stock.

No warrants were exercised or expired during the nine months ended September 30, 2022 and the year ended December 31, 2021. The following table provides the activity in warrants for the nine months ended September 30, 2022 and the year ended December 31, 2021:

	Total Warrants	Weighted Average Remaining Term (Years)	Weighted Average Exercise Price	Average Intrinsic Value
Outstanding January 1, 2021	47,722	4.21	$2.36	-
Issued	76,013	4.45	2.36	0.09
Outstanding December 31, 2021	123,735	4.36	2.36	0.09
Issued	-	-	-	-
Outstanding September 30, 2022	123,735	3.22	2.36	0.09

The warrants issued in 2021 had a total fair value of $151 thousand at the time of issue, calculated using the Black Scholes model assuming an underlying security value of $2.36 per share and volatility rate of 99.97%, a risk-free rate of .60%, and a term of 5.0 years. The fair value at issuance was recorded in Inducement loss and changes in the fair value are recorded as Gain/(loss) on fair value of warrant liability.

7.	Stock-Based Compensation

Stock Options

On July 20, 2012, the Company adopted the 2012 Stock Option and Restricted Stock Plan, and the shareholders authorized the Board to make grants restricted shares or options to purchase shares up to 242,291 shares of common stock.

On March 17, 2021, the Board of Directors authorized the Company to grant 37,558 options to its CEO, of which15,532 was payment in exchange for deferred compensation, and 22,027 was payment for bonus. The Company issued 12,708 options to its CFO in exchange for its account payable. The Company also issued 6,608 options to a Director for consulting services, and 19,824 options to Directors for services as Directors. All options granted are exercisable at a price of $2.36 per share.

On November 2, 2021, the Board authorized the Company to grant 110,133 options to its CEO as a discretionary bonus for achieving significant milestones during the year and also granted 12,708 options exercisable at a price of $2.36 per share to the CFO as payment in full of $30,000 accounts payable.

On December 21, 2021, the shareholders approved an increase in the size of the stock option plan to 1,101,322 shares, which 454,543 shares remained available to grant as of December 31, 2021.

On March 15, 2022, the Company adopted the 2022 Equity Incentive Plan and authorized the Company to issue options which may be exercised for up to 825,992 shares of the Company’s common stock.

On March 15, 2022, the Company granted options exercisable into 220,265 shares of common stock that vest over a four-year period and 330,397 shares of common stock that vest upon the achievement of milestones, awarded to its CEO, and 30,837 options excisable into 30,837 shares of common stock that vest over four years to employees and consultants. As of September 30, 2022, 729,874 shares remained available to grant. All options granted on March 15, 2022, are exercisable at a price of $2.36 per share.

No options were exercised or expired during the nine months ended September 30, 2022, and the year ended December 31, 2021. The following tables provide the stock option activity for the nine months ended September 30, 2022, and the year ended December 31, 2021:

	Total Options Outstanding	Weighted Average Remaining Term (Years)	Weighted Average Exercise Price	Weighted Average Fair Value at Issue
Outstanding January 1, 2021	333,229	6.61	$1.18	$1.36
Granted	199,537	10.00	2.36	2.54
Outstanding December 31, 2021	532,766	7.10	$1.73	$1.82
Granted	581,498	10.00	3.09	2.45
Outstanding September 30, 2022	1,114,264	7.78	$2.43	$2.01
Vested September 30, 2022	564,153	6.15	$1.79	$1.68

The intrinsic value of the options at September 30, 2022 and December 31, 2021 was $400 thousand and $734 thousand, respectively. The total fair value for instruments issued for the nine months ended September 30, 2022 and the nine months ended September 30, 2021 was $1.4 million and $0.4 million, respectively.

As of September 30, 2022 and December 31, 2021, unrecorded compensation expense was $1.4 million and $0, respectively.

The Company used the Black Scholes valuation model to determine the fair value of the options issued, using the following key assumptions for the nine months ended September 30, 2022 and 2021, respectively:

	September 30, 2022	September 30, 2021
Fair Value per Share	$3.09	$3.09
Expected Term (Years)	5.00	5.00
Expected Dividend	-	-
Expected Volatility	125.00%	102.48%
Risk free rate	4.06%	2.70%

8.	Commitments and Contingencies

Commitments

On October 1, 2014 the Company entered into a Research Collaboration and Option Agreement with Ryvu Therapeutics S.A. (“Ryvu” and formerly “Selvita S.A.”) for sole responsibility and discretion of developing and commercializing certain compounds and products. On December 31, 2018, the Company entered into an Exclusive License Agreement with Ryvu. The milestone payments to be paid to Ryvu under the agreement were amended by agreements dated December 31, 2018 and April 16, 2019. Under the terms of the agreement, the Company is obligated to make contingent milestone payments to Ryvu up to $11 million on a product-by-product basis upon the achievement of certain development and regulatory approval milestones related to a product. The Company has also agreed to pay Ryvu low single-digit royalties on net sales of products sold by the Company up to $3 million per year. Royalties on each product are payable on a country-by-country basis until the later of (i) a specified period of time after the first commercial sale, and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the license agreement with Ryvu. At any time during the term, the Company has the right to terminate its royalty payment obligation by providing written notice to Ryvu and paying Ryvu a royalty termination fee. There were no royalty or milestone payments due to Ryvu at September 30, 2022 and December 31, 2021.

On May 5, 2014, the Company entered into a Collaboration and License Agreement with Eurobio Scientific, SA (“Eurobio” and formerly “Diaxonhit”) for the development and commercialization of certain compounds developed and owned by Eurobio. The terms were amended by agreement on July 23, 2014. Under the agreement, the Company shall pay Eurobio a license fee of $100,000 per year for 12 years plus contingent milestone payments to Eurobio up to $11.5 million on a product-by-product basis upon the achievement of certain development and approval milestones related to a product. The Company has also agreed to pay Eurobio low single-digit royalties on net sales of products sold by the Company. In addition, the Company is obligated to pay Eurobio a percentage of payments received from third parties under sub-licensing agreements ranging from 5% to 10% as well as royalties ranging from 5% to 14% on net sales of products sold by third parties under sub-licensing agreements. Royalties on each product are payable on a country-by-country basis until the later of (i) a specified period of time after the first commercial sale, and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the license agreement with Eurobio. There were no royalty, milestone, or sub-license payments due to Eurobio at September 30, 2022, and December 31, 2021.

Contingencies

The Company believes that it has adequately accrued for the potential impact of loss contingencies that are probable and reasonably estimable. The Company does not believe that the ultimate resolution of any matters to which it is presently a party will have a material effect on the Company’s results of operations, financial condition, or cash flows. However, the ultimate outcome is not known, and an unfavorable resolution of one or more of these matters could have a material effect on the Company’s financial condition, results of operations or cash flows. There are no known claims or pending litigations against the company as of September 30, 2022, or December 31, 2021.

Employment Agreement

On December 30, 2021, the company entered into an employment agreement with its CEO subject to Board approval. Pursuant to the agreement, the CEO will receive tiered compensation which increases in the event the Company raises a minimum of $10,000,000 in an equity capital raise. The compensation will be payable in accordance with the Company’s standard payroll practices for salaried employees. The CEO is also eligible for an annual bonus for the achievement of milestones established by the Compensation Committee of the Board and is eligible to receive a cash bonus equal to a percentage of any upfront payment on any collaboration agreement reached with a pharmaceutical company. The CEO will also receive a grant of nonqualified stock options exercisable into 220,265 common shares that shall vest quarterly over a period of four years, nonqualified stock options exercisable into 330,397 common shares that shall vest upon achievement of milestones and nonqualified stock options exercisable for 22,027 shares of common stock upon a non-dilutive research funding from any U.S agency. No expenses have been recorded for stock options since it is not probable that milestones established will be achieved.

Collaborative Arrangements

The Company assessed the Ryvu and Eurobio agreements summarized in Note 8 under Topic 808 to determine whether the license agreements or units of account within the license agreements represent a collaborative arrangement based on the risk, rewards, and activities of the parties. The Company concluded that neither Ryvu nor Eurobio represent a customer, as Ryvu and Eurobio are the entities that have performance conditions to the Company and the Company records no revenue related to the transactions within the Ryvu and Eurobio agreements. There were no cash payments or transactions in the Consolidated and Combined Statements of Operations and Comprehensive Loss related to the Ryvu agreement for the nine months ended September 30, 2022 and the year ended December 31, 2021.

9.	Related-Party Transactions

Debt

As discussed in Note 5, during the nine months ended September 30, 2022, and the year ended December 31, 2021, the Company issued convertible notes payable to the Principal Investor bearing an interest rate of 12%.

Consulting and Management Services

The Chief Financial Officer (“CFO”) of the Company is the owner of an outsourced accounting and finance company that also employs other accountants and bookkeepers. Total fees for accounting and finance services rendered during the nine months ended September 30, 2022, and 2021 were $181 thousand and $14 thousand, respectively. The cost of these services was recorded as a General and Administrative expense and are reflected as a related party liability on the accompanying consolidated and combined balance sheet. As of September 30, 2022 and December 31, 2021 the balance due to related party was $212 thousand and $49 thousand, respectively.

Anna Vilenchik, the mother of the CEO, was compensated as an independent contractor $20,162 and $6,000 for research services rendered during the nine months ended September 30, 2022 and 2021, respectively.

10.	Segment information

For the nine months ended September 30, 2022, the Company operated its business as one segment. For the nine months ended June 30, 2021, the Company managed its business activities in two reportable segments: Felicitex and TarMeta. The Company evaluated the performance of its reportable segments based on Research and Development and General and Administrative expenses, which comprises the net operating loss of each segment. Both Felicitex and TarMeta’s operations are primarily within the United States. For the nine months ended September 30, 2021, TarMeta recognized $0 revenue. There are no inter-segment sales included in the amounts disclosed. Beginning January 1, 2022, the Company combined the activities of the segments into one operating segment.

Felicitex

This reporting segment includes the development of treatments that target both dormant and proliferating cancers to improve the effectiveness and long-term outcomes for the deadliest and most therapy resistant liquid and solid tumors: hematopoietic, ovarian, pancreatic, colorectal, osteosarcoma, glioblastoma, and lung. The Felicitex reporting segment consists of one operating segment.

TarMeta

This reporting segment includes the identification and commercialization of novel, small molecule therapeutics for difficult to treat cancers. The TarMeta reporting segment consists of one operating segment.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables:

	Nine Months Ended September 30, 2021
	Felicitex	TarMeta	Total
Operating expenses:
Research and development	$200,270	$172,287	$372,557
General and administrative expenses	308,468	43,785	352,253
Total operating expenses	508,738	216,072	724,810
Operating loss	$(508,738)	$(216,072)	$(724,810)

	Year Ended December 31, 2021
	Felicitex	TarMeta	Total
Assets
Current assets:
Cash	$3,511	$6,851	$10,362
Total current assets	3,511	6,851	10,362
Deposits	-	3,500	3,500
Property and equipment, net	610	1,350	1,960
Total assets	$4,121	$11,701	$15,822

11.	Business Combination

On December 30, 2021, Felicitex acquired 100% of the ownership interests in the development stage drug discovery company TarMeta Biosciences, LLC (“TarMeta”) in exchange for 635,378 common shares of Felicitex (“TarMeta acquisition”). One individual investor had a controlling interest in both Felicitex and TarMeta prior to the acquisition. The Company determined the TarMeta acquisition to be a common control transaction under ASC Topic 805, Business Combinations, and accounted for this transaction at the carrying amount of the net assets acquired. As a result of the TarMeta acquisition, the financial statement as of and for the year ended December 31, 2021 have been adjusted to include the financial information of TarMeta.

12.	Variable Interest Entity

On July 23, 2021, the Company’s CEO incorporated UAB Felicitex Therapeutics (“UAB”), a Lithuania Corporation, for the purpose of applying for research and development grants in the European Union. The Company’s CEO is the sole owner of UAB in order to comply with the funding requirements of the targeted grant programs. Due to the Company’s control over the operations of UAB, its power to direct activities that most significantly impact its economic performance, and the fact that the Company has the obligation to absorb losses or the right to receive benefits from UAB, UAB is considered a VIE in accordance with applicable GAAP. A company with an interest in a VIE must consolidate the entity in its financial statements if it has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. As of September 30, 2022, no grants have been awarded to UAB, nor have any contracts to fund UAB or utilize UAB grant proceeds been finalized, and its balances and the activity were de minimis. In accordance with applicable GAAP, UAB has been consolidated and combined from its inception in the consolidated and combined financial statements.

13.	Subsequent Events

Our Chairman and principal shareholder has advanced an additional $133,000 under the grid note since September 30, 2022. The balance due to our Chairman as of the date of this report is $744,225.

In addition, another Director, loaned the Company $45,000 on November 16, 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Felicitex Therapeutics, Inc.

Opinion on the Consolidated and Combined Financial Statements

We have audited the accompanying consolidated and combined balance sheets of Felicitex Therapeutics, Inc. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated and combined statement of operations, changes in deficit, and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of approximately $6.4 million, and recurring losses since inception, which raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2021.
Marlton, New Jersey
March 22, 2022, except for Note 1 and Note 15, as to which the date is June 2, 2022

FELICITEX THERAPEUTICS, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	Year Ended December 31,
	2021	2020
Assets
Current assets:
Cash	$10,362	$38,355
Total current assets	10,362	38,355
Deposits	3,500	3,500
Property and equipment, net	1,960	4,952
Total assets	$15,822	$46,807
Liabilities and Deficit
Current liabilities:
Accounts payable	$232,842	$133,260
Accrued expenses and other current liabilities	47,171	29,348
Deferred compensation	-	36,667
Due to related party	48,652	35,915
PPP loan payable	-	10,298
Convertible note payable - related party	206,180	481,100
Warrant liability	276,708	78,823
Total current liabilities	811,553	805,411
Total liabilities	811,553	805,411

Commitments and contingencies (Note 9)
Deficit
Common Stock: Par value of $0.0001 per share, 100,000,000 shares authorized; 4,263,022 and 3,247,585 shares issued and outstanding at December 31, 2021 and 2020, respectively.	426	325
Additional paid-in capital	5,566,727	5,881,728
Accumulated deficit	(6,362,884)	(6,640,657)
Total deficit	(795,731)	(758,604)
Total liabilities and deficit	$15,822	$46,807

The accompanying notes are an integral part of these consolidated and combined financial statements.

FELICITEX THERAPEUTICS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development	$631,751	$487,717
General and administrative expenses	777,940	648,550
Total operating expenses	1,409,691	1,136,267
Operating loss	(1,409,691)	(1,136,267)
Other income (expense):
Interest income	182	45
PPP Loan Forgiveness	10,298	-
Other income	12,064	-
Interest expense	(44,007)	(39,123)
Inducement loss	(151,497)	(83,510)
Gain (Loss) on change in fair value of warrant liability	(46,388)	4,687
Total other expense, net	(219,348)	(117,901)
Net loss before provision for income tax	(1,629,039)	(1,254,168)
Income tax expense (benefit)	-	-
Net loss and comprehensive loss	(1,629,039)	(1,254,168)
Less: Net loss of TarMeta Biosciences, LLC prior to acquisition by Felicitex Therapeutics, Inc. (Note 13)	(277,526)	(535,725)
Net loss attributable to Felicitex Therapeutics, Inc.	$(1,351,513)	$(718,443)

Net loss per share attributable to Felicitex Therapeutics, Inc.-basic and diluted	$(0.39)	$(0.22)
Weighted average common shares outstanding attributable to Felicitex Therapeutics, Inc. basic and diluted	3,457,249	3,198,555

The accompanying notes are an integral part of these consolidated and combined financial statements.

FELICITEX THERAPEUTICS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN DEFICIT

			Additional
	Common Stock		Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2020	3,008,973	$301	$4,305,148	$(5,386,489)	$(1,081,040)
Stock options issued for settlement of deferred compensation	-	-	399,250	-	399,250
Common stock issued in connection with settlement of convertible note payable - related party	238,612	24	546,780	-	546,804
Contributions	-	-	630,550	-	630,550
Net loss and comprehensive loss	-	-	-	(1,254,168)	(1,254,168)
Balance at December 31, 2020	3,247,585	$325	$5,881,728	$(6,640,657)	$(758,604)
Stock options issued for settlement of deferred compensation	-	-	36,667	-	36,667
Stock options issued for settlement of accounts payable	-	-	52,739	-	52,739
Stock compensation expense	-	-	339,620	-	339,620
Common stock issued in connection with settlement of convertible note payable - related party	380,059	37	897,206	-	897,243
Common stock issued in connection with acquisition of TarMeta	635,378	64	(1,906,876)	1,906,812	-
Contributions	-	-	265,643	-	265,643
Net loss and comprehensive loss	-	-	-	(1,629,039)	(1,629,039)
Balance at December 31, 2021	4,263,022	$426	$5,566,727	$(6,362,884)	$(795,731)

The accompanying notes are an integral part of these consolidated and combined financial statements.

FELICITEX THERAPEUTICS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(1,629,039)	$(1,254,168)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	2,992	135,559
Loss on extinguishment of debt	151,497	83,510
Gain on change in fair value of warrant liability	46,388	(4,687)
Stock based compensation	339,620	-
Forgiveness of paycheck protection loan payable	(10,298)	-
Changes in operating assets and liabilities:
Increase (decrease) in liabilities:
Accounts payable	170,660	(81,907)
Accrued expenses	49,903	(20,609)
Deferred compensation	-	163,334
Other current liabilities	(9,961)	487
Net cash flows used in operating activities	(888,238)	(978,481)
Cash flows from investing activities
Purchase of property and equipment	-	(957)
Net cash flows used in investing activities	-	(957)
Cash flows from financing activities
Payments of capital leases	-	(142,181)
Proceeds from convertible note payable	594,602	511,600
Equity contributions - related party	265,643	630,550
Proceeds from PPP loan	-	10,298
Net cash flows provided by financing activities	860,245	1,010,267
Net change in cash	(27,993)	30,829
Cash, beginning of year	38,355	7,526
Cash, end of year	$10,362	$38,355

Supplementary cash flows information
Cash paid during the year for interest	$-	$-
Cash paid during the year for taxes	$-	$-
Non-cash investing and financing activities
Conversion of convertible note payable into common stock	$897,243	$546,804
Conversion of deferred compensation into stock options	$36,667	$399,250
Conversion of accounts payable into stock options	$52,739	$-
Acquisition of Tarmeta Biosciences	$1,907,389	$-

The accompanying notes are an integral part of these consolidated and combined financial statements.

FELICITEX THERAPEUTICS, INC.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.	Nature of the Business and Basis of Presentation

Felicitex Therapeutics, Inc. (“Felicitex”) was incorporated in Delaware on Mary 4, 2012. Felicitex is an early-stage drug development company developing treatments that target both dormant and proliferating cancers to improve the effectiveness and long-term outcomes for the deadliest and most therapy resistant liquid and solid tumors: hematopoietic, ovarian, pancreatic, colorectal, osteosarcoma, glioblastoma, and lung.

The Company has established a drug discovery platform focused on cellular dormancy to identify novel targets and corresponding small molecule inhibitors and has developed two advanced drug candidates thus far that are all in the preclinical development stage. It has an expanding IP position that includes two fundamental composition of matter patents and three methods of use patents. The research and development activities of the Company are currently in the pre-clinical phase of development.

The company has retroactively applied the impacts for the reverse stock split of 1 to 9.08, which was approved by the Board of Directors on May 23, 2022. All references to the number of shares in the footnotes have been retroactively adjusted.

Basis of Presentation and Principles of Consolidation and Combination

The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). On July 23, 2021, the Company incorporated Felicitex Therapeutics UAB (“UAB”), a Lithuania Corporation, for the purpose of applying for grants. The Company intends to use the grant proceeds, if awarded, in pre-clinical studies to be conducted in Europe to assess the potential of conducting clinical trials on its molecule in the future. The Company’s CEO is necessarily the sole owner of UAB in order to comply with the funding requirements of the government grant programs in Lithuania and the European Union. As discussed in Note 14, UAB is deemed to be a Variable Interest Entity (“VIE”), and is therefore required to be included in the consolidated and combined financial statements of the Company.

As discussed in Note 13, on December 30, 2021, the Company acquired TarMeta BioSciences, LLC (“TarMeta”), an early-stage drug discovery platform company with deep expertise in analytical chemistry whose mission is to identify and commercialize novel small molecule therapeutics for difficult to treat cancers. The Company determined the TarMeta acquisition to be a common control transaction under ASC Topic 805, Business Combinations, and accounted for this transaction at the carrying amount of the net assets acquired. As a result of the TarMeta acquisition, the financial statements as of and for the years ended December 31, 2021 and 2020 have been adjusted to include the financial information of TarMeta for the period. As a result of the business combination, TarMeta ceased to exist as a separate legal entity. The consolidated and combined financial statements include the accounts of Felicitex, UAB and TarMeta (collectively, the “Company”). All intercompany transactions and balances have been eliminated in combination. There is no difference between net loss and comprehensive loss in these consolidated and combined financial statements.

Liquidity and Going Concern

The Company is in the development stage and has incurred losses and negative cash flows from operations. The Company had a net loss of approximately $1.6 million and $1.3 million, and negative cash flows from operations of approximately $900 thousand and $1.0 million for the years ended December 31, 2021, and 2020, respectively. Further, the Company has an accumulated deficit of $6,362,884, as of December 31, 2021. Based on the current development plans for the Company’s drug candidates and other operating requirements, existing cash is not sufficient to fund operations for the twelve months following the financial statement filing date. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

A significant amount of additional capital will be necessary to advance the development of our products to the point at which they may become commercially viable. The Company plans to raise additional capital from various potential sources, including equity and/or debt financings, grant funding, and strategic relationships. In addition, the Company has an active equity purchase agreement with Aegis Capital to sell up to $15 million of Company common stock in an initial public offering, which amount, if fully accessible, would be sufficient to fund the Company’s operations beyond one year from the filing date of these statements. However, there can be no guarantee that the Company will be able to close on the financing. Should such financing be unsuccessful, the Company would be required to delay, scale back or eliminate some or all of its research and development programs, which would likely have a material adverse effect on the Company and its consolidated and combined financial statements.

The accompanying consolidated and combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Other Uncertainties

Generally, the industry in which the Company operates subjects the Company to a number of other risks and uncertainties that can affect its operating results and financial condition. Such factors include, but are not limited to: the timing, costs and results of clinical trials and other development activities versus expectations; the ability to obtain regulatory approval to market product candidates; the ability to manufacture products successfully; competition from products sold or being developed by other companies; the price of, and demand for, Company products once approved; the ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products.

The Company faces the ongoing risk that the coronavirus pandemic may slow, for an unforeseeable period, the conduct of the Company’s research and pre-clinical studies. The effects of the ongoing coronavirus pandemic may also increase non-research related costs such as insurance premiums, increase the demand for and cost of capital, increase loss of work time from key personnel, and negatively impact our key pre-clinical trial vendors and suppliers of our pharmaceutical ingredients. The full extent to which the COVID-19 pandemic could impact drug development and research, or impact the Company’s suppliers and other commercial partners, will depend on future developments that cannot be predicted. We assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to us and the unknown future impacts COVID-19 as of December 31, 2021, and through the date of this report.

2.	Summary of Significant Accounting Policies

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2021 and 2020. At times, the Company’s cash balances may exceed the current insured amounts under the Federal Deposit Insurance Corporation (“FDIC”). On December 31, 2021 and 2020, the Company did not exceed FDIC insurance limits. Unrealized gain or loss are included in the interest income and are immaterial to the consolidated and combined financial statements.

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the consolidated and combined financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends and the assessment of the probable future outcome. Subjective and significant estimates include, but are not limited to, the valuation of stock-based compensation, valuation of issued warrants, expense recognition and accruals associated with third party providers supporting pre-clinical studies and other research and development, and income tax asset realization. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of changes, if any, are reflected in the consolidated and combined statements of operations in the period that they are determined.

Segment Information

The Company determined its operating segment after considering the Company’s organizational structure and the information regularly reviewed and evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its CODM is its Chief Executive Officer. The CODM reviews the financial information of Felicitex and TarMeta independently for the purpose of evaluating financial performance and allocating resources. On the basis of these factors, the Company determined that it operates and manages its business as two operating segments and accordingly has two reportable segments for financial reporting purposes. Substantially all the Company’s long-lived assets are held in the United States. Segment considerations are further discussed in Note 12.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Equipment	3 years
Leasehold improvements	Shorter of remaining life of lease or useful life

Patent Costs

All patent-related costs are expensed as incurred due to uncertainty with respect to the Company’s ability to commercialize the patents. Amounts incurred are classified as general and administrative expenses.

Leases

Lease agreements are evaluated to determine whether they are capital or operating leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 840, Leases (“ASC 840”). When any one of the four test criteria in ASC 840 is met, the lease then qualifies as a capital lease. Capital leases are capitalized at the lower of the net present value of the total amount payable under the leasing agreement (excluding finance charges) or the fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with the Company’s normal depreciation policy for tangible fixed assets. The Company allocates each lease payment between a reduction of the lease obligation and interest expense using the effective interest method. Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of the lease term. The Company had one capital lease related to equipment as of January 1, 2020, that was fully paid off prior to December 31, 2020.

Collaborative Arrangements

The Company analyzes its collaborative arrangements to assess whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards, and therefore are within the scope of FASB ASC Topic 808, Collaborative Arrangements (“ASC 808”). For collaborative arrangements that contain multiple elements, the Company determines which units of account are deemed to be within the scope of ASC 808 and which units of account are more reflective of a vendor-customer relationship, and therefore are within the scope of ASC 606. For units of account that are accounted for pursuant to ASC 808, an appropriate recognition method is determined and applied consistently, either by analogy to appropriate accounting literature or by applying a reasonable accounting policy election. For collaborative arrangements that are within the scope of ASC 808, the Company evaluates the income statement classification for presentation of amounts due to or owed from other participants associated with multiple units of account in a collaborative arrangement based on the nature of each activity. Payments or reimbursements that are the result of a collaborative relationship instead of a customer relationship, such as co-development and co-commercialization activities, are recorded as increases or decreases to Research and Development Expense or General and Administrative Expense, as appropriate. Milestone payments are considered contingent liabilities and are recognized when the Company deems the milestone event to be probable.

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In determining fair value, the Company used various valuation approaches. A fair value hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.

Unobservable inputs reflect the Company’s assumption about the inputs that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels, based on the inputs, as follows:

●	Level 1 - Valuations based on quoted prices for identical instruments in active markets. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

●	Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for either similar instruments in active markets, identical or similar instruments in markets that are not active, or model-derived valuations whose inputs or significant value drivers are observable or can be corroborated by observable market data.

●	Level 3 - Valuations based on inputs that are unobservable. These valuations require significant judgment.

The availability of valuation techniques and observable inputs can vary and is affected by a wide variety of factors, including the type of asset or liability, whether the asset or liability is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuations, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the assets or liabilities existed.

As of December 31, 2021, the Company’s assets and liabilities measured at fair value on a recurring basis were categorized as follows within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$-	$-	$276,708	$276,708
Total liabilities	$-	$-	$276,708	$276,708

As of December 31, 2020, the Company’s assets and liabilities measured at fair value on a recurring basis were categorized as follows within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$-	$-	$78,823	$78,823
Total liabilities	$-	$-	$78,823	$78,823

The value of cash, prepaid expenses, accounts payable, accrued expenses, PPP loan payable, amounts due to related parties and convertible notes payable - related party approximate fair value to due to the short-term nature of these assets and liabilities.

The Company estimated the fair value of the warrant liability classified as Level 3 liabilities using the Black-Scholes option pricing model utilizing certain weighted average assumptions such as expected stock price volatility, expected term of the warrants, and risk-free interest rates. The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value on a recurring basis:

Amount
Balance as of January 1, 2020	$-
Issuance	83,510
Changes in fair value	(4,687)
Balance as of January 1, 2021	$78,823
Issuance	151,497
Changes in fair value	46,388
Balance as of December 31, 2021	$276,708

During the year ended December 31, 2021, and 2020 there were no transfers between Level 1 and Level 2, nor into and out of Level 3.

Research and Development

Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB ASC 730-10. Research and development costs are charged to expense as incurred and include the cost of wages, equipment, materials, and laboratory fees paid in conducting scientific research on potential drug candidates. Research and development costs were $632 thousand and $488 thousand for the years ended December 31, 2021, and 2020, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and non-employees in conformity with the provisions of FASB ASC Topic 718, Compensation - Stock Based Compensation. The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards. The Company estimates the fair value of options granted using the Black Scholes Merton model. The Company estimates when and if performance-based awards will be earned. If an award is not considered probable of being earned, no amount of equity-based compensation expense is recognized. If the award is deemed probable of being earned, related equity-based compensation expense is recorded. The fair value of an award ultimately expected to vest is recognized as an expense, net of forfeitures, over the requisite service, which is generally the vesting period of the award. Options forfeitures are recorded as they occur.

The Black Scholes Merton model requires the input of certain subjective assumptions and the application of judgment in determining the fair value of the awards. The most significant assumptions and judgments include the following:

●	Expected volatility - The expected price volatility is based on the historical volatilities of peer group companies as the Company does not have a sufficient trading history. Industry peers consist of several public companies in the bio-tech industry similar in size, stage of life cycle, and capital structure. The Company also blends in historical data on the volatility of its own equity, increasing in proportion as the period of historical data on the Company’s data becomes more representative.

●	Risk-free interest rate - The risk-free rate was determined based on yields of U.S. Treasury Bonds of comparable terms.

●	Expected dividend yield - The Company has not previously issued dividends and do not anticipate paying dividends in the foreseeable future. Therefore, we used a dividend rate of zero based on our expectation of additional dividends.

●	Expected term -The expected term of the options was estimated using the simplified method.

Common shares issued to third parties for services provided are valued at fair value of the Company’s shares.

Warrant Liability

Warrants are accounted for in accordance with the guidance contained in ASC 815-40-15-7D and 7F, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the consolidated and combined statement of operations and comprehensive loss. The warrants are valued using a Black Scholes model.

Income Taxes

ASC Topic 740, Income Taxes (“ASC 740”) sets forth standards for financial presentation and disclosure of income tax liabilities and expense. The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is established to reduce net deferred tax assets to the amount expected to be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition and measurement are reflected in the period in which the change in judgment occurs. Interest and penalties related to unrecognized tax benefits are included in income tax expense.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit previously taken by the Company on filed tax returns or a position expected to be taken on future tax returns is more likely than not sustaining a challenge from the local tax authorities. The tax benefit recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense.

Prior to its acquisition by the Company on December 30, 2021, TarMeta was a limited liability company. As a limited liability company, the Company elected to treat TarMeta as a partnership for federal and state income tax reporting purposes. Accordingly, for federal and certain state income tax purposes, TarMeta’s income was included in the income tax returns of its members. In most jurisdictions, income tax liabilities and/or tax benefits are passed through to the individual members.

Basic and Diluted Loss per Share

Basic and diluted loss per share is computed based on the weighted-average outstanding shares of common stock, which are all voting shares. Diluted net loss per share is computed giving effect to all proportional shares of common stock, including stock options and warrants to the extent dilutive. Basic net loss per share was the same as diluted net loss per share for the year ended December 31, 2021, and 2020, respectively, as the inclusion of all potential common shares outstanding would have an anti-dilutive effect. The following potentially dilutive securities were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	December 31, 2021	December 31, 2020
Stock options excluded	532,766	333,229
Stock warrants excluded	123,735	47,722
Stock convertible under outstanding notes payable excluded	105,529	218,400
Total potentially dilutive securities	762,030	599,351

Emerging Growth Company Status

The Company anticipates that it will qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company will elect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated and combined financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In November 2018, the FASB issued Accounting Standard Update (“ASU”) No. 2018-18, Collaborative Arrangements (Topic 808) (“ASU No. 2018-18”). This update provides clarification on the interaction between Revenue Recognition (Topic 606) and Collaborative Arrangements (Topic 808) including the alignment of unit of account guidance between the two topics. The Company early adopted ASU No. 2018-18 as of January 1, 2020. The adoption of this update did not have a material effect on the Company’s consolidated and combined financial statements, as there were no collaborative arrangements that had identified performance obligations to customers.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) as subsequently amended (“ASU No. 2016-02”). ASU No. 2016-02 was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for public business entities, not-for-profit entities that has issued securities that are traded, listed or quoted on an exchange or an over-the-counter market, and employee benefit plans that file financial statements with the SEC. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740 and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. The update is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). The amendments in ASU 2021-04 provide guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The update is effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU No. 2020-06”). ASU No. 2020-06 was issued to address issues identified as a result of the complexity associated with applying generally accepted accounting principles for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. In addition to eliminating certain accounting models, the FASB also decided to enhance information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. This update is effective for public business entities for fiscal years beginning after December 15, 2021, and interim periods within those fiscal year. For all other entities, this update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 31, 2020. The Company does not believe that the adoption of ASU No. 2021-04 will have a material effect on its consolidated and combined financial statements.

3.	Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31, 2021 and 2020, respectively:

	December 31, 2021	December 31, 2020
Equipment	$21,525	$21,525
Less: Accumulated depreciation	(19,565)	(16,573)
Property and equipment, net	$1,960	$4,952

4.	Paycheck Protection Program Loan

During the year ended December 31, 2020, the Company received loan proceeds in the amount of $10 thousand under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties. On February 24, 2021, the Company’s PPP loan in the amount of $10 thousand was forgiven.

5.	Convertible Note Payable - Related Party

The Chairman of the Board (“Principal Investor”) has substantial control of the voting power of the Company. During the years ended December 31, 2021 and 2020, the Company issued convertible notes payable to the Principal Investor in lieu of paying cash compensation. The notes payable are convertible to common stock at a price of $2.27.

On March 17, 2020, the Principal Investor agreed to accept 238,612 shares of common stock at a price of $2.36 per share as payment in full of $502 thousand of principal and $45 thousand of accrued interest on outstanding loans. In addition, the Principal Investor received warrants to purchase 47,722 additional shares of common stock as an incentive to convert the note. The conversion was accounted for as a general conversion with the fair value of the warrants recognized as an expense in Inducement loss and included as an adjustment to reconcile net loss to net cash provided by (used in) operating activities in our consolidated and combined statements of cash flows. Inducement expense recorded for the year ended December 31, 2020 was $84 thousand. The common stock consideration issued under the original terms of the notes payable was accounted for under general conversion accounting guidance, with a net carrying amount of $547 thousand recorded in additional paid in capital and as a non-cash transaction excluded from cash activities on the consolidated and combined statements of cash flows.

As of December 31, 2020, the Company had $481 thousand in outstanding convertible note payables related to the Principal Investor. The notes bear an interest rate of 12% with no maturity date. Interest expense related to the advances from the Principal Investor was $29 thousand for the year ended December 31, 2020.

On March 17, 2021, the Company issued 232,473 shares of common stock to the Principal Investor as consideration for the conversion of a $521 thousand shareholder loan and $27 thousand in accrued interest. In addition, the Company issued warrants exercisable into 46,495 shares of common stock within five years at an exercise price of $2.36 per share   as an incentive for converting the loan receivable into shares of common stock.

On March 31, 2021, the Company entered into a loan agreement with principal investor to lend up to $550 thousand. The note is convertible at $2.29 per share and accrues interest at 12% with no maturity date.

On November 2, 2021, the Company issued 147,586 shares of common stock to an existing shareholder as consideration for the conversion of a $348 thousand convertible note payable. In addition, the Company issued warrants exercisable into 29,518 shares of common stock within five years at an exercise price of $2.36 per share   to the shareholder as an incentive for converting the loan receivable into shares of common stock.

On March 16, 2022, we entered into a convertible grid note with Mr. Duey with respect to additional advances that Mr. Duey has made and expects to make to us for general working capital purposes until additional funds are raised from investors. The grid note carries interest at the rate of 12% per year payable in one lump sum on the maturity date, matures on the one-year anniversary of the issuance date and may be prepaid at any time, in whole or in part, without penalty. It may also be converted at any time, in the sum of any advances and accrued interest at a price per share of $3.09. As of March 31, 2022, Mr. Duey had loaned to us $128,224 under this grid note. Since April 1, 2022, Mr. Duey has loaned to us an additional $151,523 under the grid note.

The warrants above do not meet criteria for equity treatment and are recorded as liabilities based on the guidance in ASC 815-40-15-7D and 7F. Refer to Note 2.

As of December 31, 2021, the Company had $206 thousand in outstanding convertible note payables related to the Principal Investor. The notes bear an interest rate of 12% with no maturity date. Accrued interest related to the advances from the Principal Investor was $36 thousand for the year ended December 31, 2021.

6.	Deficit

Common Stock

Each holder of Company common stock is entitled to one vote for each share thereof held by such holder at all meetings of stockholders (and written action in lieu of meetings). Common stockholders are not entitled to receive dividends, unless declared by the board of directors. In the event of the liquidation, dissolution, or winding-up of the Company, holders of Company common stock will be entitled to receive all assets of the Company available for distribution to its stockholders.

On March 17, 2020, the Company issued 238,612 shares of common stock to the Principal Investor as consideration for the conversion of a $502 thousand convertible note plus $45 thousand in accrued interest. See Note 5 for further details.

On March 17, 2021, the Company issued 232,473 shares of common stock to the Principal Investor as consideration for the conversion of a $548 thousand convertible note. See Note 5 for further details.

On November 2, 2021, the Company issued 147,586 shares of common stock to the Principal Investor as consideration for the conversion of a $348 thousand convertible note. See Note 5 for further details.

On December 30, 2021, the Company issued 635,378 shares of common stock as consideration for the acquisition of the assets owned by TarMeta BioSciences, LLC. See Note 13 for further details.

Stock Warrants

On March 17, 2020, the Company issued warrants exercisable into 47,722 shares of common stock within 5.0 years at an exercise price of $2.36 per share to the Principal Investor as an incentive to convert a convertible note payable into shares of common stock.

On March 17, 2021, the Company issued warrants exercisable into 46,495 shares of common stock within 5.0 years at an exercise price of $2.36 per share to the Principal Investor as an incentive to convert a convertible note payable into shares of common stock.

On November 2, 2021, the Company issued warrants exercisable into 29,518 shares of common stock within 5.0 years at an exercise price of $2.36 per share to the Principal Investor as an incentive to convert a convertible note payable into shares of common stock.

No warrants were exercised or expired during the year ended December 31, 2021 or December 31, 2020. The following table provides the activity in warrants for the year ended December 31, 2021 and 2020:

	Total Warrants	Weighted Average Remaining Term (Years)	Weighted Average Exercise Price	Average Intrinsic Value
Outstanding January 1, 2020	-	-	-	-
Issued	47,722	5.00	2.36	-
Outstanding January 1, 2021	47,722	4.21	2.36	-
Issued	76,013	5.00	2.36	0.08
Outstanding December 31, 2021	123,735	4.40	$2.36	$0.08

The warrants issued in 2020 had a total fair value of $84 thousand at time of issue, calculated using the Black Scholes model assuming an underlying security value of $2.36 per share and volatility rate of 99.90%, a risk-free rate of 1.21%, and a term of 5.0 years. The warrants issued in 2021 had a total fair value of $151 thousand at the time of issue, calculated using the Black Scholes model 6assuming an underlying security value of 2.36 per share and volatility rate of 99.97%, a risk-free rate of .60%, and a term of 5.0 years. The fair value at issuance was recorded in Inducement loss and changes in the fair value are recorded as Gain/(loss) on fair value of warrant liability.

7.	Stock-Based Compensation

Stock Options

On July 20, 2012, the Company adopted the 2012 Stock Option and Restricted Stock Plan and the shareholders authorized the Board to make grants restricted shares or options to purchase shares up to 242,291 shares of common stock.

On March 17, 2020, the Board authorized the Company to grant 174,114 options exercisable at a price of $2.36 per share to employees as payment in full of the $334 thousand deferred compensation payable plus $65 thousand bonus.

On March 17, 2021, the Board of Directors authorized the Company to grant 37,558 options to its CEO, of which 15,532 was payment in exchange for deferred compensation, and 22,027 was payment for bonus. The Company issued 12,708 options to its CFO in exchange for its account payable. The Company also issued 6,608 options to a Director for consulting services, and 19,824 options to Directors for services as Directors. All options granted are exercisable at a price of $2.36 per share.

On November 2, 2021, the Board authorized the Company to grant 110,133 options to its CEO as a discretionary bonus for achieving significant milestones during the year and also granted 12,708 options exercisable at a price of $2.36 per share to the CFO as payment in full of $30,000 accounts payable.

On December 21, 2021, the shareholders approved an increase in the size of the stock option plan to 1,101,321 shares, which 568,556 shares remained available to grant as of December 31, 2021.

No options were exercised or expired during the years ended December 31, 2021 and 2020. The following tables provide the stock option activity for the year ended December 31, 2021 and 2020:

	Total Options Outstanding	Weighted Average Remaining Term (Years)	Weighted Average Exercise Price	Weighted Average Fair Value at Issue
Outstanding January 1, 2020	159,115	3.40	$1.63	$8.26
Granted	174,114	10.00	2.69	1.98
Outstanding December 31, 2020	333,229	6.61	$1.18	$1.36
Granted	199,537	10.00	2.36	2.54
Outstanding December 31, 2021	532,766	7.10	1.73	1.82

All options were fully vested on grant date. The intrinsic value of the options as of December 31, 2021 and 2020 was $734 thousand and $347 thousand, respectively. The total compensation for instruments issued for the years ended December 31, 2021 and 2020 was $376 thousand and $-0-, respectively.

There was no unrecognized compensation expense as of December 31, 2021 or 2020.

The Company used the Black Scholes valuation model to determine the fair value of the options issued, using the following key assumptions for the year ended December 31, 2021 and December 31, 2020:

	December 31, 2021	December 31, 2020
Fair Value per Share	$2.36	$2.36
Expected Term (Years)	5.00	5.00
Expected Dividend	-	-
Expected Volatility	99.97%	99.90%
Risk free rate	0.86%	1.42%

8.	Income Taxes

The difference between the income tax provision and income taxes computed using the U. S. federal income tax rate of 21% consisted of the following for the year ended December 31, 2021 and 2020:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Provision at statutory rate	21.00%	21.00%
State taxes, net of federal benefit	6.43%	3.98%
Permanent differences	-11.31%	-8.21%
Change in valuation allowance	-16.12%	-16.76%
Total	0.00%	0.00%

Deferred Tax Assets

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31, 2021 and 2020 are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Deferred tax assets:
Fixed assets and intangibles	$113,552	$110,608
Stock compensation	230,189	131,699
Net operating loss carryforwards	824,326	602,379
Total deferred tax assets	1,168,067	844,687
Less: Valuation allowance	(1,168,067)	(844,687)
Net deferred tax assets (liability)	$-	$-

During the years ended December 31, 2021 and 2020 the Company recorded a valuation allowance equal to its net deferred tax assets. The Company determined that due to a recent history of net losses, that at this time, sufficient uncertainty exists regarding the future realization of these deferred tax assets through future taxable income. If, in the future, the Company believes that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reduced or eliminated. With a full valuation allowance, any change in the deferred tax asset or liability is fully offset by a corresponding change in the valuation allowance. For the years ended December 31, 2021 and 2020, the valuation allowance on the Company’s net deferred tax assets increased by $191 thousand and $287 thousand, respectively.

The Company has federal net operating losses (“NOLs”) of approximately $3.0 million, of which $600 thousand begin to expire in 2037 and $2.4 million may be carried forward indefinitely. The Company has state net operating losses of $2.4 million which begin to expire in 2038. Pursuant to Section 382 of the Internal Revenue Code, use of the Company’s NOLs and credit carry forwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period.

The Company also has federal credits that begin to expire 2031 and state tax credits that may be carried forward indefinitely.

The Company has not recorded any liabilities related to uncertain tax positions in its consolidated and combined financial statements as of December 31, 2021 or 2020.

To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state and local tax authorities to the extent utilized in a future period. As of December 31, 2021, the tax years from 2018 to present remain open to examination by relevant taxing jurisdictions to which the Company is subject. However, to the extent the Company utilizes net operating losses from years prior to 2018, the statute remains open to the extent of the net operating losses or other credits that are utilized.

9.	Commitments and Contingencies

Commitments

On October 1, 2014 the Company entered into a Research Collaboration and Option Agreement with Ryvu Therapeutics S.A. (“Ryvu” and formerly “Selvita S.A.”) for sole responsibility and discretion of developing and commercializing certain compounds and products. On December 31, 2018, the Company entered into an Exclusive License Agreement with Ryvu. The milestone payments to be paid to Ryvu under the agreement were amended by agreements dated December 31, 2018 and April 16, 2019. Under the terms of the agreement, the Company is obligated to make contingent milestone payments to Ryvu up to $11 million on a product-by-product basis upon the achievement of certain development and regulatory approval milestones related to a product. The Company has also agreed to pay Ryvu low single-digit royalties on net sales of products sold by the Company up to $3 million per year. Royalties on each product are payable on a country-by-country basis until the later of (i) a specified period of time after the first commercial sale, and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the license agreement with Ryvu. At any time during the term, the Company has the right to terminate its royalty payment obligation by providing written notice to Ryvu and paying Ryvu a royalty termination fee. There were no royalty or milestone payments made to Ryvu during the years ended December 31, 2021 and 2020.

On May 5, 2014, the Company entered into a Collaboration and License Agreement with Eurobio Scientific, SA (“Eurobio” and formerly “Diaxonhit”) for the development and commercialization of certain compounds developed and owned by Eurobio. The terms were amended by agreement on July 23, 2014. Under the agreement, the Company shall pay Eurobio a license fee of $100,000 per year for 12 years plus contingent milestone payments to Eurobio up to $11.5 million on a product-by-product basis upon the achievement of certain development and approval milestones related to a product. The Company has also agreed to pay Eurobio low single-digit royalties on net sales of products sold by the Company. In addition, the Company is obligated to pay Eurobio a percentage of payments received from third parties under sub-licensing agreements ranging from 5% to 10% as well as royalties ranging from 5% to 14% on net sales of products sold by third parties under sub-licensing agreements. Royalties on each product are payable on a country-by-country basis until the later of (i) a specified period of time after the first commercial sale, and (ii) the date of expiration of the last valid claim in the last-to-expire of the issued patents covered by the license agreement with Eurobio. There were no royalty, milestone, or sub-license payments made to Diaxonhit during the years ended December 31, 2021 or 2020.

Contingencies

The Company believes that it has adequately accrued for the potential impact of loss contingencies that are probable and reasonably estimable. The Company does not believe that the ultimate resolution of any matters to which it is presently a party will have a material effect on the Company’s results of operations, financial condition, or cash flows. However, the ultimate outcome is not known, and an unfavorable resolution of one or more of these matters could have a material effect on the Company’s financial condition, results of operations or cash flows. There are no known claims or pending litigations against the company as of December 31, 2021 or 2020.

Employment Agreement

On December 30, 2021 the company entered into an employment agreement with its CEO subject to Board approval. Pursuant to the agreement, the CEO will receive tiered compensation which increases in the event the Company raises a minimum of $10,000,000 in an equity capital raise. The compensation will be payable in accordance with the Company’s standard payroll practices for salaried employees. The CEO is also eligible for an annual bonus for the achievement of milestones established by the Compensation Committee of the Board and is eligible to receive a cash bonus equal to a percentage of any upfront payment on any collaboration agreement reached with a pharmaceutical company. The CEO will also receive a grant of nonqualified stock options exercisable into 220,265 common shares that shall vest quarterly over a period of four years, nonqualified stock options exercisable into 330,397 common shares that shall vest upon achievement of milestones and nonqualified stock options exercisable for 22,027 shares of common stock upon a non-dilutive research funding from any U.S agency

10.	Collaborative Arrangements

The Company assessed the Ryvu and Eurobio agreements summarized in Note 9 under Topic 808 to determine whether the license agreements or units of account within the license agreements represent a collaborative arrangement based on the risk, rewards, and activities of the parties. The Company concluded that neither Ryvu nor Eurobio represent a customer, as Ryvu and Eurobio are the entities that have performance conditions to the Company and the Company records no revenue related to the transactions within the Ryvu and Eurobio agreements. There were no cash payments or transactions in the Consolidated and Combined Statements of Operations and Comprehensive Loss related to the Ryvu agreement for the years ended December 31, 2021 or 2020. The $100 thousand annual license fee payable to Eurobio in 2021 and 2020 was recorded as general and administrative expense.

11.	Related-Party Transactions

Debt

As discussed in Note 5, during the years ended December 31, 2021 and 2021, the Company issued convertible notes payable to the Principal Investor bearing an interest rate of 12%. It may also be converted at any time, in the sum of any advances and accrued interest at a price per share of $3.09. As of March 31, 2022, Mr. Duey had loaned to us $128,224 under the grid note entered into on March 16, 2022. Since April 1, 2022, Mr. Duey has loaned to us an additional $151,523 under the grid note.

Consulting and Management Services

The family office of the Principal Investor provided management services to TarMeta during the years ended December 31, 2021 and 2020 totaling $0 and $48 thousand respectively, which represents the fair value of the services provided. The cost of these services was recorded as a capital contribution on the books of TarMeta.

In addition, the Chief Financial Officer (“CFO”) of the Company is the owner of an outsourced accounting and finance company that also employs other accountants and bookkeepers. Total fees for accounting and finance services rendered during the years ended December 31, 2021 and 2020 were $49 thousand and $36 thousand, respectively. The cost of these services was recorded as a General and Administrative expense and are reflected as a related party liability on the accompanying consolidated and combined balance sheet.

The Chief Executive Officer (“CEO”) of the Company provided scientific advisory services to TarMeta during the years ended December 31, 2021 and 2020, totaling $0 thousand and $30 thousand, respectively. The cost of these services was recorded as research and development expense on the accompanying consolidated and combined statements of operations.

Anna Vilenchik, the mother of our CEO, was compensated $10,000 for research services rendered during the year ended December 31, 2021, as an independent contractor.

12.	Segment information

The Company manages its business activities in two reportable segments: Felicitex and TarMeta. The Company evaluates the performance of its reportable segments based on Research and Development and General and Administrative expenses, which comprises the net operating loss of each segment. Both Felicitex and TarMeta’s operations are primarily within the United States. For the years ended December 31, 2021 or 2020 TarMeta recognized $12 thousand and $0 revenue, respectively, which was recorded as Other Revenue on the Statement of Operations. There are no inter-segment sales included in the amounts disclosed.

Felicitex

This reporting segment includes the development of treatments that target both dormant and proliferating cancers to improve the effectiveness and long-term outcomes for the deadliest and most therapy resistant liquid and solid tumors: hematopoietic, ovarian, pancreatic, colorectal, osteosarcoma, glioblastoma, and lung. The Felicitex reporting segment consists of one operating segment.

TarMeta

This reporting segment includes the identification and commercialization of novel, small molecule therapeutics for difficult to treat cancers. The TarMeta reporting segment consists of one operating segment.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables:

	Year Ended December 31, 2020
	Felicitex	TarMeta	Total
Operating expenses:
Research and development	$212,440	$275,277	$487,717
General and administrative expenses	398,022	250,528	648,550
Total operating expenses	610,462	525,805	1,136,267
Operating loss	$(610,462)	$(525,805)	$(1,136,267)

	Year Ended December 31, 2020
	Felicitex	TarMeta	Total
Assets
Current assets:
Cash	11,282	27,073	38,355
Total current assets	11,282	27,073	38,355
Deposits	-	3,500	3,500
Property and equipment, net	849	4,103	4,952
Total assets	12,131	34,676	46,807

	Year Ended December 31, 2020
	Felicitex	TarMeta	Total
Depreciation expense	106	135,453	135,559

	Year Ended December 31, 2021
	Felicitex	TarMeta	Total
Operating expenses:
Research and development	$402,382	$229,369	$631,751
General and administrative expenses	717,720	60,220	777,940
Total operating expenses	1,120,102	289,589	1,409,691
Operating loss	$(1,120,102)	$(289,589)	$(1,409,691)

	Year Ended December 31, 2021
	Felicitex	TarMeta	Total
Assets
Current assets:
Cash	3,511	6,851	10,362
Total current assets	3,511	6,851	10,362
Deposits	-	3,500	3,500
Property and equipment, net	610	1,350	1,960
Total assets	4,121	11,701	15,822

	Year Ended December 31, 2021
	Felicitex	TarMeta	Total
Depreciation expense	239	2,753	2,992

13.	Business Combination

On December 30, 2021, Felicitex acquired 100% of the ownership interests in the development stage drug discovery company TarMeta Biosciences, LLC (“TarMeta”) in exchange for 635,378 common shares of Felicitex (“TarMeta acquisition”). One individual investor had a controlling interest in both Felicitex and TarMeta prior to the acquisition. The Company determined the TarMeta acquisition to be a common control transaction under ASC Topic 805, Business Combinations, and accounted for this transaction at the carrying amount of the net assets acquired. As a result of the TarMeta acquisition, the financial statements as of and for the years ended December 31, 2021 and 2020 have been adjusted to include the financial information of TarMeta.

14.	Variable Interest Entity

On July 23, 2021, the Company’s CEO incorporated UAB Felicitex Therapeutics (“UAB”), a Lithuania Corporation, for the purpose of applying for research and development grants in the European Union. The Company’s CEO is the sole owner of UAB in order to comply with the funding requirements of the targeted grant programs. Due to the Company’s control over the operations of UAB, its power to direct activities that most significantly impact its economic performance, and the fact that the Company has the obligation to absorb losses or the right to receive benefits from UAB, UAB is considered a VIE in accordance with applicable GAAP. A company with an interest in a VIE must consolidate the entity in its financial statements if it has both (1) the power to direct the economically significant activities of the entity and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. As of December 31, 2021, no grants have been awarded to UAB, nor have any contracts to fund UAB or utilize UAB grant proceeds been finalized, and its balances and the activity were de minimis. In accordance with applicable GAAP, UAB has been consolidated and combined from its inception in the consolidated and combined financial statements.

15.	Subsequent Events

On March 10, 2022, the Company modified its employment agreement with its CEO. Under the modified agreement, The CEO will receive tiered compensation which increases in the event the Company raises a minimum of $10,000,000 in an equity capital raise. The compensation will be payable in accordance with the Company’s standard payroll practices for salaried employees. The CEO is also eligible for an annual bonus for the achievement of milestones established by the Compensation Committee of the Board and is eligible to receive a cash bonus equal to a percentage of any upfront payment on any collaboration agreement reached with a pharmaceutical company. The CEO will also receive a grant of nonqualified stock options exercisable into 220,265 shares of common stock that will vest quarterly over a period of four years, and nonqualified stock options exercisable into 330,397 shares of common stock that will vest upon achievement of milestones. The CEO is also eligible for a grant of 22,027 options in the event the Company secures grant funding from a U.S. Agency.

On March 15, 2022, the Board of Directors ratified the modified employment agreement with the Company’s CEO, and ratified the employment agreement of its lead scientist, and a consulting agreement with a key scientific advisor. The board also authorized the grant of options exercisable into 220,265 shares of common stock that will vest quarterly over a period of four years, and nonqualified stock options exercisable into 330,397 shares of common stock that will vest upon achievement of milestones and the grant of options exercisable into 22,027 shares of common stock to the lead scientist and 8,811 shares of common stock to the scientific advisor. Of the 550,662 options awarded to the CEO, 454,545 options were awarded from the 2012 Stock Option and Restricted Stock Plan and 96,117 options were awarded from the 2022 Equity Incentive Plan.

From January 1, 2022 through March 15, 2022, our Chairman and principal investor made additional advances to the Company in the amount of $335,000. The total liability due to the Chairman as of March 15, 2022 was $541,180 in principle plus $54,564 in accrued interest. On March 16, 2022, the Board of Directors of the Company authorized the conversion of the combined liability in the amount of $595,744 into 192,977 shares of common stock, to be effective March 16, 2022. The conversion price valuation was determined using an independent 409A valuation. The Company has also entered into a convertible grid note with the Chairman with respect to additional advances that the Chairman expects to make to the Company for general working capital purposes from now until additional funds are raised from investors.

On March 15, 2022, the majority shareholders of the Company approved the 2022 Equity Incentive Plan and authorized the Company to issue options which may be exercised for up to 825,992 shares of the Company’s common stock. On March 16, 2022, we entered into a convertible grid note with Mr. Duey with respect to additional advances that Mr. Duey has made and expects to make to us for general working capital purposes until additional funds are raised from investors. The grid note carries interest at the rate of 12% per year payable in one lump sum on the maturity date, matures on the one-year anniversary of the issuance date and may be prepaid at any time, in whole or in part, without penalty. It may also be converted at any time, in the sum of any advances and accrued interest at a price per share of $3.09. As of March 31, 2022, Mr. Duey had loaned to us $128,224 under this grid note. Since April 1, 2022, Mr. Duey has loaned to us an additional $151,523 under the grid note.

The company has retroactively applied the impacts for the reverse stock split of 1 to 9.08, which was approved by the Board of Directors on May 23, 2022. All references to the number of shares in the footnotes have been retroactively adjusted.

2,480,000 Units

Felicitex Therapeutics Inc.

PRELIMINARY PROSPECTUS

AEGIS CAPITAL CORP.

______________, 2022

Until       , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, Nasdaq listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$5,107
Nasdaq listing fee	50,000
FINRA filing fee	8,705
Accounting fees and expenses	60,000
Legal fees and expenses	310,000
Transfer agent fees and expenses	5,000
Printing and related fees	24,188
Consulting Fees	260,000
Total	$723,000

Item 14. Indemnification of Directors and Officers

We are a Delaware corporation. The Delaware Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Delaware Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On January 16, 2018, Marc Duey, our Chairman, agreed to lend up to $550,000 to the Company on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29. On March 17, 2020, we issued 238,612 shares of our common stock on Mr. Duey’s conversion of $502,000 in principal and $45,000 of accrued interest on loans under the January 16, 2018 agreement. Mr. Duey also received warrants to purchase 47,722 additional shares of common stock as an incentive to convert these loans.

On March 17, 2020, we granted an option to purchase 152,295 shares of our common stock to Dr. Vilenchik under the 2012 Plan, at an exercise price of $2.36 per share, as payment of the discretionary bonus that we awarded to Dr. Vilenchik for achieving significant milestones, in the amount of $50,000, and deferred compensation owed to Dr. Vilenchik, in the amount of $299,000, for Dr. Vilenchik’s services to the Company since May 20, 2018.

On March 17, 2020, we granted an option to purchase 21,819 shares of our common stock to Dr. Frid under the 2012 Plan, at an exercise price of $2.36 per share, as payment of the discretionary bonus that we awarded to Dr. Frid for achieving significant milestones, in the amount of $15,000, and deferred compensation owed to Dr. Frid, in the amount of $35,000, for Dr. Frid’s services to the Company in 2018.

On March 31, 2020, Mr. Duey entered into an additional on-demand agreement to lend us up to $550,000 on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29. On March 17, 2021, we issued 232,473 shares of common stock to Mr. Duey on conversion of $521,000 in principal and $27,823 of accrued interest on loans under the March 31, 2020 agreement. Additionally, the Company issued warrants that are exercisable into 46,495 shares of common stock within five years at an exercise price of $2.36 per share as an incentive to convert these loans

On March 17, 2021, we granted (i) an option to purchase 15,532 shares of our common stock to Dr. Vilenchik under the 2012 Plan, at an exercise price of $2.36 per share, as payment of the deferred compensation owed in the amount of $36,667, and (ii) an option to purchase 22,027 shares of our common stock under the 2012 Plan, at an exercise price of $2.36 per share, as payment of the discretionary bonus that we awarded to her for achieving significant milestones in 2020, in the approximate fair value amount of $50,000.

On March 17, 2021, we granted an option to purchase 6,608 shares of our common stock to Dr. Frid under the 2012 Plan, at an exercise price of $2.36 per share, as payment of his support to the Company without compensation during 2020.

On March 17, 2021, we granted an option to purchase 12,708 shares of our common stock to Arthur Healey under the 2012 Plan, as payment of $30,000 of accounts payable due to him for services rendered since May 31, 2019.

On March 17, 2021, we granted an option to purchase 3,304 shares of our common stock to each of our directors under the 2012 Plan, which vests in three equal installments over three years, at an exercise price equal to the fair market value of that stock on the option grant date, as compensation for the directors’ services on the board of directors of the Company.

On March 31, 2021, Mr. Duey entered into an additional on-demand agreement to lend us up to $550,000 on an unsecured basis, at an interest rate of 12% per year, payable on demand and convertible into shares of our common stock at Mr. Duey’s option at a price per share of $2.29. On November 2, 2021, we issued 147,586 shares of our common stock to Mr. Duey on conversion of $348,420 in principal on loans under the March 31, 2021 agreement. Additionally, the Company issued warrants that are exercisable into 29,518 shares of common stock within five years at an exercise price of $2.36 per share as an incentive to convert these loans.

On November 2, 2021, we granted an option to purchase 110,133 shares of our common stock to Dr. Vilenchik under the 2012 Plan, at an exercise price of $2.36 per share, as a bonus for achieving significant milestones in 2021.

On March 17, 2021, we granted an option to purchase 12,708 shares of our common stock to Arthur Healey under the 2012 Plan, at an exercise price of $2.36 per share, as payment of $30,000 of accounts payable due to him for services rendered since May 1, 2021.

On December 30, 2021, we completed the acquisition of TarMeta Biosciences, LLC by entering into an Agreement and Plan of Merger with TarMeta. In consideration of the acquisition of TarMeta, we issued a total of 635,378 shares of our common stock to the members of TarMeta, including the issuance of 607,845 shares of our common stock to our Chairman, Marc Duey, (i) 22,027 shares of our common stock to Felix Chapovsky, and (iii) 5,507 shares to Alexei Belenky. We also issued a non-qualified stock option to purchase 8,811 shares of our common stock to Felix Chapovsky. We have entered an employment agreement with Alexei Belenky on December 30, 2021 granting him a nonqualified stock option to purchase 22,027 shares in our common stock, vesting over four years.

On March 10, 2022, we entered into an employment agreement with our CEO, Maria Vilenchik. Under the agreement, we agreed to grant Dr. Vilenchik nonqualified stock options exercisable for 220,265 shares of common stock that will vest quarterly at a rate 1/16 per quarter over a period of four years. In addition, Dr. Vilenchik will receive a grant of nonqualified stock options exercisable into 352,423 shares of common stock upon the achievement of milestones related to approval of drug research, patient trials and non-dilutive research funding. The exercise price of such options, once vested, shall be at a price per share that does not exceed the fair market value of such shares of Company common stock on the date of the grant.

On March 15, 2022, our board of directors ratified the granting of options to purchase 22,027 shares of our common stock to our lead scientist and 8,811 shares of our common stock to our scientific advisor.

From January 1, 2022 through March 15, 2022, our Chairman and principal investor made additional advances to the Company in the amount of $335,000. The total liability due to the Chairman as of March 15, 2022 was $541,180 in principle plus $54,564 in accrued interest.  On March 16, 2022, the Board of Directors of the Company authorized the conversion of the combined liability in the amount of $595,744 into 192,977 shares of common stock, effective March 16, 2022.  The conversion price valuation was determined using an independent 409A valuation.

On March 16, 2022, the Company has also entered into a convertible grid note with the Chairman with respect to additional advances that the Chairman expects to make to the Company for general working capital purposes from now until additional funds are raised from investors. The grid note carries interest at the rate of 12% per year payable in one lump sum on the maturity date, matures on the one-year anniversary of the issuance date and may be prepaid at any time, in whole or in part, without penalty. It may also be converted at any time, in the sum of any advances and accrued interest at a price per share of $3.09. As of September 30, 2022, Mr. Duey had loaned to us $661,225under this grid note. Since October 1, 2022, Mr. Duey has loaned to us an additional $133,000 under the grid note.

The issuance of these securities was made in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(a)(2) of the Securities Act. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals’ purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement (previously filed as an Exhibit to the Form S-1 filed with the SEC on October 31, 2022)
3.1	Certificate of Incorporation of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
3.2	Amended and Restated Certificate of Incorporation of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
3.3	Second Amended and Restated Certificate of Incorporation of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
3.4	Certificate of Amendment of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
3.5	Second Certificate of Amendment of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed on August 10, 2022)
3.6	Third Amended and Restated Certificate of Incorporation of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
3.7	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
3.8	Bylaws of Felicitex Therapeutics Inc. (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
3.9	Certificate of Merger of TarMeta Biosciences, LLC and Felicitex Therapeutics Inc., dated December 30, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
4.1	Form of Representative's Warrant (included in Exhibit 1.1) (previously filed as an Exhibit to the Form S-1 filed with the SEC on October 31, 2022)
4.2	Form of Warrant Agent Agreement (previously filed as an Exhibit to the Form S-1 filed with the SEC on October 31, 2022)
4.3	Form of Investor Warrant (previously filed as an Exhibit to the Form S-1 filed with the SEC on December 1, 2022)
4.4	Warrant to Purchase Common Shares between Felicitex Therapeutics Inc. and Marc Duey, dated March 17, 2020 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
4.5	Warrant to Purchase Common Shares between Felicitex Therapeutics Inc. and Marc Duey, dated March 17, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
4.6	Warrant to Purchase Common Shares between Felicitex Therapeutics, Inc and Marc Duey, dated November 2, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
5.1	Opinion of Bevilacqua PLLC (previously filed as an Exhibit to the Form S-1 filed with the SEC on December 1, 2022)
10.1	Agreement and Plan of Merger between Felicitex Therapeutics Inc. and TarMeta Biosciences, LLC, dated December 30, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022).
10.2**	License and Collaboration Agreement between Felicitex Therapeutics Inc. and Diaxonhit, dated April 16, 2014 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.3**	Amendment No. 1 to License and Collaboration Agreement between Felicitex Therapeutics Inc. and Diaxonhit, dated July 21, 2014 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.4**	Amendment No. 2 to License and Collaboration Agreement between Felicitex Therapeutics Inc. and Eurobio Scientific SA (formerly Diaxonhit), dated February 14, 2022 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.5**	Research Collaboration and Licensing Option Agreement between Felicitex Therapeutics Inc. and Selvita S.A., dated November 6, 2014 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)

10.6**	Notice of Option Exercise under the Research Collaboration and Option Agreement dated October 1, 2014, dated August 30, 2018 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.7**	Exclusive License Agreement between Felicitex Therapeutics Inc. and Selvita S.A., dated December 31, 2018 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.8**	Amendment No. 1 to Exclusive Licensing Agreement between Felicitex Therapeutics Inc. and Selvita S.A., dated April 16, 2019 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.9**	Material Transfer and Royalty Agreement between Felicitex Therapeutics Inc. and Memorial Sloan Kettering Cancer Center, dated December 4, 2020 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.10**	Material Transfer Agreement between Felicitex Therapeutics Inc. and Équilibre Biopharmaceuticals, dated February 15, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.11**	Material Transfer Agreement between Felicitex Therapeutics Inc. and Whitehead Institute for Biomedical Research, dated January 29, 2020 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.12†	Employment Agreement between Felicitex Therapeutics Inc. and Maria Vilenchik dated March 10, 2022 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.13†	Employment Contract between Felicitex Therapeutics and Alexei Belenky dated December 30, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.14†	Form of Independent Director Agreement between Felicitex Therapeutics Inc. and each independent director and each director nominee (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.15†	Form of Indemnification Agreement between Felicitex Therapeutics Inc. and each independent director and each director nominee (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.16†	Felicitex Therapeutics Inc. 2012 Stock Option and Restricted Stock Plan (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.17†	Felicitex Therapeutics Non-Statutory Stock Option Agreement with Valeria Povolotsky, dated March 1, 2013 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.18†	Felicitex Therapeutics Non-Statutory Stock Option Agreement with Yuriy Gankin dated March 1, 2013 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.19†	Felicitex Therapeutics Non-Statutory Stock Option Agreement with Michael Frid dated March 1, 2013 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.20†	Felicitex Therapeutics Non-Statutory Stock Option Agreement with Maria Vilenchik dated March 1, 2013 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.21†	Felicitex Therapeutics Inc. 2022 Equity Incentive Plan (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.22†	Shareholder Loan Agreement between Marc Duey and Felicitex Therapeutics Inc., dated January 16, 2018 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.23†	Shareholder Loan Agreement between Marc Duey and Felicitex Therapeutics Inc., dated March 31, 2020 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.24	Grid Note between Marc Duey and Felicitex Therapeutics dated March 16, 2022 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.25	Grant Agreement from Massachusetts Life Sciences Center dated July 15, 2015 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.26†**	Consulting Agreement between Felicitex Therapeutics Inc. and Michael Frid, dated July 20, 2012 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.27†**	Consulting Agreement between Felicitex Therapeutics Inc. and Valeria Povolotsky, Ph.D., dated July 20, 2012 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.28	Lease between Felicitex Therapeutics Inc., TarMeta Biosciences, LLC and Kaufman Nir LLC, dated March 15, 2017 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.29	Sublease between Felicitex Therapeutics Inc. and Quateris, LLC, dated March 15, 2017 (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
10.30†	Board of Directors Agreement between Felicitex Therapeutics Inc. and Yuriy Gankin, dated July 23, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.31†	Board of Directors Agreement between Felicitex Therapeutics Inc. and Valeria Povolotsky, dated July 23, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.32†	Board of Directors Agreement between Felicitex Therapeutics Inc. and Michael Frid, dated July 23, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.33†	Board of Directors Agreement between Felicitex Therapeutics Inc. and Alex Shlyankevich, dated July 23, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.34†	Board of Directors Agreement between Felicitex Therapeutics Inc. and Marc Duey, dated July 23, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.35†	Board of Directors Agreement between Felicitex Therapeutics Inc. and Maria Vilenchik, dated July 23, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.36**	Material Transfer and Agreement between Felicitex Therapeutics Inc. and UAB DolceRx Baltika, dated May 15, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
10.37**	Material Transfer and Agreement between Felicitex Therapeutics Inc. and Barbara Ann Karmanos Cancer Institute, dated July 18, 2022 (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)

10.38†	Form of Stock Option Agreement for Felicitex Therapeutics Inc. 2022 Equity Incentive Plan (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
10.39†	Form of Restricted Stock Award Agreement for Felicitex Therapeutics Inc. 2022 Equity Incentive Plan (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
10.40†	Form of Restricted Stock Unit Award Agreement for Felicitex Therapeutics Inc. 2022 Equity Incentive Plan (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
10.41†	Engagement Letter Agreement between Felicitex Therapeutics Inc. and A.T. Healey, LLC, dated April 1, 2021 (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
10.42†	Employment Letter Agreement between Felicitex Therapeutics Inc. and Arthur Healey dated September 6, 2022 (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
14.1	Code of Ethics and Business Conduct (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
21.1	List of Subsidiaries (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
23.1*	Consent of Friedman LLP
23.2	Consent of Bevilacqua PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement) (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
99.1	Audit Committee Charter (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
99.2	Compensation Committee Charter (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
99.3	Nominating and Corporate Governance Committee Charter (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
99.4	Consent of Michael Kody to be named as a director nominee (previously filed as an Exhibit to the Form S-1 filed with the SEC on September 16, 2022)
99.5	Consent of Douglas T. Moore to be named as a director nominee (previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)
107	Filing Fees Table (Previously filed as an Exhibit to the Form S-1 filed with the SEC on August 10, 2022)

*	Filed herewith.

**	Portions of this exhibit have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) because the Registrant has determined that the information is not material and is the type that the Registrant treats as private or confidential.

†	Executive compensation plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, State of Massachusetts, on December 8, 2022.

Felicitex Therapeutics Inc.

By:	/s/ Maria Vilenchik
Maria Vilenchik Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ María Vilenchik	Chief Executive Officer and Director	December 8, 2022
Maria Vilenchik	(principal executive officer)

/s/ *	Chief Financial Officer	December 8, 2022
Arthur Healey	(principal financial and accounting officer)

/s/ *	Executive Chairman	December 8, 2022
Marc Duey

/s/ *	Director	December 8, 2022
Alex Shlyankevich

/s/ *	Director	December 8, 2022
Yuriy Gankin

/s/ *	Director	December 8, 2022
Michael Frid

/s/ Maria Vilenchik	Attorney-in-Fact	December 8, 2022
*Maria Vilenchik